Exhibit 10.22

199 FREMONT BUILDING

OFFICE LEASE FORM

Premises:	199 Fremont Street, San Francisco, CA, 94105, Floors 5-8

Landlord:	GLL FREMONT STREET PARTNERS, a California partnership

Tenant:	RIVERBED TECHNOLOGY, INC., a Delaware corporation

(i)

List of Attachments:

Exhibit A-1	Legal Description of the Facility

Exhibit A-2	Floor Plan of the Premises

Exhibit B	Work Letter

Exhibit C	Rules and Regulations

Exhibit D	Standards for Utilities and Services

Exhibit E	Acknowledgment of Commencement of Term

Exhibit F	Arbitration Procedures

Exhibit G	Cleaning Specifications

Exhibit H	Construction Rules

Exhibit I	Building Standard Materials

Exhibit J	Tenant Estoppel Certificate

(ii)

FREMONT PROPERTIES

OFFICE LEASE FORM

THIS LEASE, between the parties named below as Landlord and Tenant, is dated March 21, 2007, for reference purposes only.

1.	SALIENT LEASE TERMS AND DEFINITIONS

1.1	Rent Payment Address:		c/o Fremont Properties
			50 Fremont Street, Suite 3500 San Francisco, CA 94105

1.2	Parties and Notice Address:		Landlord:

			GLL FREMONT STREET PARTNERS, INC.
			1981 North Broadway, Suite 330 Walnut Creek, CA 94596
			Attn: Asset Manager,
			199 Fremont Street Building

			Tenant:

			RIVERBED TECHNOLOGY, INC., a Delaware corporation

			Tenant’s Notice Address shall be:

			199 Fremont Street San Francisco, CA 94105

1.3	Premises:	1.3.1	Name and Location of Facility where the Building is located:

			199 Fremont Street, including its underground parking garage and the adjoining sidewalks and plaza, (specifically including the third floor, of the “Marine Electric Building” as defined in Subsection 2.2.1 below, which third floor is Common Area but specifically excluding the first and second floors of such building).

		1.3.2	Street Address of Building: 199 Fremont Street, San Francisco, CA 94105

			(a)	Phase I Premises: the leaseable areas located on the eighth (8th) floor of the Building.

			(b)	Phase II Premises: the leaseable areas located on the 5th, 6th and 7th floors of the Building.

The Phase I Premises and Phase II Premises are sometimes referred to herein as the “Premises”.

		1.3.3	Approximate number of rentable square feet (“RSF”), calculated in accordance with the BOMA standard method of measurement (ANSI Z65.1-1996), of:

			(a)	The 8th Floor: 20,809 RSF.

			(b)	The 5th Floor: 21,266 RSF.

			(c)	The 6th Floor: 21,266 RSF.

			(d)	The 7th Floor: 21,266 RSF.

			(e)	The Premises: 84,607 RSF.

			(f)	The Building: 394,664 RSF.

1.4	Term:	1.4.1		Phase I Premises: a period of eighty-four (84) months, commencing on the “Phase I Premises Effective Date” of August 1, 2007.

		1.4.2		Phase II Premises: a period of forty-seven (47)months, commencing on the “Phase II Premises Effective Date” of September 1, 2010.

		1.4.3		Expiration Date: July 31, 2014.

1.5	Rent:	1.5.1	Minimum Annual Rent:

(a) Phase I Premises:

8/1/07 - 7/30/08: $36.00 per RSF.

8/1/08 - 7/30/09: $37.00 per RSF.

8/1/09 - 7/30/10: $38.00 per RSF.

8/1/10 - 7/30/11: $39.00 per RSF.

8/1/11 - 7/30/12: $40.00 per RSF.

8/1/12 - 7/30/13: $41.00 per RSF.

8/1/13 - 7/30/14: $42.00 per RSF.

(b) Phase II Premises:

9/1/10 - 12/31/10: $43.50 per RSF. 1/1/11 - 12/31/12: $45.50 per RSF. 1/1/13 - 7/30/14: $47.50 per RSF.

plus Tenant’s “Electrical Component” which shall mean and refer to (i) Tenant’s use of electricity within the Premises and (ii) Tenant’s Percentage Share of the cost of all other electricity utilized in the Facility outside of space demised to third party tenants of the Facility (specifically including the Common Area variable portion of the electricity which shall be grossed up to 95% occupancy).

		1.5.2	Storage Rent: In addition, Tenant will pay $24.00 per usable square foot of Storage Space per year in equal monthly installments, pursuant to Section 7 below, as “Storage Rent”.

1.6	Letter of Credit:	Tenant shall provide Landlord with an irrevocable letter of credit in the amount of $2,120,000.00 for the Lease Term, $ 1,600,000 to be delivered upon execution of the lease and the balance of $520,000.00 to be delivered no later than November 30, 2009, as set forth in Subsection 5.5 below.

1.7	Permitted Uses:	The Premises shall be used for the uses permitted in Subsection 3.1.

1.8	Tenant’s Percentage Share:	Twenty-One and forty-four one-hundredths percent (21.44%).

		1.8.1	Phase I Premises: 5.27%

		1.8.2	Phase II Premises: 16.17%

1.9	Base Years:	The Base Expense Year for Operating Expenses shall be calendar year 2007 for the Phase I Premises and 2010 for the Phase II Premises, and the Base Tax Year shall be calendar year 2007 for the Phase I Premises and 2010 for the Phase II Premises.

1.10	Landlord’s Broker:	Cornish & Carey Commercial, Inc.

	Tenant’s Broker:	NAIBT Commercial

1.11	Tenant’s Parking Privileges:	Tenant shall have the right to rent one (1) stall per five thousand (5,000) RSF leased within the Building’s parking facility. Tenant may enter into a direct contract with the Building’s parking facility operator for additional spaces, if available.

1.12	Contents:	This Lease consists of: Sections 1 through 55, plus the Exhibits listed on the Table of Contents page attached to this Lease.

1.13	Options to Extend:	Tenant shall have the right to extend the Term of this Lease for two (2) additional periods of five (5) years each upon twelve (12) months’ prior written notice and pursuant to the provisions of Section 52 of this Lease.

2.	LEASE OF PREMISES.

2.1 Demising Clause.

2.1.1 Landlord hereby leases to Tenant, and Tenant hires from Landlord, effective on the respective “Effective Dates” for the Phase I Premises and Phase II Premises as stated in Subsection 1.4 above, the Premises, together with the nonexclusive right to the use and enjoyment of the “Base Building Systems” (i.e., the mechanical, electrical, plumbing, life-safety and sprinkler systems of the Building) and the “Common Area” for the entire Term. “Common Area” shall mean and refer to the exercise room, parking facilities, walkways, elevators, stairwells, multi-tenant floor corridors, multi-tenant floor bathrooms, multi-tenant floor corridor fountains, multi-tenant floor corridor elevator lobbies, lobbies, plazas, landscaped areas, driveways serving the Building and located at the Facility and other common facilities designated by Landlord from time to time for the common use of all tenants of the Building, and the day care facility and exercise room described in Section 54 below. Notwithstanding that the day care facility is a part of the Common Area, Landlord may charge Tenant reasonable and uniform fees for the use of the day care facility. Said letting and hiring are upon and subject to the terms, covenants, and conditions set forth in this Lease, including the “Salient Lease Terms” in Section 1 and the attached exhibits. This Lease is made upon the condition of such performance.

2.1.2 Landlord reserves to Landlord the areas beneath and above the Premises and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, and structural elements leading through the Premises and serving other parts of the Facility, so long as Landlord’s use of such areas is in compliance with the provisions of Section 22 below.

2.1.3 Landlord reserves the right to effect such other tenancies in the Building as Landlord may elect in its sole business judgment; provided, however, that any retail leases for the first floor of the Building must not be inconsistent with the types of uses permitted by landlords of Comparable Buildings.

2.1.4 Tenant may use any fire stairwells for circulation within the Premises to the extent that Tenant pays for any costs associated with such use in excess of costs Landlord would have incurred but for such use and Tenant complies with all Laws (as such term is defined in Subsection 3.3 below).

2.2 Description. As used herein, the following capitalized terms shall have the indicated meanings:

2.2.1 The “Facility” shall mean that certain real property (including the high-rise office building and the land on which such building and plaza area are situated (specifically including, if the day care center described in Section 54 is located on the third floor of that certain building located at 356 Howard Street and commonly known as the “Marine Electric Building,” as Common Area, the third floor of the Marine Electric Building, and an undivided one-third (1/3) interest in the land under the Marine Electric Building [but specifically excluding the first and second floors of the Marine Electric Building and an undivided two-thirds (2/3) interest in the land under the Marine Electric Building]; or, if the day care center is located elsewhere, the area used for the day care center and an equitable proportion of the land on which the day care center is located), the Building and Common Areas) owned by Landlord and described in Exhibit A-l attached hereto, said real property being described in Subsection 1.3.1 above.

2.2.2 The “Premises” shall mean that certain space located in the Building and described in Section 1.3.2 above and delineated on Exhibit A-2 attached hereto, which space will consist of the amount of rentable square footage specified in said Section 1.3.3.

2.2.3 The “Building” shall mean that certain building which is a part of the Facility and located at the address described in Subsection 1.3.2 above.

2.2.4 The “Term” shall mean, with respect to the Phase I Premises and the Phase II Premises, the period commencing upon the respective Effective Dates (as defined in Subsection 1.4 above) and ending on the Expiration Date (as defined in Subsection 1.4 above), subject to the provisions of this Lease concerning extensions. As used in this Lease, the term “Commencement Date” shall mean and refer, as applicable, to the respective Effective Dates of the Phase I Premises and Phase II Premises.

2.3 Delivery of Premises. The Premises shall be delivered to Tenant in “AS IS” condition, pursuant to the provisions of this Subsection 2.3.

2.3.1 The Phase I Premises shall be delivered to Tenant upon the full execution and delivery of this Lease. As contemplated by the provisions of Subsection 2.1 of Exhibit B, during such early access by Tenant to the Premises, Tenant shall be subject to the all of the terms and conditions of this Lease, except for payment of Minimum Monthly Rent and Operating Expenses, provided that Tenant shall be obligated to pay all electricity costs during such early entry period.

2.3.2 The Phase II Premises shall be delivered to Tenant on the Phase II Premises Effective Date. The parties acknowledge that Tenant is in possession of the Phase II Premises as of the date of execution and delivery of this Lease pursuant to a sublease agreement by and between Tenant and PricewaterhouseCoopers dated September 26, 2006 (the “Sublease”).

3.	USES.

3.1 Permitted Uses. Except as otherwise expressly provided herein, the Premises shall be used only for general office uses. Tenant shall not use the Premises for any other use or purpose besides those permitted under this Subsection 3.1, except upon Landlord’s prior written consent, which shall not be unreasonably withheld; provided, however, that it shall be reasonable for Landlord to withhold its consent to the extent such use is unrelated to the Permitted Uses, is inconsistent with the character of Class A high-rise office building in the San Francisco Financial District which are perceived in the marketplace to be similar to the Facility, taking into account the size, age, quality, tenant-mix, and location within the sub-areas of the Financial District of the Facility and other high-rise office buildings, as such market perception may change over time, depending upon future development in downtown San Francisco (“Comparable Buildings”) or materially interferes with the use of the Building by other tenants or occupants thereof. Notwithstanding the foregoing, Tenant shall be permitted to use portions of the Premises for a kitchen or kitchenette, food vending machines, a printing center, conference centers and presentation centers.

3.2 Restriction on Use. Without limitation to the generality of the foregoing use restriction, Tenant specifically covenants and agrees that it shall not (a) do, bring, or keep, or permit to be done, brought, or kept, anything in or about the Premises that will in any way (i) adversely interfere with the access or other rights of any other tenants or occupants of the Facility or injure or annoy them, (ii) cause a weight load or stress on the floor or any other portion of the Premises in excess of the weight load or stress that the floor or other portion of the Premises is designed to bear without Landlord’s reasonable approval, (iii) cause or threaten a cancellation of any fire or other insurance upon the Building or its contents (as evidenced by one or more letters from Landlord’s insurance company), or (b) use the Premises, or allow them to be used, for any residential or disreputable purpose; (c) sublease any portion of the Premises, or otherwise transfer occupancy, to a governmental agency or related entity unless Landlord has entered into a direct lease with a similar agency or entity that is effective as of the date of Tenant’s proposed transfer of the Premises, or (d) commit or suffer to be committed any waste in or upon the Premises or the Facility.

3.3 Compliance with Laws.

3.3.1 Landlord’s Responsibilities. Throughout the Term, Landlord shall maintain and operate the Facility in compliance with Laws and be responsible (subject to the provisions of Section 24 below and subject to reimbursement in accordance with Subsection 6.3.1 below) for any additional work required to cause the Facility (including the Common Areas, Base Building Systems and the restrooms) to so comply.

3.3.2 Tenant’s Responsibilities. Tenant shall be responsible for any work of construction within the Premises required to cause the Premises to comply during the Lease Term with all applicable and future laws, statutes, rules, regulations, ordinances, codes, licenses, permits, certificates of occupancy, orders, decrees, directives, judgments, approvals, plans, authorizations, and similar items of any local, state, or federal governmental or quasi-governmental authority (collectively, “Laws,” or individually, a “Law”) that impose any duty upon Landlord or Tenant with respect to the condition, use, occupancy, or alteration of the Premises, including, but not limited to, any required changes to the structural elements of the Premises such as interior stairwells and floor shoring, elevator lobbies, corridors, and drinking fountains. Without limiting the generality of the forgoing definition, the parties expressly acknowledge that the term “Laws” shall include all Environmental Requirements (as defined below) and all Laws relating to the rights of individuals with disabilities. Notwithstanding the foregoing, Tenant shall not be required to make any changes to the Base Building Systems or structural elements of the Facility, except to the extent the same are caused or triggered by (a) Tenant’s unique and specific use of the Premises for other than general office purposes, or (b) Tenant’s extraordinary and unique employees or extraordinary and unique employment practices (which specifically require such Base Building changes). Any such compliance with Laws that is not Tenant’s responsibility pursuant to the foregoing shall be performed by Landlord (as part of Operating Expenses to the extent allowable in Section 6 hereof), but only to the extent then required under applicable Laws to permit Tenant to use the Premises for general office purposes in a normal and customary manner or prevent cancellation of insurance of Tenant. The parties hereto shall immediately furnish to the other party any notices such party receives from any insurance company or governmental agency or inspection bureau where action is required of the other party regarding any unsafe or unlawful conditions within the Premises.

4.	INTENTIONALLY DELETED.

5.	RENT.

5.1 Minimum Monthly Rent. Tenant shall pay to Landlord, as “Minimum Monthly Rent” for the Premises, the amount specified in Subsection 1.1.5 above. Payments of Minimum Monthly Rent shall be made in advance, on or before the first day of each calendar month during the entire Term,

5.2 Definition of Rent; Prorations. Any and all payments of Minimum Monthly Rent, directly metered costs of Tenant’s electricity (only if such amounts are owed to Landlord and not to a utility company), Tenant’s Percentage Share of all other electricity utilized in the Facility outside of space demised to third-party tenants (specifically including the Common Area variable portion of the electricity which shall be grossed up to 95% occupancy), and any and all taxes, assessments, fees, charges, costs, expenses, insurance obligations, late charges, Operating Expenses, and all other payments or reimbursements that are attributable to, payable by or the responsibility of Tenant under this Lease (including, without limitation, charges for any “above-building-standard services” requested by Tenant or Tenant’s authorized representatives from time to time) shall constitute “Rent” for all purposes of this Lease and any applicable unlawful detainer statute. Any Rent payable to Landlord by Tenant for any fractional month shall be prorated based upon the actual number of days in such calendar month.

5.3 Place and Manner of Payment. All Rent shall be paid by Tenant to Landlord in lawful money of the United States of America at Landlord’s address set forth in Subsection 1.1.1 above, or to such other person or at such other place as Landlord may from time to time reasonably designate in writing. All payments of Minimum Monthly Rent shall be payable without prior notice or demand and all payments of Rent shall be paid except as otherwise expressly provided herein, without deduction, setoff or counterclaim for any reason whatsoever. Payments made by check must be drawn either on a financial institution in the state where the Facility is located or on a financial institution that is a member of the federal reserve system.

5.4 Late Charges. Tenant acknowledges that the late payment of Rent will cause Landlord to incur damages, the exact amount of which would be impractical and extremely difficult to ascertain. Such damages may include, without limitation, processing, accounting, and other administrative costs, loss of use of the overdue funds, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Landlord and Tenant agree that if Landlord does not receive a payment of Rent within ten (10) days after such payment becomes due, Tenant shall pay to Landlord a late charge in an amount equal to three percent (3%) of such overdue Rent. Notwithstanding the foregoing, such late charge shall not be assessed if all of the following conditions shall apply: (a) the late payment is made within ten (10) days after Landlord’s written notice of delinquent payment and (b) Landlord shall not, during the 365-day period immediately preceding the due date of such late payment, have delivered to Tenant written notice of more than one (1) then delinquent payment of Minimum Monthly Rent or more than two (2) other delinquent payments of Rent (other than Minimum Monthly Rent). In addition to the provisions set forth in Section 23 of this Lease and in Section 50 of this Lease, except that Tenant shall have no obligation to pay to Landlord interest on interest, if Landlord does not receive a payment of Rent within thirty (30) days after such payment becomes due, Tenant shall pay to Landlord additional late charges computed at the interest rate of ten percent (10%) per annum or, if lower, the maximum interest rate allowed by law (the “Interest Rate”). Landlord agrees that any payments due from Landlord to Tenant that are not received by Tenant within thirty (30) days after such payment becomes due shall bear interest at the Interest Rate until paid. Such interest shall begin to accrue as of such 30th day after such Rent payment became due. The parties agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge by Landlord shall not cure or waive Tenant’s default nor prevent Landlord from exercising, before or after such acceptance, any of the rights and remedies for a default provided by this Lease or at law. Tenant shall be liable for late charges regardless of whether Tenant’s failure to pay the Rent when due constitutes an Event of Default under this Lease.

5.5 Letter of Credit. In consideration of Landlord’s execution and delivery of this Lease, Tenant shall provide Landlord, concurrent with the execution and delivery of this Lease, with an unconditional letter of credit for One Million Six Hundred Thousand Dollars ($1,600,000), supplemented by the delivery not later than November 30, 2009 of a supplemental unconditional letter of credit for Five Hundred Twenty Thousand Dollars ($520,000) (together, the “Letter of Credit”) on a commercially reasonable, but fully unconditional form thereof, as reasonably approved by Landlord, from a major California bank or other financial institution approved by Landlord, securing Tenant’s performance under the terms of this Lease, which Letter of Credit shall be automatically renewable and shall have “evergreen” provisions stating that (i) Tenant shall immediately replenish any drawn portion of the Letter of Credit, (ii) Tenant will renew the Letter of Credit by a date which is thirty (30) business days prior to its expiration, and (iii) if the Letter of Credit is not renewed by such date, Landlord may draw upon the full amount of such Letter of Credit. To the extent that Tenant shall not timely replenish any drawn portion of the Letter of Credit or timely renew the Letter of Credit, Tenant shall be in default under this Lease, and Landlord shall provide Tenant with written notice of Tenant’s failure to do same. Tenant shall have a period of fifteen (15) business days after receipt of Landlord’s notice to cure such default. To the extent that Tenant fails to cure such default within such fifteen (15) business day period, Landlord shall have the right to terminate this Lease without further opportunity for Tenant to cure effective immediately by providing Tenant with written notice of Landlord’s election to do same. In addition to any other rights or remedies available at law or equity, Landlord shall have the right to draw on the Letter of Credit for the amount of any Tenant Holdover Obligation that Tenant has not paid. The Letter of Credit shall expire on that date which is sixty (60) days following the Expiration Date of this Lease, subject to earlier expiration if Landlord has terminated this Lease with more than nine (9) months remaining on the term of the Lease.

5.6 Time of Payment. Tenant agrees to pay all Rent required under this Lease within the applicable time limits set forth in this Lease. If no such time period is elsewhere specified herein for payment of a particular amount, then such amount shall be due and payable thirty (30) days after Landlord’s delivery of an invoice or demand therefor.

5.7 Partial Payments. Payments by Tenant shall be applied against the then outstanding rental charges that first became due. No payment by either party or receipt by either party of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of Rent shall be deemed an accord and satisfaction. Either party may accept such check or payment without prejudice to that party’s right to recover the balance of such installment or payment of Rent, or pursue any other remedies available to that party.

5.8 Electricity to the Premises. All electricity directly serving the Premises shall be metered and Tenant shall pay, as monthly rental, the actual cost (without mark up by Landlord) of all such directly metered electricity to Landlord as a reimbursement, provided that at Landlord’s election, Tenant shall pay the electrical utility provider directly, except that Tenant shall remain obligated to pay Landlord as reimbursement Tenant’s Percentage Share of the cost of all other electricity utilized in the Facility outside of space demised to third party tenants of the Facility (specifically including the Common Area variable portion of the electricity which shall be grossed up to 95% occupancy). Such payments to Landlord shall be made within thirty (30) days of Landlord’s delivery of an invoice to Tenant therefor. Tenant acknowledges that its server room will use an amount of electricity equal to or greater than 4.0 watts per usable square foot, which usage Tenant shall meter separate and apart from all other usage in the Building.

6.	PAYMENT OF TAXES, ASSESSMENTS, AND OPERATING EXPENSES.

6.1 Tenant’s Percentage Share. In addition to paying the Minimum Monthly Rent, Tenant shall pay to Landlord the percentage set forth in Subsection 1.1.8 (“Tenant’s Percentage Share”) of the amounts set forth below in Subsections 6.2 and 6.3. Tenant’s Percentage Share shall be calculated by dividing the net rentable square feet of the Premises by the net rentable square feet contained in the Building. Once the rentable square footage of the Premises and the Building are verified as provided in Subsection 2.2.2 above, Tenant’s Percentage Share shall not be subject to correction or recalculation, except as provided in connection with the expansion or contraction of the Premises (pursuant to the terms of this Lease) or except in the event the net rentable square feet contained in the Building, or the so-called “load factor” used in calculating such rentable area, is changed due to events of damage, destruction, demolition, alterations, new construction, or redesignation of an area of the Facility as Common Area.

6.2 Taxes and Assessments.

6.2.1 Payment. Tenant shall pay to Landlord an amount equal to Tenant’s Percentage Share of any increase in Taxes above the amount of Taxes accrued for the Base Tax Year set forth in Subsection 1.1.9, either by way of increase in the rate or in the assessed valuation of the Facility (or any portion thereof) or by imposition of any such charges by ordinance or statute of any authority having jurisdiction. As used in this Section 6, the term “Taxes” shall mean all real property taxes, excises, penalties (unless due to Landlord’s negligence or willful misconduct), fees (including, without limitation, all license, permit and inspection fees), and other charges (but excluding Assessments, as defined in Subsection 6.2.2 below) assessed, levied, charged, confirmed, or imposed by and payable to any local government, any local political subdivision, local public corporation, district, or other local political or local public entity or local public authority (collectively, the “Local Taxes”): (a) on the Facility (or any portion thereof), (b) on Landlord with respect to the Facility (or any portion thereof) as specifically by Building address or legal description provided that such Local Taxes are designated for the use of such local taxing authority, (c) on the act of leasing or entering into leases of space in the Facility (provided that such Local Taxes are not merged into non-Local Taxes) and treating rentals from such leases as if they were the only rentals received by Landlord, (d) on or measured by the Rent payable under leases of space in the Building, or (e) on personal property of Landlord used in the operation of the Facility (or any portion thereof). Such Taxes may be general or specific, ordinary or extraordinary, or of any kind or nature whatsoever, whether or not now customary or within the contemplation of the parties to this Lease, All references to Taxes herein shall be deemed to refer to taxes accrued during a particular year, including supplemental tax bills, regardless of when they are actually assessed and without regard to when such taxes are payable. Notwithstanding the foregoing, federal, state, and local documentary transfer taxes, gift, franchise, inheritance, gross receipts, transfer, succession, and estate taxes, and income taxes shall not be included as Taxes or Assessments, nor shall the computation of increases in Taxes or Assessments for which Tenant shall pay Tenant’s Percentage Share include any amounts paid by Tenant under Subsections 6.2.3 and 6.2.4 or any amounts separately billed to a particular tenant of the Facility with respect to similar matters (other than as Tenant’s Percentage Share of increases in Taxes or Assessments). The amount of Taxes attributable to the Base Tax Year shall be reduced by the amount of any Tax refund arising out of an appeal and permanent reduction of the Building’s assessed valuation for the Base Tax Year.

6.2.2 Percentage Share. Tenant shall also pay to Landlord an amount equal to Tenant’s Percentage Share of any increase in Assessments above the amount of Assessments levied or assessed against the Facility for the Base Tax Year. As used in this Section 6, the term “Assessments” shall mean all assessments, transit charges, housing charges, and levies assessed, charged, levied, confirmed, or imposed by any local government, any political subdivision, public corporation, district, or other local political or public entity or public authority thereof on or with respect to any of the items described in clauses (a) through (e) of Subsection 6.2.1 or with respect to the use, occupancy, management, maintenance, alteration, repair, or operation of the Facility (or any portion thereof) or any services or utilities furnished or consumed in connection with the use, occupancy, management, alteration, repair or operation of the Facility (or any portion thereof). Neither “Taxes” nor “Assessments” shall include any costs, taxes, fees, assessments, or impositions levied, charged, assessed, or imposed by public authorities in connection with any development or redevelopment of the Facility or expansion of the Building (other than those Assessments that are generally applicable to similarly situated property owners absent any such development or redevelopment or expansion), except to the extent such Assessments either arise from actions undertaken by Landlord in its reasonable efforts to comply with the requirements of this Lease or are legally mandated, as opposed to discretionary actions. Except to the extent otherwise expressly provided below, the amount of Assessments attributable to the Base Tax Year shall be reduced by the amount of any Assessment refund arising out of an appeal of an assessment levied or assessed against the Facility for the Base Tax Year.

6.2.3 Full Responsibility. In addition to paying Tenant’s Percentage Share of increases in the Taxes and Assessments described in Subsections 6.2.1 and 6.2.2, Tenant shall pay one hundred percent (100%) of the following, as reasonably determined by Landlord: any increase in Taxes or Assessments resulting from any general office type improvements or installations above Class A-standard made to the Premises by or at the instance of Tenant, other than the retrofit work described in Exhibit B. The total amounts due under this Subsection 6.2.3 shall be paid to Landlord on or before the date full payment of such Taxes or Assessments shall become due, or if payable in installments, the date payment of the first installment of such Taxes or Assessments shall become due. In the event such Taxes or Assessments are paid by Landlord, Tenant forthwith upon demand therefor shall reimburse Landlord for all amounts of such Taxes or Assessments chargeable against Tenant pursuant to this Subsection 6.2.3. Notwithstanding anything to the contrary set forth herein, in the event that Tenant disputes the total amounts due under this Subsection 6.2.3, Tenant shall have the right to resolve such disputes by arbitration pursuant to the terms and conditions set forth in Exhibit F attached hereto.

6.2.4 Personal Property. Tenant shall pay, before delinquency, any and all levied or assessed taxes that become payable during or with respect to the Term upon Tenant’s equipment, furnishings, fixtures, and other personal property of Tenant located in the Premises (collectively, “Tenant’s Personal Property”). In the event said taxes are paid by Landlord, Tenant forthwith upon demand therefor shall reimburse Landlord for all such taxes paid by Landlord.

6.2.5 Apportionment. Any Taxes or Assessments that may be paid over more than a one-year period shall be apportioned evenly over the maximum period of time permitted by Law and only the portion thereof accruing during a given year shall be included in Taxes or Assessments for that year. Landlord shall use its reasonable discretion in determining whether to contest the amount of any Taxes or Assessments and, upon request of Tenant, Landlord shall explain to Tenant the basis for Landlord’s decision as to whether or not to contest the amount of any Taxes or Assessments. In the event that Landlord contests the amount of any Taxes or Assessments and receives a refund or credit as a result thereof, then Landlord shall pay Tenant Tenant’s Percentage Share of such refund to the extent that the refund relates to Taxes or Assessments that have been paid by Tenant. Landlord’s obligation to pay to Tenant Tenant’s Percentage Share of such refund shall survive the expiration or sooner termination of this Lease. Upon Tenant’s request, Landlord shall provide a copy of all applicable tax bills. Landlord shall make continuous good faith efforts to minimize Real Estate Taxes.

6.3 Operating Expense Increases.

6.3.1 Definition. Tenant shall pay to Landlord an amount equal to Tenant’s Percentage Share of any increase in Operating Expenses above the Operating Expenses for the Base Expense Year. As used in this Section 6, the term “Operating Expenses” shall mean costs and expenses accrued by Landlord in connection with the operation, management, or maintenance of the Facility (which costs shall be accounted for under generally accepted accounting principles consistently applied and shall be amortized when and as required thereunder), excluding, however, the items described in Subsection 6.3.2 below, which items shall not be included in Operating Expenses for purposes of this Lease, By way of illustration but not limitation, Operating Expenses shall include (subject to the specific exclusions described in Subsection 6.3.2 below) all actual and commercially reasonable (a) costs for heating, cooling, ventilation, fuel, and utilities serving the Common Areas; (b) costs and expenses for maintenance, ordinary and extraordinary repairs, testing, and operation of building systems and components including, without limitation, costs and expenses for maintenance and repair of the roof membrane; (c) costs and expenses for security, landscaping, refuse disposal, janitorial services, labor, supplies, materials, equipment, and tools, including any sales, use, or excise taxes thereon; (d) market management fees (up to but not exceeding 3% of the gross revenues/receipts of the Facility including Minimum Monthly Rent (but not including after-hours service or utilities)) and other costs of managing the Facility, whether managed by Landlord or an independent contractor; (e) the wages, salaries, bonuses, employee benefits and payroll burden, pro-rated to account for the time actually spent with respect to the Facility, of all Landlord’s (or its agents’) on-site or off-site employees below the level of senior property manager engaged in the day-to-day operation, maintenance, management, or security of the Facility, including employers’ payroll, social security, workers’ compensation, unemployment, and similar taxes with respect to such employees; (f) subject to the provisions of Subsection 6.3.l(a) below, all insurance premiums paid or incurred by Landlord with respect to the Facility and all amounts paid in connection with claims or losses that are less than the amount of such deductibles or self-insured retentions as Landlord may have deemed reasonable for its insurance policies, but only to the extent that such deductible or self-insured retention does not exceed (i) the then-current commercially reasonable level of dollars per occurrence, if during the initial 10-year Term, or (ii) the customary range of deductibles or self-insured retentions (as the case may be) for Comparable Buildings, if after said initial 10-year term; (g) all reasonable costs and expenses of contesting by appropriate proceeding the amount or validity of any Taxes or Assessments; (h) the annual amortized costs (plus interest on the unamortized balance at a rate equal to such commercially reasonable interest rate as Landlord may be paying to a non-affiliated third party on funds borrowed to finance such costs, or if such financing is not obtained, at a rate equal to the prime rate (the “Reference Rate”) reported from time to time in the Money Rates section of the Wall Street Journal, or if such rate shall no longer be regularly published, such replacement rate as Landlord may reasonably designate) of any capital improvements, capital repairs or capital assets constructed, made, purchased, or installed after the Base Year (i) in order to comply with any Law (as defined in Subsection 3.2) which is enacted after the Base Year or (ii) in order to conserve energy or reduce other Operating Expenses or increase the efficiency of any of the Base Building Systems so as to achieve a reduction or a lower increase in Operating Expenses, with any such capital costs referred to in clause (h)(i) above to be amortized over the useful life of such capital improvements or capital assets, as reasonably determined by Landlord, and with any such capital costs referred to in clause (h)(ii) above to be passed through to Tenant at the rate which is the lesser of; (A) an amount equal to cost of such improvements, amortized at the Reference Rate over the useful life of such capital improvements; or (B) the rate of the actual annual savings (the determination of which may, in appropriate circumstances, require Landlord’s reasonable engineering calculations to account for annual fluctuations in conditions such as building occupancy rates and weather conditions) in Operating Expenses achieved as a consequence of such capital expenditure; (i) the fair market rental value of the building office and other space in the building occupied by Landlord or its manager in connection with the operation or management of the Facility which shall not exceed 3,000 rentable square feet; (j) the cost of complying with Subsection 47.3 below; (k) the non-capital cost of complying with the rules and regulations applicable to the Facility as mandated by governmental authorities with jurisdiction over the Facility, including employment brokerage services pursuant to San Francisco Planning Code Section 164; (1) all other costs and expenses that under generally accepted accounting principles and practices of Comparable Buildings would be included in operating expenses; and (m) costs of maintenance of any exercise rooms, food service facility, day care center or other similar specialty service facility, subject to a credit against such costs of maintenance for any revenue generated by or rent collected from such facility. Landlord’s obligations to provide services are set forth elsewhere in this Lease. The above itemization of operating expenses is for illustrative purposes only and shall not be deemed to increase or modify Landlord’s obligations to provide services under this Lease.

(a) Earthquake Insurance. From time to time, Landlord may carry and maintain a policy of earthquake insurance insuring the Building against property damage caused by certain seismic hazards. The parties acknowledge that the market for earthquake insurance policies is very volatile, and may include large fluctuations in the availability and cost of such insurance. As more fully provided below, it is the intent of the parties that, when determining what insurance premium costs should be included in the calculation of Operating Expenses for the Base Expense Year and any later year (hereinafter, a “Comparison Year”), appropriate adjustments should be made so that (a) Tenant will only be charged Tenant’s Percentage Share of increases allocable to what comparable insurance policies would have cost in the two years then in question and (b) Tenant will not be charged for cost increases allocable to insurance coverage exceeding what is then ordinary or customary. Accordingly, to the extent that Landlord at any time carries greater earthquake insurance coverage than is provided under any “Conventional Earthquake Policy” (as defined below), Landlord shall only include in Base Expense Year Operating Expenses and Comparison Year Operating Expenses the respective amounts reflecting what a then reasonable Conventional Earthquake Policy would have cost for the years in question. Also, to the extent that the coverage under the respective earthquake policies (or the deemed coverage, where the actual policy was greater than a then reasonable Conventional Earthquake Policy) are different from each other, Landlord shall recalculate the cost of the premiums for the Base Expense Year to reflect what an earthquake policy with coverage comparable to the Comparison Year’s coverage (not to exceed the reasonable Conventional Earthquake Policy) would have cost during the Base Expense Year. Notwithstanding any provision hereof to the contrary, if the earthquake coverage actually maintained during the Base Expense Year exceeds (i) a then reasonable Conventional Earthquake Policy then available or (ii) the earthquake coverage actually maintained during the Comparison Year, then the amount attributed to the cost of such policy attributable to the Base Expense Year shall not be greater than the amount attributed to the cost of such Comparison Year’s earthquake insurance when calculating Tenant’s Percentage Share of increases in Operating Expenses for such Comparison Year.

(b) Conventional Policy. As used herein, the term “Conventional Earthquake Policy” shall mean, for any given year, a policy of earthquake insurance that was then either customary or usual for owners of Comparable Buildings. Landlord shall have the right, in its sole and absolute discretion, to carry no earthquake insurance at all.

(c) Determination. Whenever Subsection 6.3.1(a) above requires the determination of the cost of an earthquake policy different from that actually carried by Landlord for the year in question, a reputable independent insurance broker with a minimum of five years of experience in the earthquake insurance market in the San Francisco Financial District, mutually selected by Landlord and Tenant shall reasonably determine what the premium would have been for such a policy in the year in question.

(d) Disputes. Any disputes between the parties concerning the calculation of costs under, or the application of, Subsections 6.3.1(a) through 6.3.1(c) above shall be resolved in accordance with the arbitration procedures set forth in Exhibit F attached hereto.

6.3.2 Exclusions. The following costs and expenses shall be excluded from the definition of “Operating Expenses” for purposes of this Lease:

(a) Any costs for which Landlord is reimbursed by insurance.

(b) Brokers/Leasing commissions, attorneys’ fees, accountant’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Facility.

(c) Costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating space for new tenants or existing tenants in connection with extensions of the terms of their respective tenancies.

(d) Landlord’s costs of any services sold or provided to tenants or other occupants for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rental and escalations payable under the lease with such tenant or other occupant, unless Landlord is likewise entitled to reimbursement for like services provided to Tenant or its subtenants and elects not to require reimbursement from Tenant or its subtenants.

(e) Depreciation and amortization on the Facility and equipment, except as otherwise provided in Subsection 6.3.1(h) above.

(f) Costs (including the amortization thereof) of any repairs, improvements, alterations, or equipment that would be properly classified as a capital expenditure according to generally accepted accounting principles, except as otherwise expressly included in the definition of “Operating Expenses” under Subsection 6.3.1 above or which are reimbursable under any service contract, lease warranty or guaranty.

(g) Expenses in connection with services or other benefits of a type that is made available to Tenant with an additional charge, but that is generally made available to another tenant or occupant without additional charge.

(h) Costs incurred due to violation by Landlord of the terms and conditions of any lease or any Law or regulation, except to the extent that such costs reflect costs that would have been incurred by Landlord absent such violation.

(i) Overhead and profit increment paid to Landlord or its subsidiaries or affiliates for management or other services on or to the Facility or for supplies or other materials to the extent that the costs of such materials, services, or supplies exceed the costs normally payable for like services, supplies or materials provided by unaffiliated parties on a competitive basis (taking into account the market factors in effect on the date any relevant contracts were negotiated) in Comparable Buildings.

(j) Interest on debt or amortization payments (except as expressly included as Operating Expenses under Subsection 6.3.1 above) on any mortgages or deeds of trust.

(k) Landlord’s general corporate overhead and general administrative expenses including Landlord’s general corporate legal and accounting expenses.

(l) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment that is used in providing janitorial services and that is not affixed to the Building and except for equipment covered by Subsection 6.3.l(h) above.

(m) The cost of any work required in order to rectify design and/or construction defects and to bring the Building into compliance with building and safety code requirements applicable to the Building at the time of the commencement of the Term.

(n) Marketing, advertising and promotional expenditures.

(o) Capital costs for purchasing paintings, sculpture, and other objects of art (provided, however, that commercially reasonable costs of installing, protecting, and maintaining such items may be included in “Operating Expenses”).

(p) Any compensation paid to clerks, attendants, or to other persons involved with the operation of the parking facility or in commercial concessions operated by Landlord or any other costs associated therewith.

(q) Taxes and Assessments, as defined in Subsections 6.2.1 and 6.2.2 above.

(r) The cost of abating, removing, remediating, or cleaning up any asbestos or other Hazardous Substances or otherwise complying with Environmental Requirements, except that Operating Expenses may include the costs thereof expended as part of the ordinary and customary operation and maintenance of the Facility (“Ordinary Compliance Costs”).

(s) Advertising and promotional expenditures, and costs (other than maintenance costs) related to signs in or about the Facility identifying the owner of the Facility or any tenant thereof.

(t) Costs for the repair of damage to any improvements in the Facility resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties (as such term is defined in Subsection 15.1.1 below).

(u) Costs of insurance premiums in excess of those being charged by the owners of Comparable Buildings for comparable insurance.

(v) The cost of any one-time utility connection or “tap-in” fees relating to the premises of a particular tenant or occupant of the Building or the Facility.

(w) Costs of electricity (such costs are specifically treated in Subsections 5.2 and 5.8 above).

(x) Charitable and political contributions.

(y) Accountants’ and attorneys’ fees and expenses incurred in connection with lease enforcement, lease disputes, or lease negotiations with prospective, former or current Building tenants or occupants, or in connection with the defense of Landlord’s title to or interest in the Facility or the sale of the Facility and any attorneys’ fees and expenses if incurred in connection with litigation over any other matter whatsoever.

(z) Costs associated with the operation of the business of the partnership or entity that constitutes Landlord, as the same are distinguished from the costs of operation of the Facility, including partnership or other entity accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of any disputes between Landlord and its employees (if any), disputes between Landlord and Facility management, or outside fees paid in connection with disputes with tenants.

(aa) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the operation and management of the Facility unless such wages and benefits are prorated to reflect time spent on operating and managing the facility vis-à-vis time spent on matters unrelated to operating and managing the Facility.

(bb) Interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner unless such failure is economically advantageous to the tenants of the Building under the circumstances.

(cc) Costs of selling, syndicating, financing, mortgaging (including syndication thereof) or hypothecating any of Landlord’s interest in the Facility.

(dd) Rental under any ground lease or other underlying lease of the Building or Facility and other monetary obligations in connection therewith.

(ee) Entertainment expenses of Landlord; including costs of parties to which Tenant is not invited, other than Holiday parties.

(ff) Cost of leasing, purchasing or installing tenant improvements, furniture, fixtures, and equipment and operating costs of any eating facility, exercise rooms, day care center, or other specialty service, if any.

(gg) Any other expense that, under generally accepted accounting principles and practices, as customarily applied in the operation and management of Comparable Buildings, would be excluded from operating and maintenance expenses, except as otherwise expressly provided in Subsection 6.3.1 above.

(hh) Any bad debt loss, Rent loss or reserves for bad debts or Rent loss,

(ii) Costs of rooftop antennas for specific tenants.

6.3.3 Gross-Up. If at any time, including the Base Year, less than ninety-five percent (95%) of the rentable area of the Building is occupied by office tenants and/or if the Base Year is less than twelve (12) full calendar months, the Operating Expenses shall be reasonably adjusted by Landlord to approximate such operating and maintenance costs which vary with the occupancy level of the Building as would have been incurred if the Building had been at least ninety-five percent (95%) occupied by office tenants for twelve (12) full calendar months.

6.3.4 General Principles. Operating Expenses shall be computed in accordance with the following general principles:

(a) Landlord agrees to operate and maintain the Facility during the Base Year and all subsequent years using reasonably consistent policies and practices, taking into consideration changes in policies and practices that are generally adopted from time to time in Comparable Buildings in the San Francisco Financial District.

(b) Unless otherwise specifically provided herein, Operating Expenses shall be reasonably determined in accordance with generally accepted accounting principles.

(c) All of the Building’s ground floor retail tenants (if any) whose retail business in their premises is other than a conventional office-type of use (e.g., a delicatessen, a day care center, or customer service for an investment, insurance, or financial business) shall be separately charged for electricity, water, and janitorial services used directly by and in their respective premises and all such costs shall be excluded from Operating Expenses as defined in Subsection 6.3.1 above.

(d) Landlord shall collect only 100% of actual costs without mark-up and Landlord shall not administer the Operating Expenses, Taxes or Assessments as a “profit center.”

6.4 Allocations of Certain Costs. If any Taxes, Assessments, or Operating Expenses paid in one year relate to more than one calendar year or to buildings, land or facilities other than the Facility, Landlord shall allocate such Taxes, Assessments, or Operating Expenses among the appropriate calendar years or buildings, land or facilities both in accordance with generally accepted accounting principles and in a fair and equitable manner. If the Term ends other than on December 31, Tenant’s obligations to pay Tenant’s Percentage Share of estimated and actual amounts of increases in Taxes, Assessments, and Operating Expenses for such final calendar year shall be prorated to reflect the portion of such year included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes, Assessments, and Operating Expenses for such calendar year by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365. Landlord may, but shall not be required to, calculate prorations with regard to when during a calendar year particular items of Operating Expenses accrued.

6.5 Estimated Payments. Landlord shall notify Tenant of its reasonable good faith estimate of the monthly amount of Tenant’s Percentage Share of increases in Taxes, Assessments, or Operating Expenses and Tenant shall pay Landlord such estimated monthly payment at the same time as, and together with, Tenant’s Minimum Monthly Rent but in no event sooner than the first day of the calendar year 2008. Landlord may from time to time, but in no event more than one (1) time per calendar year, by notice to Tenant, change such estimated monthly amounts based upon Landlord’s actual or projected Taxes, Assessments, or Operating Expenses.

6.6 Statement of Expenses. Landlord shall, after December 31 of each year, using its good faith commercially reasonable efforts to do so by April 30, but no later than December 31 following such April 30 date, furnish to Tenant a “Final Statement,” it being agreed that if the Final Statement is not delivered to Tenant until after April 30 of the applicable year and the Final Statement shows that Tenant overpaid its allocable share of actual Taxes, Assessments and Operating Expenses, Tenant shall be entitled to interest on such overpayment at the Interest Rate from and after April 30 until the date

Landlord delivers such Final Statement. The Final Statement shall contain a computation of the charge or credit to Tenant for any difference between (a) Tenant’s proportionate share of the actual Taxes, Assessments, and Operating Expenses and (b) the estimated portion(s) thereof paid by Tenant for the preceding calendar year, and the amount of any underpayment shall be paid by Tenant within thirty (30) days after delivery of said notice. The Final Statement shall contain a line item detail setting forth by categories the actual Operating Expenses incurred by Landlord for the previous year. In the event of overpayment by Tenant, Landlord shall credit such overpayment in full against Tenant’s payment of Rent next coming due hereunder; provided, however, that to the extent that the overpayment exceeds Tenant’s payment of Rent next coming due hereunder, Landlord shall refund such excess within thirty (30) days of the date Landlord provides Tenant with notice of same. Upon expiration or sooner termination of this Lease, if Tenant was not in material default hereunder immediately prior thereto, Landlord shall refund to Tenant any overpayment within thirty (30) days after Landlord’s computation of the same. In the event Landlord shall not have delivered the Final Statement until after said December 31 date, Landlord shall have waived its right to collect from Tenant any underpayment for the applicable year; provided that such waiver shall not apply to third-party invoices (such as an adjusted tax statement) which has not been received by Landlord by November 1 of the year of delivery of the Final Statement, in which event Landlord shall have sixty (60) days from receipt of such third-party invoice to deliver to Tenant an adjusted Final Statement with appropriate credit or payment obligation in favor of or by Tenant.

6.7 Non-Waiver of Rights. Without limitation to the provisions of Section 31 (Non-Waiver), no failure or determination of Landlord in any previous year to include or exclude certain items in its computation of Taxes, Assessments, or Operating Expenses or to invoice Tenant for the full amount of Tenant allocable share of Taxes, Assessments, or Operating Expenses shall be construed as depriving Landlord of the right to include such items as Taxes, Assessments, or Operating Expenses or to invoice Tenant for the full amount of Tenant’s Percentage Share for the current year in strict accordance with the provisions of this Section 6, so long as a parallel adjustment is made to the Base Year Operating Expenses to the extent such adjustment should properly have been included in the Base Year (no Base Year adjustment will be made with respect as to an expense item which was not applicable to the Base Year); such adjustments shall only be made to the Base Year and the three (3) calendar years immediately preceding the year of the first such inclusion. Any such adjustment shall be made only as to the line item which required such adjustment.

6.8 Right to Accounting Audit.

6.8.1 Statement.

(a) Upon Tenant’s request made no later than one hundred twenty (120) days after receipt of the Final Statement (or, if applicable, Landlord’s adjusted Final Statement), Landlord shall promptly (and in any event within ten (10) business days after Tenant’s request) deliver to Tenant such information regarding the Final Statement (or, if applicable, Landlord’s adjusted Final Statement) as may be reasonably required by Tenant to ascertain Landlord’s compliance with this Section 6; provided, however, that with respect to an adjusted Final Statement, Tenant may dispute only such items adjusted by such adjusted Final Statement. If Landlord issues Tenant an adjusted Final Statement after Tenant notifies Landlord that Tenant has elected to perform an accounting audit based on the previously delivered Final Statement, Landlord will reimburse Tenant for the additional auditor fees required to conform the statements.

(b) Landlord and Tenant shall endeavor in good faith promptly to resolve any dispute regarding the Final Statement (or, if applicable, the adjusted Final Statement); provided, however, that except for revisions to take into account any subsequent reassessment affecting the calculation of Taxes included in such statement, Landlord’s Final Statement (or, if applicable, the adjusted

Final Statement) (with such revisions, if any, as the parties shall have agreed upon) shall become final and binding upon Landlord and Tenant unless, within one hundred twenty (120) days after Tenant’s receipt of the Final Statement (or, if applicable, the adjusted Final Statement) or Tenant’s receipt of any such timely requested information, whichever occurs later, Tenant shall by written notice delivered to Landlord elect to perform an accounting audit of Landlord’s books and records relating to the year in question and the Base Year, for purposes of verifying Landlord’s calculation of Taxes, Assessments, and Operating Expenses. Such accounting audit may only be done by (i) Tenant, (ii) a reputable and nationally recognized first-class professional auditing firm, which may be compensated by Tenant on a contingency basis or (iii) by the accounting audit professionals within a general real estate firm. Books and records within the scope of the audit shall be made available for Tenant’s or its agent’s or the auditor’s inspection within ten (10) business days after the auditor’s request therefor. If Tenant shall have availed itself of its right to audit Landlord’s books and records and then disputes the accuracy of the information set forth in Landlord’s books and records with respect to the Final Statement (or, if applicable, the adjusted Final Statement), Tenant shall nevertheless continue to pay the amounts as required by the provisions of this Section 6 until such dispute is resolved.

(c) Within thirty (30) days after Tenant’s completion of the audit, Tenant shall make the results of the audit available to Landlord. If, after Tenant’s audit, Tenant continues to dispute the Final Statement (or, if applicable, the adjusted Final Statement), Tenant and Landlord shall attempt to resolve the dispute within thirty (30) days after Landlord’s receipt of Tenant’s audit results (the “Reconciliation Period”). If Landlord and Tenant are able to resolve the dispute during the Reconciliation Period and as part of such resolution the parties determine that the Tenant overpaid its Percentage Share of actual Taxes, Assessments or Operating Expenses, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days after the date Landlord and Tenant resolved such dispute. If, as part of the resolution of the dispute, the parties determine that Tenant underpaid its Percentage Share of actual Taxes, Assessments or Operating Expenses, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the date Landlord and Tenant resolved such dispute. If Landlord and Tenant are unable to resolve such dispute, then no later than six (6) months after the Reconciliation Period, Tenant must (or its right to contest such charges shall be deemed waived) institute arbitration proceedings against Landlord, in accordance with the arbitration procedures set forth in Exhibit F attached hereto, to collect and recover any overpayment made by Tenant of its Percentage Share of actual Taxes, Assessments and Operating Expenses. Tenant shall be precluded from contesting Taxes, Assessments, or Operating Expenses, or Landlord’s computations of the amounts payable by Landlord or Tenant pursuant to this Section 6, unless an arbitration complaint is filed and served within such six (6) month period. Should the arbitrator find errors in excess of three percent (3%) of the Final Statement (or, if applicable, the adjusted Final Statement), then Landlord shall be responsible for all reasonable fees and actual, documented and reasonable out-of-pocket costs incurred by Tenant with respect to Tenant’s audit and the arbitration proceeding. Should the arbitrator find no overcharges or overcharges not exceeding three percent (3%) of the statement, then Tenant shall be responsible for the cost of the audit and all of the reasonable fees and actual, documented and reasonable out-of-pocket costs incurred by Landlord with respect to the arbitration proceeding. Notwithstanding anything to the contrary set forth herein, to the extent that the arbitrator finds overcharges, then Tenant shall have the right to audit, pursuant to the terms and conditions of this Subsection 6.8, the Final Statement (or, if applicable, the adjusted Final Statement) issued by Landlord during the Term for the prior three (3) (but not more than three (3)) calendar years and the Base Year.

6.8.2 Ruling. If Tenant institutes arbitration procedures as provided in Subsection 6.8.1 above, then the arbitrator shall determine whether or not Tenant was overcharged or undercharged for Tenant’s Percentage Share of increases in Taxes, Assessments, or Operating Expenses and shall also determine the appropriate level of Taxes, Assessments and Operating Expenses for the Base Year. At the conclusion of the arbitration, the arbitrator shall issue a ruling as to what the Taxes,

Assessments, and Operating Expenses for the year in question and Taxes, Assessments and Operating Expenses for the Base Year and what Tenant’s Percentage Share of increases therein should have been had Landlord strictly complied with the provisions of this Lease. If Landlord overcharged Tenant for increases in Taxes, Assessments, or Operating Expenses, the amount of the overcharge shall be returned to Tenant within thirty (30) days following the conclusion of the arbitration. If the arbitrator determines that Tenant was undercharged for increases in Taxes, Assessments, or Operating Expenses, Tenant shall pay the amount of such undercharge to Landlord within thirty (30) days following the issuance of the arbitration ruling,

7.	STORAGE SPACE.

Storage Space shall be made available to Tenant on a first-come, first-serve, pro -rata share basis in an enclosed, dry and secure area designated by Landlord within the Building. If there are various areas available for use as Storage Space within a larger designated area approved by Landlord for use as Storage Space, Tenant shall be entitled to choose the location of its Storage Space prior to other tenants of the Facility. Tenant shall pay the rent for such Storage Space at the rate of $24.00 per square foot per month. Tenant shall take possession of the Storage Space in its “AS IS” condition. In addition, Tenant shall not transfer all or any portion of such Storage Space unless such transfer is made in connection with a transfer of the Premises.

8.	HAZARDOUS SUBSTANCES.

8.1 Definitions. As used herein, “Hazardous Substance” shall mean any substance, material, or waste that is or becomes regulated by any federal, state, or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness, or reactivity. As used herein, “Environmental Requirements” shall mean all Laws and prudent industry practices relating to industrial hygiene, protection of human health, warnings, hazard communication, employee rights-to-know, environmental protection, or any Hazardous Substance.

8.2 Consent Required for Hazardous Substances. Tenant shall not cause or authorize any Hazardous Substance to be brought upon, generated, produced, kept or used in or about the Facility by Tenant or any “Tenant Parties” (as that term is defined in Subsection 11.1 below) or invitees of Tenant (“Tenant Invitees”) unless (a) such Hazardous Substance is necessary for the business (and such business is a Permitted Use) of Tenant or its permitted subtenant or assignee, and (b) Tenant first obtains the consent of Landlord if such Hazardous Substance is other than (i) an “Article” (as defined in 29 C.F.R. §1910.1200) that is free of asbestos (whether friable or nonfriable) and polychlorinated biphenyls (PCBs) or (ii) a consumer product that is used on the Premises in quantities that would not require any notification or reporting under any Environmental Requirement, or any warnings to any persons located anywhere outside the Premises, if the entire quantities were released into the environment. Any request by Tenant for such consent shall be in writing and shall demonstrate to the reasonable satisfaction of Landlord that such Hazardous Substance will be stored, used, and disposed of in a manner that complies with all Environmental Regulations applicable to such Hazardous Substance. Such consent shall not be unreasonably withheld, but Landlord shall in no case be obligated to consent to the presence of any Hazardous Substance that will increase the likelihood or magnitude of Landlord’s liability, or to any treatment, storage, or disposal upon the Premises or the Facility of any Hazardous Substance whose treatment, storage, or disposal requires a permit or variance under applicable Environmental Requirements. In no event shall Landlord ever be obligated to execute any application for any such permit or variance.

8.3 Notices. Tenant shall promptly deliver to Landlord copies of any reports made to any environmental agency arising out of or relating to any Hazardous Substances in, on, or from the Premises and copies of all hazardous waste manifests reflecting the legal and proper disposal of all hazardous wastes removed by Tenant from the Facility. If at any time Tenant shall become aware that any Hazardous Substances, other than those already known by Landlord or permitted under this Lease, have come to be located in or about the Premises, or that any known Hazardous Substances within the control of Tenant have been, are being, or are threatened to be released into the environment, Tenant shall, immediately upon discovering same, give notice of that condition to Landlord. In addition, each party shall immediately provide the other party with a copy of any notices regarding Hazardous Substances in the Premises that party receives from a governmental entity.

8.4 Compliance with Environmental Requirements. Without limitation to the generality of Subsection 3.2 (Restriction on Use), Tenant shall, at its own expense, use commercially reasonable efforts to comply with all Environmental Requirements, prudent industry practices, and Landlord’s Rules and Regulations regarding use, handling, disturbance, management, or disposal of Hazardous Substances pertaining to the Premises and Facility, except as otherwise provided in Subsection 8.5 below. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Environmental Requirements, Tenant shall cause any and all Hazardous Substances removed from the Premises (or from any other portion of the Facility, if their removal is at the instance or direction of Tenant) to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Upon expiration or earlier termination of the Term, Tenant shall cause to be removed from the Premises and the Facility all Hazardous Substances that Tenant or any Tenant Parties or Tenant Invitees caused or authorized to be located there; provided, however, that Tenant shall not be responsible for removing Hazardous Substances Landlord caused to be located in the Premises, and Landlord shall be responsible for any governmentally required removal of same. If the presence of Hazardous Substances brought onto the Facility by any of such persons results in contamination of any portion of the Facility, Tenant shall be solely responsible, at its sole expense, for taking any and all necessary steps to return the affected portion of the Facility to its condition prior to such contamination, as reasonably determined by Landlord; provided, however, that Tenant shall not take any remedial action (except in emergencies) in response to the presence of, nor enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to, any Hazardous Substance in any way connected with the Facility, without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene, or otherwise appropriately assert and protect Landlord’s interest with respect thereto; and further provided, that Landlord shall have the right (but not the obligation) to perform any such remediation on Tenant’s behalf, in which event Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and expenses incurred in connection therewith.

8.5 Landlord’s Obligation. Subject to Landlord’s right to reimbursement of certain costs or expenses under other provisions of this Lease, as such reimbursement right is restricted under Subsection 6.3.2(r) above, Landlord agrees to use commercially reasonable efforts consistent with the efforts of landlords of Comparable Buildings to fully comply with all applicable Environmental Requirements and prudent industry practice or rules and regulations regarding the use, management, handling, or disposal of Hazardous Substances (a) that were existing on the Premises as of the Commencement Date or (b) that were or are otherwise brought upon or kept or used in or about the Facility by Landlord, its affiliates and their respective agents, employees, or contractors. Landlord represents and warrants to Tenant that, as of the Commencement Date, the Facility shall be in compliance with all Environmental Requirements in existence as of the Commencement Date. Landlord further represents and warrants that it shall only bring Hazardous Substances into or on the Facility to the extent reasonably necessary to operate the Facility. Landlord will treat Tenant from a financial-impact standpoint as if all tenants in the Building had a provision substantially similar to Subsection 8.4 above in their leases and as if Landlord reasonably enforced such requirements under their leases. To the extent that Landlord does not include provisions substantially similar to Subsection 8.4 in the other leases in the Building and/or Landlord does not reasonably enforce such provisions and Tenant is negatively affected thereby, Landlord will protect Tenant from such effect.

9.	NO LIGHT, AIR OR VIEW EASEMENT.

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

10.	ALTERATIONS.

10.1 Tenant’s Right to Make Alterations.

10.1.1 Tenant shall not make or suffer to be made any alterations, additions, improvements, or utility installations (collectively, “Alterations”) to the Premises or any part thereof without the prior consent of Landlord, which shall not be unreasonably withheld or delayed. Upon Tenant’s request, Landlord shall state in writing, at the time it grants such consent, whether or not Landlord will require the removal of all or any part of the proposed Alterations at the end of the Term pursuant to Subsection 10.3.1 below. Tenant specifically acknowledges that it shall not be unreasonable for Landlord to withhold approval of any proposed contractor or subcontractor of Tenant on the grounds that Landlord reasonably believes that the performance of work in the Building by such contractor or subcontractor could result in labor disputes with Landlord’s own contractors or Building employees of Landlord or Landlord’s contractors. Landlord may, at any time during the Term, require Tenant to remove any or all Alterations made without Landlord’s consent (if Landlord’s consent is required by this Section 10) or otherwise made in material violation of any of the provisions of this Section 10. In no event shall Landlord be required to consent to any Alterations that would, in Landlord’s reasonable good faith opinion, adversely affect the utility or value of the Premises or the Building for future tenants, that would alter the exterior appearance of the Building, that would be of a structural nature, that could adversely affect the plumbing, mechanical, or electrical systems servicing the Facility, that would be excessively expensive to remove (unless Tenant expressly agrees, upon Landlord’s request, to remove the same upon the expiration or sooner termination of this Lease), or that would otherwise be prohibited under this Lease. All permitted Alterations shall be made in conformity with the requirements of Subsection 10.2 below. Once any such Alterations have been completed, whether prior to or during the Term, they shall thereafter be included in the designation of the retrofit work. Notwithstanding anything to the contrary in this Section 10.1.1, Tenant shall not be obligated to remove any Alterations to the Phase II Premises constructed pursuant to the Sublease except those Alterations relating to the server room (except for server room walls, which may remain) including, without limitation, any supplemental HVAC and related electrical and or supplemental fire/life safety systems, unless and to the extent that such Alterations were further modified as an “alteration to the Alteration” following the expiration of the term of the Sublease but prior to the termination of this Lease. Additionally, Tenant shall be obligated to remove all telephonic and data cabling at the end of the Term of the Lease for both the Phase 1 and Phase II Premises.

10.1.2 The foregoing notwithstanding, Tenant shall have the right, without Landlord’s consent, to make any Alteration where all of the following conditions are met: (i) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (ii) Tenant complies with Landlord’s operating procedures, as provided from time to time from Landlord to Tenant in writing, for notice of the commencement of any such Alteration (which may, for example, be as limited as telephonic notice to Building security for minor decorative alterations or two (2)

business days’ notice for installation of carpet where scheduling of the freight elevator or loading docks might be required), (iii) such Alteration does not negatively affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or other Base Building Systems or any other portion of the Base Building or any part of the Building other than the Premises, (iv) the work will be performed in a workman-like manner and in accordance with all Laws, and (v) the total cost of all such work performed without Landlord’s consent (excluding the cost of cosmetic alterations, which shall include the cost of paint and carpet) shall not exceed $25,000 in any 12-month period during the Term. At the time Tenant notifies Landlord of any such work, Tenant shall give Landlord a copy of Tenant’s plans for the work, if any have been prepared. If the Alterations are of such a nature that formal plans will not be prepared or are otherwise not required for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

10.2 Installation of Alterations. Any Alterations installed by Tenant during the Term shall be done in strict compliance with all of the following requirements:

10.2.1 Approval. No such work requiring Landlord’s consent shall proceed without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, of (a) Tenant’s contractor(s); (b) certificates of insurance from a company or companies licensed in California with a policy holders’ rating of A- and financial rating of not less than X as designated by Best’s Insurance Reports, furnished to Landlord by Tenant’s contractor, evidencing combined single limit bodily injury and property damage insurance covering comprehensive or commercial general liability and automobile liability in an amount reasonably determined by Landlord given the nature and scope of such alterations (and which in no event shall be less than Five Hundred Thousand Dollars ($500,000) per occurrence and general aggregate) and endorsed to show Landlord, Landlord’s property manager, and each constituent general partner of Landlord (if Landlord is a partnership) as additional insureds, and for workers’ compensation as required by law, endorsed to show a waiver of subrogation by the insurer to any claims Tenant’s contractor may have against Landlord (provided, however, nothing in this Subsection 10.2.1 shall release Tenant of its other insurance obligations hereunder); and (c) detailed plans and specifications for such work. Any material changes in, deviations from, modifications of, or amendments to the approved plans and specifications shall also require Landlord’s prior written approval. Any approval to be given by Landlord under this Subsection 10.2.1 shall not be unreasonably withheld and either be given or denied within ten (10) days of Tenant’s written request therefore; provided, however, that, to the extent Landlord shall not grant its approval, Landlord shall specify in writing its reasons therefor.

10.2.2 Coordination. Tenant shall cause its contractor(s) to coordinate with Landlord’s building management all construction and installation activities covered by this Subsection 10.2. All such work shall be done in accordance with Landlord’s standard rules and regulations for construction in the Building (the “Construction Rules”) (attached hereto as Exhibit H) in a skillful and first class workmanlike manner, consistent with the best practices and standards of the construction industry, and shall be pursued diligently and continuously until completed, always in material conformity with the approved plans and specifications. All materials, equipment, and articles incorporated into the Alterations shall be new, and of recent manufacture, and of the most suitable grade for the purpose intended.

10.2.3 Permit. No Alterations shall be commenced without Tenant first having obtained a valid building permit and/or all other permits or licenses required to be obtained prior to commencement of such Alterations, copies of which shall be furnished to Landlord before the work is commenced. Upon completion, those permits which are not required prior to commencement of such Alterations shall be obtained, and a copy of such permits shall be provided to Landlord. Any work not acceptable to any governmental authority or agency having or exercising jurisdiction over such work shall be promptly replaced and corrected at Tenant’s expense. No work for which Landlord’s consent is required shall commence until and unless Landlord has approved plans and specifications and the schedule for the performance of such Alterations.

10.2.4 Reimbursement. Tenant shall reimburse Landlord for any reasonable actual out-of-pocket third-party expense incurred by Landlord in reviewing and approving the plans and specifications (and any modifications thereto) for such work or the work itself within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor, not to exceed five percent (5%) of the cost of the work in connection with the Alterations; provided that such expense shall be based on the complexity of the plans, the level of engineering to be reviewed, and the cost of such Alteration. Landlord agrees to require only such review of such plans as is required under customary industry practice.

10.2.5 Oversight. Landlord may, to the extent appropriate, supply Tenant with the Building regulations and procedures for working in areas where there is a risk of coming into contact with materials or Base Building Systems that, if not properly handled, could cause health or safety risks or that could damage the Base Building Systems and/or the Building. Tenant shall cause its contractors, at Tenant’s sole cost and expense, strictly to comply with all such Building regulations and procedures reasonably established and uniformly applied by Landlord and with all applicable Laws. Landlord shall have the right at all times to monitor the work for compliance with the Building regulations and any applicable Laws. If Landlord determines that any applicable Law or any Building regulations and/or procedures are not being strictly to complied with, Landlord may immediately require the cessation of all work being performed in or around the Premises until such time as Landlord is reasonably satisfied that the applicable Laws and Building regulations and procedures will be observed. Neither Landlord’s review and approval of the plans, specifications, and working drawings nor Landlord’s monitoring of any work in or around the Premises shall create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable Laws or with the Building regulations and procedures nor shall any such review, approval, or monitoring by Landlord be deemed to constitute a waiver by Landlord of its right to require strict compliance with such Laws, regulations, or procedures, nor shall such monitoring relieve Tenant from any liabilities relating to such work.

10.2.6 Plans. Upon completion of any Alterations for which Landlord’s written consent shall have been required under the provisions of this Section 10 of the Lease, Tenant shall provide Landlord with field-grade “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

10.2.7 Standard Materials. Attached hereto as Exhibit I is a list of Building standard materials. Tenant shall have the right to purchase such materials from Landlord at Landlord’s cost without mark-up.

10.3 Retrofit Work - Treatment at End of Lease.

10.3.1 Landlord’s Property. All retrofit work (and all Alterations, upon their completion) made by or for Tenant, whether temporary or permanent in character, and whether made by Landlord or Tenant, shall be Landlord’s property, and shall be surrendered to Landlord in good order, condition, and repair (ordinary wear and tear excepted and damage caused by fire or other casualty excepted), broom clean, upon the expiration or earlier termination of the Term, and Tenant shall not be entitled to any compensation therefor. Unless Landlord shall have previously stated in writing (in connection with its approval of any Alternations) that it will require the removal of any Alteration or Tenant Improvement at the end of the Term (in which case Tenant, at Tenant’s expense, shall remove the same prior to the expiration of the Term and repair all damage caused by such removal), Landlord shall not have the right to require that Tenant remove from the Premises such retrofit work and Alterations (or such portion thereof as Landlord has not required to be removed). Any damage or deterioration of the

Premises or any retrofit work that could have been prevented by good maintenance practices shall not be deemed to be ordinary wear and tear. The foregoing notwithstanding, in no event shall Landlord, pursuant to the foregoing provisions of this Subsection 10.3.1, require removal of any retrofit work or Alterations that the tenant next taking possession of the Premises desires to remain in the Premises or that constitute “Standard Office Improvements.” As used herein, the term “Standard Office Improvements” shall include any tenant improvements that can be removed and disposed of at a cost not materially greater than the cost of removing and disposing of ordinary and customary tenant improvements for general office use. In no event, however, shall “Standard Office Improvements” be deemed to include any interior stairwells, shower installations, raised computer flooring, data centers, telephone switch rooms (other than those included as part of Base Building), ceramic tile floor coverings, heat pumps, special life safety installations, cafeterias, or vaults.

10.3.2 Personal Property. All of Tenant’s Personal Property located in the Premises and all trash and debris, shall be completely removed by Tenant prior to the expiration of the Term pursuant to the Construction Rules; provided, however, that Tenant shall repair all damage caused by such removal prior to the expiration of the Term, and provided further, Landlord shall store at Tenant’s sole cost and expense any of Tenant’s Personal Property not so removed during the thirty (30) day period following the expiration of the Term. To the extent that Landlord provides Tenant with five business days’ notice of Landlord’s intention to do same, after the expiration of the thirty-day storage period, Landlord may retain or in any manner dispose of said Personal Property not so removed, without liability to Tenant.

10.3.3 Damages. Tenant shall reimburse Landlord upon written demand for any and all reasonable costs and losses (but not lost rents and other consequential damages) incurred by Landlord as a result any failure by Tenant to surrender the Premises in the condition required hereunder.

10.4 Other Improvements in the Building. If as a result of any Alterations or as a result of Tenant’s unique and specific use of the Premises (other than as general office or accounting and consulting firm), Landlord shall be required by any applicable Law to make other improvements (including, without limitation, upgrading of installations of life safety systems or compliance with standards for handicapped persons) in or upon the Premises or any other portion of the Building or Facility, then Landlord shall have the right to charge Tenant for the cost of such other improvements; provided, however, that Landlord shall endeavor to notify Tenant of such other improvements at the time Landlord approves of such Alterations.

11.	REPAIR OBLIGATIONS.

11.1 Tenant’s Obligations. Excepting those maintenance, repair and restoration obligations that have been expressly delegated to Landlord under other provisions of this Lease, Tenant, at its sole cost and expense, shall keep the Premises and every part thereof in good, clean, pest-free, and sanitary condition and repair at all times during the Term. All damage, injury or breakage to any part or portion of the Premises or the Facility caused by the willful or negligent act or omission of Tenant which such negligent act or omission is not insured or required to be insured by either party under this Lease, any of its Affiliates, constituent partners, subtenants or licensees, or agents, or any of their respective officers, directors, trustees, employees, and licensees (collectively, the “Tenant Parties”), and any contractor, invitee, visitor, or customer of any Tenant Party (a “Tenant Invitee”) shall be promptly repaired at Tenant’s sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that Tenant shall be entitled to receive reimbursement for such expense to the extent that the cost of any such repair is covered by insurance obtained by Landlord as part of Operating Expenses. If Tenant fails to perform any repair obligation when required under this Lease, then Landlord shall have the right to perform such repair work and such repair work required as a result of Tenant’s damage to the Base Building or a Base Building item at Tenant’s expense, provided that, except in cases of an emergency, Landlord shall have given Tenant at least ten (10) business days’ prior written notice of Tenant’s failure to perform such repair and (a) Tenant shall have failed to complete such repairs prior to the expiration of such notice period or (b) if such repairs could not be completed within such notice period, Tenant shall have failed to commence such repairs or to diligently prosecute the same to completion after having commenced the repairs within such period. Tenant shall upon written demand reimburse Landlord for all uninsured costs incurred by Landlord as a result of any breach of Tenant’s maintenance and repair obligations under this Section. Tenant shall be solely responsible for the design and function of all of the retrofit work, whether or not installed by Landlord at Tenant’s request. Except to the extent otherwise expressly provided in Subsection 23.6.1 below or elsewhere in this Lease, Tenant waives all rights to make repairs to the Premises or to the Facility at the expense of Landlord, or to deduct the cost of such repairs from any payment owed to Landlord under this Lease,

11.2 Landlord’s Obligations.

(a) Except to the extent otherwise expressly provided elsewhere in this Lease, and excluding any responsibilities expressly delegated to Tenant elsewhere in this Lease, Landlord shall keep the Facility and Building, including the Common Areas and the Base Building Systems (including the above-ceiling distribution thereof, the cost of which above-ceiling distribution repairs shall be included as part of Operating Expenses, the mechanical rooms and the stairwells (exclusive of Tenant’s security system)) in good condition and repair, in accordance with standards generally comparable to those observed in Comparable Buildings (but in no event shall such standards fall below those standards set forth in Exhibit D attached hereto), and in compliance all with applicable Laws, and so as not to deprive Tenant of its use and enjoyment, or materially adversely impair Tenant in its herein-allowed use and enjoyment, of the Premises or the Common Areas. Landlord shall not, however, be obligated to maintain, repair, or replace any of the following within the Premises: interior windows, window coverings, doors, door hardware.

(b) Subject to Landlord’s right to reimbursement of certain costs or expenses under other provisions of this Lease, Landlord shall perform all needed repairs to and replacements of the exterior windows in the Premises; provided, however, that Tenant shall reimburse Landlord for the full cost of repairs or replacements needed because of damage caused by the gross negligence or willful misconduct of Tenant or any Tenant Party (only to the extent that the proceeds (if any) of insurance payable under the applicable policy shall be insufficient). Also, Landlord shall not be obligated to perform repairs for which Tenant has expressly assumed responsibility under other provisions of this Lease, Tenant hereby acknowledges that the foregoing description of certain obligations and rights of Landlord is not intended to limit or restrict Landlord’s rights under other provisions of this Lease to reimbursement for costs and expenses incurred in connection with such matters. Notwithstanding anything to the contrary contained in this Subsection 11.2, in the event Landlord, for any reason, fails to commence and diligently pursue completion of any repairs required to be made by Landlord under this Section 11 within a period of thirty (30) days after Tenant delivers written notice to Landlord of the need for such repairs, (a) Rent shall be equitably abated commencing upon the date of Tenant’s delivery of Tenant’s notice to Landlord regarding Landlord’s failure to commence and/or diligently pursue such repairs in such thirty (30) day period, and (b) Tenant shall have the right to make such repairs which are non-structural, which do not affect the exterior of the Building and which do not adversely affect the Base Building’s Systems; provided, however, that in the event any such failure by Landlord to perform required repairs constitutes an Adverse Condition (as defined in Subsection 17.4 below), Tenant’s abatement rights shall be governed by Subsection 17.4.

(c) In the event Tenant exercises its right to repair as set forth in the immediately preceding sentence, Tenant shall provide to Landlord (or to any “Qualified First Mortgagee,” which shall mean and refer to any first mortgagee of the Building, the identity and address of which has been provided to Tenant in writing prior thereto) with a reasonably particularized invoice for such repair. To the extent Landlord agrees with such invoice or does not provide Tenant with written notice of its dispute with such invoice, Landlord shall pay such invoice within thirty (30) days of receipt of same. To the extent Landlord fails to make such payment and fails to provide a written objection defending such failure within such thirty (30) day period, Tenant shall have the right to offset the amount of such invoice plus interest at the Interest Rate against Rent; provided, however, that it is hereby deemed in this Lease that, with respect to any right of offset in favor of Tenant, notices which must be delivered to Landlord must also be delivered to any Qualified First Mortgagee, which Qualified First Mortgagee shall have the right to act on behalf of Landlord if Landlord fails to respond as required of Landlord in this Subsection 11.2. If, within thirty (30) days of Landlord’s receipt of such invoice Landlord provides Tenant with written notice of its dispute of such invoice, the matter shall be referred to arbitration in accordance with the Exhibit F attached to this Lease. Any award in favor of Tenant not paid to Tenant within thirty (30) days of Landlord’s receipt thereof shall entitle Tenant to offset the award against the next due payment of Rent.

12.	LIENS.

Tenant shall keep the Premises, the Building, and the rest of the Facility free from liens arising out of any work or materials actually or allegedly performed or furnished, or obligations incurred, by or for Tenant (other than the work to be performed by Landlord pursuant to Exhibit B). Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs, or any work performed, materials furnished, or obligations incurred by or for Tenant other than the work performed by Landlord pursuant to Exhibit B. In the event any such lien is filed, and Tenant has not provided Landlord with a lien release bond or other adequate security therefor, as provided below, Landlord may, upon thirty (30) days’ written notice to Tenant, without waiving Landlord’s rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at an interest rate equal to the Reference Rate (as defined in Subsection 6.3.1 above) plus three percent (3%). Tenant shall nevertheless have the right to contest or object to the amount or validity of any lien against the Premises or the Building arising out of work performed by or on behalf of Tenant by appropriate legal proceedings so long as (a) Tenant notifies Landlord of Tenant’s intent to contest such lien within thirty (30) days after Tenant has notice of the imposition thereof, (b) Tenant, within such thirty (30) day period, furnishes Landlord with and arranges for recordation of a lien release bond complying with the requirements of Cal. Civil Code Section 3143 (or any successor statute) so as to release the lien from the Premises and the balance of the Facility upon recordation of such bond, or with other security reasonably satisfactory to Landlord to satisfy such claim or lien, (c) upon any final determination of such contest which is not appealable or is not being appealed by Tenant, Tenant pays the amount of such claim or lien then due (provided that Tenant shall at its sole cost post any bond required to pursue an appeal), and (d) Tenant’s indemnity set forth above in this Section 12 shall apply to all claims arising in connection with such contest or objection.

13.	SIGNS; NAMES OF BUILDING AND FACILITY.

Except for the signage provided for in Section 51 of this Lease, Tenant shall not place any other logo, sign, advertisement, announcement, warning, or notice upon or in front of the Premises or any Common Areas without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute (but good faith) discretion. Tenant shall not use any insignia or logotype of the Building or Facility for any purpose outside of those purposes allowed to Tenant in said Section 51. Tenant shall not use any picture of the Building or Facility in its advertising or stationery or in any other manner. Landlord expressly reserves the right, in Landlord’s sole and absolute discretion, at any time to change the name, insignia, logotype, or street address of the Building or the Facility without in any manner being liable to Tenant; provided, however, that Landlord shall reimburse Tenant for its reasonable cost of replacing its then current supply of stationery, business cards, and envelopes.

14.	ASSIGNMENT AND SUBLETTING.

14.1 “Transfer” Defined. Subject to Subsection 14.10 below, as used herein, the term “Transfer” shall mean any assignment of this Lease (including, without limitation, assignment by operation of law—e.g., death of an individual tenant or merger, dissolution, consolidation, or other reorganization of a corporate tenant), subletting of all or any part of the Premises, or transfer of possession, or right of possession or contingent right of possession of all or any portion of the Premises, including without limitation, concession, mortgage, encumbrance, devise, hypothecation, agency, or franchise agreement, or to suffer any other person (the Tenant Parties excepted) to occupy or use the said Premises or any portion thereof. If Tenant is a corporation that is not a public corporation, or is an unincorporated association or partnership, or if Tenant consists of more than one party, the transfer, assignment (including, without limitation, assignment by operation of law), or hypothecation of any stock of or interest in Tenant in the aggregate in excess of fifty percent (50%) shall also be deemed to be a “Transfer.” If Tenant is a partnership or consists of more than one party, then any of the foregoing events with respect to any such party comprising Tenant, or with respect to any constituent general partner of Tenant or any such party, shall also be deemed to be a “Transfer.”

14.2 No Transfer Without Consent. Tenant shall not, either voluntarily or by operation of law or otherwise, suffer a Transfer without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except as otherwise expressly provided below. Landlord’s consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer; nor shall Landlord’s consent constitute an acknowledgment that no default then exists of the obligations to be performed by Tenant under this Lease; nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated in writing by Landlord at the time; nor shall Landlord’s acceptance of Rent from any person be deemed a waiver by Landlord of any provision of this Section 14. If Landlord’s approval or consent for any agreement or instrument is required hereunder, then no amendment or modification shall be made thereto without Landlord’s prior consent. Any Transfer that is not in compliance with the provisions of this Section 14 shall be voidable at Landlord’s election.

14.3 Procedure for Assignment and Subletting/Landlord’s Recapture Rights. Tenant shall advise Landlord by written notice of (a) Tenant’s intent to make a Transfer, (b) the name of the proposed transferee, and evidence reasonably satisfactory to Landlord that such proposed transferee will use the Premises in compliance with the use provisions of this Lease and is comparable in reputation and stature to the other tenants then leasing comparable space in the Facility or in Comparable Buildings (such evidence shall include, without limitation, (i) a description of the proposed transferee’s business background and experience, and (ii) such other information as Landlord may reasonably request concerning such transferee, but Landlord shall not request information concerning the financial condition of such transferee), and (c) the terms of the proposed assignment or subletting (including the financial terms and the intended use of the Premises), together with a copy of the proposed Transfer documents. Landlord need not commence its review of any proposed Transfer, or respond to any request by Tenant with respect to such, unless and until Landlord has received all of the foregoing documentation from Tenant. Landlord shall, within fifteen (15) days, in the event that Tenant is seeking Landlord’s consent for a sublease of a portion of the Premises which is not subject to Landlord’s right of recapture (as further described below) or twenty-five (25) days, in the event that Tenant is seeking Landlord’s consent for a sublease of a portion of the Premises which is subject to Landlord’s right of recapture (as further described below), after receipt of such notice and documentation, and any additional information reasonably requested by Landlord, elect one of the following:

(i) Consent to such proposed Transfer;

(ii) Refuse such consent, which refusal shall be on reasonable grounds, subject to the provisions of Subsection 14.4 below and shall be provided to Tenant in writing and such writing shall state the grounds for such refusal; or

(iii) Elect to terminate this Lease in the event of an assignment other than to a Permitted Affiliate (as such term is defined in Subsection 14.10 below), or in the case of a sublease, terminate this Lease as to the portion of the Premises proposed to be sublet for the proposed term of the sublease (such election may be exercised for any reason whatsoever, including, without limitation, the intent of Landlord to enter into a direct lease with the proposed assignee or subtenant); provided, however, that Landlord shall only have such termination option if the proposed Transfer is for the remainder of the unexpired Term and is for at least one full floor of the Premises. Also, in the event that Tenant proposes to transfer a portion of the Premises contiguous to space leased by Tenant to a “business partner” (i.e., a person or entity with whom Tenant has an ongoing contractual relationship evidenced by a written contract, a copy of which shall be provided to Landlord) or Permitted Affiliate (as defined in Subsection 14.10 below), Landlord shall not have such termination option with respect to such portion of the Premises. If Landlord exercises such termination option, then (a) this Lease shall terminate as to all or such portion, as the case may be, of the Premises effective as of the date on which the proposed Transfer was intended to have become effective, (b) Tenant shall vacate such portion of the Premises prior to such date, and (c) Landlord and Tenant shall have no further liability to each other under this Lease from and after such date with respect to such space, except as otherwise provided in this Section and in Section 41 (Survival of Certain Rights and Obligations). If this Lease is terminated as to less than all of the Premises pursuant to the preceding sentence, the Rent, including, without limitation, Tenant’s Percentage Share, under this Lease shall be equitably adjusted by Landlord on the basis that the rentable area of the portion of the Premises remaining bears to the rentable area of the entire Premises. No failure of Landlord to exercise its termination option hereunder shall be deemed a waiver of the right to terminate this Lease subsequently (with respect to a subsequent Transfer) in accordance with the terms hereof, as it is intended that this option to terminate shall continue to exist during the entire Term.

14.4 Conditions to Approval.

14.4.1 Reasonable Standards. It is understood and agreed that, without limiting Landlord’s right of consent as provided herein, Landlord’s withholding consent shall be deemed reasonable if the proposed assignment or sublease fails to meet any one or more of the following criteria: (a) neither the proposed Transfer nor the proposed use of the Premises by the proposed transferee shall conflict with or result in a breach of Subsections 3.2 (Restriction on Use), or 8.2 (Consent Required for Hazardous Substances), or any other provision of this Lease, nor shall it violate any exclusivity arrangement that Landlord may then have with any other tenant of the Facility which Landlord entered into prior to the date the Tenant requested Landlord’s consent for such proposed transfer; (b) the proposed transferee’s proposed use of space in the Premises shall not be for an office or facility of any governmental agency or authority (unless reasonably approved by Landlord), or an embassy or consulate or similar office; (c) the proposed transferee’s use of space in the Premises is for a school or classroom use, an entertainment, sports or recreation facility, retail sales to the public, medical offices, or a personnel or employment agency, telephone “boiler rooms,” or a business where the general public routinely makes payments, receives cash or checks or processes applications for permits or registrations; (d) the proposed transferee shall be of a reputation and stature consistent with the character of the Comparable Building as reflected by the then existing tenants of the Comparable Building which respect to comparable space; (e) neither the proposed transferee nor its use of the Premises shall be subject to compliance with additional requirements beyond such requirements as are then already applicable to the party desiring to assign or sublease of the Law (including related regulations) commonly known as the “Americans with Disabilities Act” or any similar federal, state, or local Law now or hereafter in effect, unless the proposed transferee or Tenant shall have expressly agreed to bear all costs related to compliance with such additional requirements; (f) the proposed transferee shall not be a party for which Landlord’s consent is required under Subsection 14.7 below; and (g) if the proposed transferee would be subleasing less than all of the Premises included in any particular floor, there shall not be (following consummation of the proposed sublease) more than five (5) “Occupants” on such floor. For purposes of the preceding sentence, an “Occupant” of a floor shall include Tenant (if Tenant is occupying any portion of the floor through personnel of Tenant or any Affiliate), any of Tenant’s subtenants or sub-subtenants (other than Affiliates) occupying any space on said floor, and in the case of any floor of which Tenant leases only a portion, any other tenant (and any of its subtenants or sub-subtenants) of space on such floor.

14.4.2 Fees. In the event that Landlord shall consent to a proposed Transfer, or shall reasonably disapprove a proposed Transfer (other than in connection with an exercise of Landlord’s recapture rights under Subsection 14.3), pursuant to the provisions of this Section 14, Tenant shall pay, within thirty (30) days of Landlord’s demand therefor, Landlord’s reasonable, actual processing costs and attorneys’ fees (which shall be either the reasonable, actual costs of Landlord’s in-house counsel or the reasonable, actual costs of Landlord’s outside counsel, but not both) incurred in connection with such matter.

14.5 Landlord’s Right to Bonus Rentals.

14.5.1 Payment. In the event of a Transfer of this Lease, then Tenant shall pay to Landlord, pursuant to Subsection 14.5.2 below, fifty percent (50%) of the “Rent Differential” received by Tenant in connection with or in respect to such Transfer. For purposes of this Subsection, the following definitions shall apply:

(a) the term “Rent Differential” shall mean the excess of (i) any and all “Proceeds” payable to Tenant over (ii) Tenant’s “Allowed Costs”;

(b) the term “Proceeds” shall mean any and all fees, rents, charges, payments, or other sums or consideration attributable to the use of the Premises, including payments in excess of market value as reasonably determined by Tenant for Tenant’s trade fixtures, equipment and furnishings payable or deliverable to Tenant in connection with the Transfer; and

(c) the term “Allowed Costs” shall mean (i) reasonable attorneys’ fees and reasonable broker’s commissions and reasonable advertising and marketing costs and fees paid by Tenant to attorneys or brokers in connection with such assignment or subletting, plus (ii) any other reasonable out-of-pocket concessions, including the reasonable costs of constructing any tenant improvements (including any demising walls and further including lost rental during the period of such construction (up to a period of 60 days) if no Rent is being collected by Tenant for such period of time), planning allowances, moving allowances and lease takeover payments. Tenant is required to furnish to such assignee or subtenant, plus (iii) in the case of an assignment, all of the Rent, or in the case of a subletting, the proportionate amount of the Rent allocable to the portion of the Term and portion of the Premises (if less than all) covered by such subletting, as reasonably determined by Landlord and Tenant.

14.5.2 Recovery. In the event the Proceeds are paid in installments (e.g., monthly subrent), then the Allowed Costs shall be deducted as they are incurred, and Landlord’s share of the Rent Differential shall be payable at the same time such installment payments are made after Tenant recovers one hundred percent (100%) of the Allowed Costs.

14.5.3 Good Faith. Tenant covenants that any allocation of payments or other consideration payable or deliverable to Tenant in connection with any subletting of the Premises or assignment of this Lease shall be made in good faith and not with a purpose to avoid Tenant’s obligation to pay 50% of the Rent Differential to Landlord.

14.5.4 Arbitration. Should the parties fail to reach agreement concerning the amount of any Rent Differential payable to Landlord pursuant to this Subsection 14.5, either party may elect to submit the dispute to arbitration in accordance with the provisions of Exhibit F attached hereto.

14.6 Joint and Several Obligations. Each permitted subtenant or assignee shall assume all obligations of Tenant under this Lease with respect to the Premises, or such portion thereof as may be covered by the sublease or assignment entered into by such party, and, if the Original Tenant is not conducting business in any portion of the Building, such permitted subtenant or assignee shall, if Landlord so elects, make direct payment to Landlord of the Rent in the amount set forth in the sublease or assignment, unless otherwise agreed in writing by the parties thereto, and the performance of all of the terms, covenants, conditions, and agreements herein contained on Tenant’s part to be performed with respect to the Premises or such subleased space, as the case may be. No Transfer shall be valid and no transferee shall take possession of the Premises or any part thereof unless, within ten (10) days after the execution of the documentary evidence thereof, Tenant shall deliver to Landlord a duly executed duplicate original of the Transfer instrument in a form reasonably satisfactory to Landlord that (a) provides that the transferee assumes Tenant’s obligations for the payment of Rent to the extent set forth in the sublease or assignment (or the allocable portion thereof, in the case of a sublease of a portion of the Premises) and for the full and faithful observance and performance of the covenants, terms and conditions contained herein, applicable to the Premises in the event of an assignment or applicable to the subleased space in the event of a sublease, (b) provides that the transferee will, at Landlord’s election, attorn directly to Landlord if Landlord will recognize the sublease or assignment, as the case may be, and not disturb the subtenant’s or assignee’s, as the case may be, right to possession of the Premises and provide all services required by this Lease in the event Tenant’s Lease is terminated for any reason on the terms set forth in the instrument of transfer, and (c) contains such other non-financial assurances as is then customarily required by Landlord’s first mortgage lenders, the form for which will be provided to Tenant on request. The failure or refusal of a transferee to execute such an instrument of assumption shall not release or discharge the transferee from its obligations set forth above.

14.7 Non-Competition. Notwithstanding anything in this Section 14 to the contrary, in no event shall Tenant, without Landlord’s prior consent, which consent, except as provided below, may be withheld in Landlord’s sole and absolute discretion, transfer all or a portion of the Premises or this Lease to any then tenant or occupant of space in the Building, with whom Landlord (or Landlord’s broker or representative) is engaged in active lease negotiations or discussions or with whom Landlord (or Landlord’s broker or representative) has exchanged written correspondence regarding lease negotiations or discussions; provided, however, if Landlord does not then have in the Building space available that would generally meet the size and location requirements of such existing tenant and Landlord also does not expect to have such space available by the proposed commencement date under Tenant’s desired sublease or assignment of Lease, then Landlord shall not unreasonably withhold, condition or delay such consent.

14.8 No Merger. The voluntary or other surrender of this Lease by Tenant or mutual cancellation of this Lease shall not work a merger. At the option of Landlord, any such surrender or cancellation of this Lease shall either terminate any and all then existing subleases or subtenancies or operate as an assignment to Landlord of Tenant’s interest in any and all such subleases or subtenancies.

14.9 Landlord’s Right to Assign. Landlord shall have the right to sell, encumber, convey, transfer, and/or assign any of its rights and obligations under this Lease (in connection with a transfer of all or any portion of Landlord’s interest in the Facility), provided, however, that no sale, conveyance, transfer, or assignment (other than an arms-length foreclosure or deed in lieu of foreclosure) shall relieve Landlord of its obligations hereunder unless and until the transferee shall have assumed and agreed (in writing) to perform all of Landlord’s obligations under the Lease. Notwithstanding the foregoing, any offset rights granted to Tenant in this Lease shall not be defeated by such transfer unless Tenant agrees to the contrary in a written instrument executed and delivered under the terms of a Subordination, Non- Disturbance and Attornment Agreement required by the provisions of Section 21 of this Lease. Landlord shall not be relieved of any obligations that shall have accrued with respect to the period prior to the effective date of such transfer, but to the extent so provided in Subsection 23.6.2 below, Tenant shall look solely to the then interest of Landlord in the Facility (e.g., a mortgage interest, in the case of a seller financed sale of the Facility) and the proceeds of such transfer (if any) for the satisfaction of any remedy of Tenant for failure to perform such obligations.

14.10 Non-Transfers. Notwithstanding the foregoing provisions of this Section 14 to the contrary, the following transfers (each a “Permitted Transfer”) shall not constitute an assignment or sublease requiring the consent or approval of Landlord under this Lease, and will not extend any Rent Differential right or termination right or option to Landlord:

(a) to an affiliate of Tenant; that is, any entity which controls, is controlled by, or is under common control with, Tenant;

(b) to an entity resulting from a reorganization of or merger or consolidation with Tenant or a successor resulting from a legislative act;

(c) to an entity which acquires all or substantially all of the assets of Tenant’s business for good business purpose and not principally for the purpose of transferring this Lease in contravention of the restrictions contained herein; or

(d) of any stock or other ownership or partnership interest in Tenant, or any affiliate of Tenant, whose stock or other ownership or partnership or membership interest is publicly traded on any national, regional or other stock exchange or “over-the-counter” market;

provided, that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with all of the documentation described in Subsection 14.3 above. Any such transferee or affiliate described in this Subsection 14.10 shall be referred to in this Lease as a “Permitted Affiliate.” “Control,” for the purposes hereof, shall mean the power to direct the management policies of an entity.

15.	INDEMNIFICATION; INSURANCE; ALLOCATION OF RISK.

15.1 Indemnification.

15.1.1 Tenant’s Indemnity. Except as to any Claims (as defined below) from which Landlord releases Tenant from liability or indemnifies Tenant pursuant to express provisions of this Lease, Tenant shall at its expense defend (by counsel reasonably approved by Landlord), protect, indemnify, and hold harmless Landlord and Landlord’s subsidiaries, affiliates, constituent partners, and agents, their respective directors, officers, stockholders, trustees, employees, successors, and assigns

(collectively, the “Landlord Parties”) from and against any and all Claims for injury (including death and physical, psychological, and emotional injuries) to any person or damage to any property whatsoever, to the extent arising from or caused by (whether in whole or in part, directly or indirectly) any of the following occurrences or circumstances:

(a) any occurrence in, on, or about any part of the Facility, including the Premises, to the extent such injury or damage shall be caused by the negligent act or omission of Tenant or any Tenant Parties or any of their respective contractors or subcontractors; or

(b) any breach of the obligations of Tenant under Subsection 8.4 above.

As used herein, the term “Claims” shall mean claims, liabilities, penalties, fines, judgments, forfeitures, losses, expenses (including, without limitation, reasonable attorneys’ fees, consultant fees, expert fees, and court costs), and costs, including, without limitation, and whether foreseeable or unforeseeable, any and all costs incurred in connection with any investigation of site conditions, and any and all costs of any required or necessary repair, cleanup, detoxification, decontamination, or other remedial work concerning the Facility.

15.1.2 Landlord’s Indemnity. Except as to any Claims from which Tenant releases Landlord from liability or indemnifies Landlord pursuant to express provisions of this Lease, Landlord shall at its expense defend (by counsel reasonably approved by Tenant), protect, indemnify, and hold harmless Tenant and the Tenant Parties from and against any and all Claims for injury (including death and physical, psychological, and emotional injuries) to any person or damage to any property whatsoever, to the extent arising from or caused by (whether in whole or in part, directly or indirectly) any of the following occurrences or circumstances:

(a) any occurrence in, on, or about any part of the Facility, to the extent such injury or damage shall be caused by the negligent act or omission of Landlord or any Landlord Parties or their respective contractors or subcontractors; or

(b) any Hazardous Substances that Landlord or any Landlord Parties or Landlord’s contractors or subcontractors shall have caused, permitted or authorized to be used, analyzed, stored, transported, disposed, deposited, generated, discharged, or released in, on, under, to, from, or about the Facility or any nearby property.

15.1.3 Insurers Not Released. The indemnification obligations of Landlord and Tenant hereunder are not intended to and shall not relieve any insurance carrier of its obligations to Landlord or to Tenant (if any).

15.2 Tenant’s Insurance. Tenant shall have the following insurance obligations:

15.2.1 Liability Insurance. Tenant shall, at Tenant’s expense, obtain and keep in force at all times during the Term, a policy of commercial general liability insurance (including automobile liability) for occurrences in or about the Premises or otherwise resulting from Tenant’s operations at the Facility. The minimum limits of liability shall be a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence and a deductible not greater than Ten Thousand Dollars ($10,000.00). The policy shall protect Landlord and the Landlord Parties as additional insureds. The policy shall also provide for severability of interest; shall provide that an act or omission of one of the insured or additional insureds that would void or otherwise reduce coverage shall not void or reduce coverages as to other insured or additional insureds; shall insure performance by Tenant of the indemnity provisions, to the extent commercially available in commercial general liability insurance policies or for a reasonable additional cost, with riders thereto, of this Lease; and shall afford coverage after the Term (by separate policy or extension if necessary) for all claims based on acts, omissions, injury or damage that occurred or arose during the Term. The policy shall be primary coverage for Tenant and Landlord for any liability arising out of Tenant’s and the Tenant Parties’ and Tenant Invitees’ use, occupancy or maintenance of the Premises and all areas appurtenant thereto. The limits of said insurance shall not, however, limit any liability of Tenant under Subsection 15.1.

15.2.2 Personal Property Insurance. Tenant shall maintain in full force and effect on all of its fixtures, personal property, and equipment in the Premises a policy or policies of fire and casualty insurance in “all risk” form (including water damage) to the extent of at least ninety percent (90%) of their replacement cost (without deduction for depreciation). No such policy shall have a deductible (other than as to earthquake coverage, which may have a deductible of up to Five Hundred Thousand Dollars ($500,000.00)) in a greater amount than Thirty Thousand Dollars ($30,000.00). Tenant shall also insure in the same manner the physical value of all its leasehold improvements, if any, in the Premises. The “full replacement value” of the improvements to be insured under this Subsection 15.2.2 shall be determined by the company issuing the insurance policy at the time the policy is initially obtained and from time to time throughout the Term. During the Term, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures, equipment, and leasehold improvements so insured. Landlord shall have no interest in said insurance, and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Tenant. All such insurance shall contain waivers of subrogation in favor of Landlord.

15.2.3 Worker’s Compensation Insurance. Tenant shall carry and maintain Workers Compensation as required by applicable Laws and Employer’s Liability insurance with a limit of not less than $1,000,000.

15.2.4 Business Interruption. Subject to Tenant’s rights to self-insure under Subsection 15.5 below, Tenant shall maintain loss of income and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, but in no event in an amount less than the Rent payable hereunder for six (6) months. All such insurance shall contain waivers of subrogation in favor of Landlord; provided, however, that Tenant shall have the right to self insure the insurance otherwise required under this Subsection 15.2.4; provided further, however, that such self-insurance shall be deemed to be for the full extent of the otherwise required coverage and with full waiver of subrogation in favor of Landlord.

15.2.5 Other Coverage. During such times as Tenant is performing approved Alterations in the Premises, Tenant shall carry such builder’s risk insurance as Landlord may require pursuant to Subsection 10.2.5 above.

Not more frequently than every three (3) years, if, in the reasonable opinion of Landlord’s lender or of the independent insurance consultant retained by Landlord, the amount of public liability insurance coverage at that time is not adequate, or additional coverages not specified above should be obtained, Tenant, at its cost, shall increase such insurance coverage, and/or obtain such additional coverages, as required by either Landlord’s lender or Landlord’s insurance consultant, consistent with the then prevailing custom for new leases of similar space in Comparable Buildings but only to the extent required of tenants similar to Tenant for comparable space.

15.2.6 Insurance Criteria. All the insurance required to be carried by Tenant (except Tenant’s self-insurance under Subsection 15.5 below) hereunder shall:

(a) Be issued by insurance companies that are qualified and admitted to do business in the State of California and that carry a designation in “Best’s Insurance Reports,” as issued from time to time throughout the Term, as follows: Policy holders’ rating of A-; financial rating of not less than X.

(b) Be issued in a form reasonably acceptable to Landlord.

(c) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or expiration of any policy.

(d) Waive subrogation, as required by Subsections 15.2.2, 15.2.4, and 15.2.5, with respect to property loss or damage by fire or other casualty.

(e) To the extent that Landlord shall have any repair or replacement obligations with respect to the insured property, name Landlord and the Landlord Parties as additional insureds (except the Worker’s Compensation Insurance) and, at Landlord’s request, shall carry a lender’s loss payee endorsement in favor of Landlord’s lender.

15.2.7 Evidence of Coverage. A certificate of insurance for the insurance required to be carried by Tenant hereunder shall be delivered to Landlord prior to Tenant’s commencing remodeling work in or taking occupancy of the Premises, and Tenant shall keep each such policy in full force and effect throughout the Term. Renewal policies or certificates thereof shall be delivered to Landlord at least thirty (30) days in advance of the expiration dates of the expiring policies.

15.2.8 Tenant Insurance Default. In the event that Tenant fails to deliver to Landlord any liability policy under Subsection 15.2.1 above, certificate, or renewal notice hereunder required within the prescribed time period and if such failure continues after ten (10) days written notice thereof from Landlord to Tenant, or if any such policy is canceled or the coverage with respect to the Premises reduced during the Term without Landlord’s consent, Landlord may at its option, but shall not be obligated to, obtain such insurance on behalf of Tenant and bill Tenant, as additional rent, for the cost thereof. The provisions of this Section 15 are for the benefit of Landlord and its lenders only and are not nor shall they be construed to be for the benefit of any employee of Tenant, any other tenant or occupant of the Building or the Facility, or any other person whatsoever.

15.3 Landlord’s Insurance. Landlord shall maintain policies of insurance covering loss of or damage to the Building in the full amount of its replacement cost. Such policies shall provide protection (subject to reasonable deductibles) against all perils included within the classification of fire, extended coverage (with at least a twelve-month rent-loss rider attached and with rental abatement insurance coverage for loss of services contemplated in Subsection 17.4 below, (which insurance Landlord presently carries and (at a minimum) with respect to the Premises will continue to carry so long as the same remains available) vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage, and any other perils that Landlord in good faith deems appropriate. Landlord shall not obtain insurance for Tenant’s trade fixtures or equipment. Landlord shall also maintain a policy of commercial general liability insurance with a combined single limit of not less than Ten Million Dollars ($10,000,000) per occurrence for bodily injury and property damage, plus coverage against such other risks as Landlord deems advisable from time to time, insuring Landlord against liability arising out of the ownership, use, occupancy or maintenance of the Facility and the performance by Landlord of the indemnity provisions, to the extent commercially available in commercial general liability insurance policies or, for a reasonable additional cost, with riders thereto, of this Lease; provided, however, that Landlord may at its option elect to substitute for said policy, insurance that is part of a blanket insurance policy maintained by Landlord, provided that such substituted insurance policy has a combined single limit of not less than Twenty-Five Million Dollars ($25,000,000) allocated to the Building and conforms in all other respects with the foregoing requirements. In addition, if Landlord determines that a majority of landlords of Comparable Buildings do so, Landlord shall increase such insurance coverage and/or obtain such additional coverages to the level carried by such other landlords. All the insurance required to be carried by Landlord hereunder shall: (a) Be issued by insurance companies that are qualified and admitted to do business in the State of California and that carry a designation in “Best’s Insurance Reports,” as issued from time to time throughout the Term, as follows: Policy holders’ rating of A-; financial rating of not less than X, and (b) Waive subrogation with respect to property loss or damage, including Rent loss and builder’s risk coverage, by fire or other casualty as specifically set forth in Subsection 15.5 below.

The amount of such liability coverage may be increased from time to time as required by Landlord (but Landlord shall not increase such liability coverage to an amount greater than that required by owners of Comparable Buildings) or Landlord’s lender. Notwithstanding anything above to the contrary, Landlord may self-insure the obligations set forth herein so long as (i) Landlord maintains a net worth at least equal to 2.5 times the greater of initial replacement value of the Facility and the replacement value of the Facility from time to time according to its most recent audited financial statement (in accordance with generally accepted accounting principles consistently applied), and (ii) Landlord governs and manages its self-insurance program in a manner consistent with programs managed by reasonable businesses. Upon request, Landlord shall supply Tenant with evidence reasonably satisfactory to Tenant’s of Landlord’s net worth and the satisfaction of the conditions set forth above. If Landlord elects to self-insure, Landlord shall be responsible for any losses or liabilities which would have been assumed by the insurance companies which would have issued the insurance required of Landlord under this Lease. Landlord will notify Tenant in advance of any period for which it intends to self-insure and shall provide to confirm the satisfaction of the conditions set forth above. For so long as Landlord self-insures, Landlord, for all applicable periods, shall and does hereby indemnify and hold harmless Tenant and Tenant’s Parties from and against all costs, damages or expenses (including attorney fees at the trial and appellate levels) incurred or paid by Tenant or Tenant’s Parties as a result of any claim customarily covered by the insurance policy provided for in Subsection 15.3 even if such costs, damages or expenses are the result of the fault or negligence of Landlord.

15.4 Exculpation.

15.4.1 Waiver. Landlord and Tenant release each other and Landlord Parties and Tenant Parties, respectively, from any Claims of whatever nature for damage, loss, or injury to the Premises, the Building, and/or the Facility, or to the other’s property in, on, or about the Premises and the Facility, to the extent of any insurance proceeds that are received or receivable (or that would have been receivable but for such releasing party’s breach or default of its obligations to carry insurance under this Lease), even if such damage, loss, or injury shall have been caused by the fault or negligence (but not willful misconduct) of the other party or anyone for whom such party may be responsible. Landlord and Tenant shall each cause their respective insurance policies to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by any policy. To the extent of any insurance proceeds actually received, or that would have payable but for a breach of this Lease, neither Landlord nor Tenant shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease. Further, except to the extent otherwise expressly provided below in this Subsection, Tenant hereby waives all Claims against Landlord and the Landlord Parties for any loss, theft, or damage to Tenant’s business or Personal Property or injury (including death and physical, psychological, and emotional injuries) to persons, in, upon or about the Premises and/or the Facility from any cause whatsoever, including, without limitation, the active or passive negligence of Landlord or the Landlord

Parties. Without limiting the generality of the foregoing, Tenant specifically acknowledges that such waived Claims includes injuries, losses, and damage resulting from the following causes: Fire; smoke; explosion; falling plaster, ceiling tiles, fixtures, or signs; broken glass; steam; gas; fumes; vapors; odors; dust; dirt; grease; acid; oil; any other Hazardous Substance; debris; noise; air or noise pollution; vibration; theft; breakage; vermin; electricity; computer or electronic equipment or systems malfunction or stoppage; water; rain; flooding; freezing; windstorm; snow; sleet; hail; frost; ice; excessive heat or cold; sewage; sewer backup; toilet overflow; leaks or discharges from or into the Premises or any other part of the Facility, or from any pipes, sprinklers, appliances, equipment (including, without limitation, heating, ventilating, and air-conditioning equipment); electrical or other wiring; plumbing fixtures; roofs; windows; skylights; doors; trapdoors; the surface or subsurface of any floor or ceiling of any part of the Facility; dampness or climatic conditions; maintenance, repair, or construction activities; renovation work; and any interruption, cessation, or failure of any public or other utility service.

16.	SECURITY SERVICES.

16.1 Landlord’s Obligation to Furnish Security Services. Landlord shall supply to the Building unarmed lobby attendant services at all times (i.e. 365 days a year, 24 hours a day) and that are generally comparable to the lobby attendant services provided in Comparable Buildings; provided, however, that neither Landlord nor any other Landlord Parties shall be liable to Tenant, Tenant’s employees, invitees or any other person or entity for (and Tenant waives all claims against them arising by reason of) direct or consequential damages except to the extent such direct damages (but not in any event consequential damages) are caused by Landlord’s or Landlord Parties’ willful misconduct or gross negligence, but specifically including, without limitation, damage or injury to person or property or loss of life, resulting from the presence, admission to or exclusion from the Building or Facility of any person, and Tenant acknowledges that Landlord’s provision of security guards or other security services for the Building or Facility shall not be construed as Landlord’s or any Landlord Party’s acceptance of any responsibility or liability for the security of persons or property in, on or about the Premises, the Building or the Facility. Landlord may, but shall not be obligated to, furnish additional security services for the Premises, the Building and/or the Facility as Landlord deems appropriate in its sole and absolute discretion. In the event Landlord furnishes or contracts to furnish any such additional services, Tenant shall nevertheless remain solely responsible for the protection of itself, the Tenant Parties and all property of Tenant and the Tenant Parties located in, on, or about the Premises or the Building or the Facility, and the provisions of Section 15 shall nevertheless continue in full force and effect. Notwithstanding the foregoing, Tenant shall have the right to supplement the security provided by Landlord under this Subsection 16.1 below to the extent that Tenant’s additional security does not interfere with the security provided by Landlord hereunder. Landlord shall have the right to take all such reasonable and lawful measures as Landlord may deem advisable for the security of the Building or the Facility and their occupants, including, without limitation, the lawful search of any person entering or leaving the Building, the evacuation of the Building (or any part thereof) for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building (or any part thereof), and the closing of the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to admittance, when the Building is so closed, under such reasonable regulations as Landlord may prescribe from time to time.

16.2 Card-Key Access. Landlord has installed a card-key security system to control access to: (i) each floor of the Premises from the passenger elevators; (ii) the Exercise Room; and (iii) the entry to the Building on Fremont Street (after normal business hours). The access described in the preceding sentence hereof shall be controlled by card-key (one card-key for all access points) issued to Tenant by Landlord and shall operate on a 24-hour-per-day, 365-day-per-year basis. Landlord shall pay for the cost of the initial card-keys, not to exceed one card-key for each 250 rentable square feet of space included in the Initial Premises. Tenant shall pay for all card-keys in excess of the initial card-keys required pursuant to the preceding sentence hereof and for any replacement of lost or stolen card-keys.

17.	BUILDING SERVICES.

17.1 Standard Building Services. Landlord shall furnish the Premises with the standard building services and utilities as set forth in the attached Exhibit D.

17.2 Additional Services. Except with respect to electricity which is separately payable by Tenant under this Lease in whatever quantities consumed by Tenant, Tenant shall not, without the consent of Landlord (which consent shall not be unreasonably withheld), (a) use any equipment, apparatus, or device in the Premises that will in any way increase the amount of cooling capacity or water usually furnished or supplied for use to the Premises for general office purposes (i.e., the amounts provided at the standard levels specified in the attached Exhibit D as being available without additional charge), or (b) connect to water pipes or any apparatus or device for the purpose of using water. Tenant agrees to pay within thirty (30) days of demand all reasonable charges (reasonable meaning, in such context, the charges which would be invoiced to Tenant by third-party specialists providing such services, which charges shall in no event be more than those charges imposed by Landlord on third-party tenants in the Building, which such charges shall be prorated based on size, type, intensity and degree of such service) imposed by Landlord from time to time for all building services (it being agreed that there shall be no markup for typical and customary extra cleaning services or heating and air conditioning after Business Hours (as such terms is defined in Subsection l(b) of Exhibit D attached hereto) requested by Tenant for the Premises) and all actual charges, without markup, for services and utilities requested by and supplied to or used by Tenant in excess of or in addition to those standard building services and utilities described in Exhibit D. Such excess and additional building services and utilities are hereinafter referred to as “Additional Services.” If Tenant uses utilities in excess of such standards, Landlord may, upon prior notice to Tenant, cause a switch and/or metering system to be installed at Tenant’s expense (which expense shall be Landlord’s actual cost of installing such switch and Tenant shall pay within thirty (30) days after receipt of an invoice from Landlord covering the cost to install such switch or metering system) to measure the amount of building services, utilities, and/or Additional Services consumed by Tenant or used in the Premises. Notwithstanding anything to the contrary in this Section 17.2 or Exhibit D, Landlord has advised Tenant that the Building’s HVAC system is reasonably capable, under normal operating circumstances, of accommodating Tenant’s reasonable cooling requirements; provided, however, after Business Hours (as defined in Exhibit D), Tenant shall be limited to four (4) tons per floor, or a combined total of sixteen tons per the Premises.

17.3 Conservation. Tenant shall cooperate in a commercially reasonable manner with Landlord to effect conservation of all utilities in the Building and shall use its commercially reasonable efforts to minimize its use of water, heat, electricity, and air conditioning to the extent that such efforts do not unreasonably interfere with the conduct of Tenant’s business.

17.4 Landlord’s Right to Cease Providing Services. Landlord reserves the right, in its reasonable discretion, to reduce, interrupt, or cease service of the heating, air conditioning, ventilation, elevator, plumbing, electrical systems, telephone systems, and/or utility services of the Premises, the Building, or the Facility, for any of the following reasons or causes:

(a) any accident, emergency, Law (including, without limitation, Laws requiring conservation or rationing of electricity, fuel, or water), or Force Majeure (as defined in Section 18); or

(b) the making of any repairs or governmentally mandated additions, alterations, or improvements to the Premises, the Building, or the Facility, until such repairs or governmentally mandated additions, alterations, or improvements shall have been completed; or

(c) the voluntary making of additions, alterations or improvements to the Building or the Facility other than those described in Subsection 17.4(b) above.

No such interruption, reduction, or cessation of any such building services or utilities shall constitute an eviction or disturbance of Tenant’s use or possession of the Premises or Common Areas, or a breach of Landlord’s obligations hereunder, or render Landlord liable for any damages (including, without limitation, any damages, compensation, or claims arising from any interruption or cessation of Tenant’s business), or entitle Tenant to be relieved from any of its obligations under the Lease, or result in any abatement of Rent, except to the extent otherwise provided below. However, Landlord shall use commercially reasonable diligence to restore such service or to reduce the length of such interruption, and to minimize any disturbance to Tenant, where it is within Landlord’s commercially reasonable control to do so. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any of the services described in this Section 17 or Exhibit D (an “Adverse Condition”) results from activities under clause (c) above or, as to clauses (a) or (b) above, continues for the “Applicable Interruption Period” (as defined below) after Tenant’s written notice thereof to Landlord, and Tenant is unable to conduct its business in a reasonable manner in a “significant portion” of the Premises as a direct result thereof and Tenant therefore actually does not occupy or use such “significant portion” of the Premises (or substantially reduces its use and occupancy of such “significant portion” to a mere “skeleton crew” basis as necessary to perform critical functions for Tenant’s business), as the case may be, then Tenant shall be entitled to an abatement of Rent for the portion of the Premises rendered untenantable. Such abatement shall commence as of the first day after the expiration of such Applicable Interruption Period and terminate upon the cessation of such Adverse Condition. As used in this Subsection 17.4 and in Subsection 22.2 below, the term “significant portion” shall be deemed to mean an area consisting of at least 1,000 rentable square feet or any strategic office (such as the computer room or phone connect room (regardless of its size)). As used herein, the term “Applicable Interruption Period” shall mean (i) one (1) business day as to activities under clause (c) above, (ii) three (3) consecutive business days or such shorter period as applicable under the coverage which is or would be covered by rental abatement insurance required to be covered by Landlord (subject to the provisions of Subsection 15.3 above), (iii) five (5) consecutive business days in the case of an Adverse Condition within Landlord’s reasonable control which is not covered by (ii) above, (iv) twenty (20) consecutive days in the case of an Adverse Condition that is not within Landlord’s reasonable control, but that exists within or arises from an event or circumstances occurring within the Building or the Facility which is not covered by (ii) above, and (v) sixty (60) consecutive days in the case of an Adverse Condition that is not within Landlord’s reasonable control and does not exist within or arise from any event or circumstance occurring within the Building or the Facility, but that arises from circumstances occurring outside of and in the immediate vicinity of the Building for which is not covered by (ii) above. If the conditions described under this Subsection 17.4(a) and (b) result in Tenant being dispossessed for a period of time which, if such dispossession has arisen under the provisions of Section 24 below would have given rise to a right to terminate in favor of Tenant, Tenant shall have such right to terminate under this Subsection 17.4. If the conditions described under Subsection 17.4(c) above (unless covered by the provisions of Section 24 below or resulting from voluntary acts of Tenant) result in Tenant being dispossessed for a period of 60 days, Tenant shall have a right to terminate this Lease.

18.	FORCE MAJEURE.

Except as otherwise expressly provided elsewhere in this Lease with respect to Tenant’s right to abatement of Rent under certain circumstances, neither Landlord nor Tenant shall be chargeable with,

liable for, or responsible to the other party for anything or in any amount for any failure to perform or delay caused by any of the following events (collectively, “Force Majeure”): fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, limitations or interference of governmental or quasi-governmental authorities or agents; war; invasion; insurrection; rebellion; riots; strikes or lockouts; inability to obtain necessary materials, goods, equipment, services, utilities or labor; accident; breakage; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such failure (but not unavailability of funds); and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by such party.

19.	RULES AND REGULATIONS.

19.1 Compliance. Tenant, its agents, employees, and servants and those claiming under Tenant will at all times observe, perform, and abide by all of the general rules and regulations promulgated by Landlord as set forth in Exhibit C and the Rules and Regulations for Construction by Tenant set forth in Exhibit H, and, to the extent that Tenant is provided with written notice of same, as reasonably modified, supplemented, or amended by Landlord from time to time (together, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Facility of any of said Rules and Regulations, and provided that Landlord shall do the same for Tenant, Landlord shall have the right to make reasonable exceptions for specific tenants or occupants with respect to the application of certain rules and regulations; provided, however, that nothing contained in this sentence shall excuse Landlord from performing its obligations required by this Lease. Subject to the foregoing, Landlord agrees to use commercially reasonable efforts, consistent with Landlord’s rights under applicable leases, to apply the Rules and Regulations in a fair, responsible, nondiscriminatory and equitable manner. If there is a conflict between the Rules and Regulations and any provision of this Lease, the provisions of this Lease shall prevail.

19.2 Enforcement. Upon Landlord’s receipt of Tenant’s written notice that another tenant or occupant of the Facility is engaging in conduct prohibited by this Section, to the detriment of Tenant, Landlord agrees to use commercially reasonable efforts, consistent with Landlord’s rights under the lease of such other tenant or occupant, to cause such party to desist from such prohibited conduct. Notwithstanding the foregoing, Landlord shall not be required to file a lawsuit against another tenant nor shall Landlord be liable to Tenant for any such conduct on the part of other tenants or occupants of the Building, except to the extent such conduct results in default in Landlord’s obligations under this Lease.

20.	HOLDING OVER.

20.1 Surrender of Possession. Tenant shall surrender possession of the Premises immediately upon the expiration of the Term or termination of this Lease. If Tenant surrenders possession of the Premises to Landlord in a condition other than that required under this Lease, Tenant shall be responsible for all costs incurred by Landlord arising from such failure. If Tenant retains possession of all or a portion of the Premises after the expiration or earlier termination of the Term, with Landlord’s express written consent, Tenant’s occupancy shall be deemed to be that of a month-to-month tenancy, terminable upon thirty (30) days’ written notice. If Tenant retains possession of the Premises or any part thereof after the expiration or earlier termination of the Term, without Landlord’s express written consent, Tenant’s occupancy shall be deemed to be that of a tenancy-at-will, terminable upon five (5) days’ written notice, and in no event shall such occupancy be deemed from month-to-month or from year-to-year; further such occupancy shall be subject to all of the provisions of this Lease pertaining to the obligations of Tenant and the rights of Landlord during the Term shall apply, except as expressly modified by this Section 20. In the event that Tenant commits an Event of Default or remains in possession of the Premises or any part thereof after the expiration of any month-to-month tenancy or tenancy-at-will created hereby, then Tenant’s occupancy shall be deemed to a tenancy-at-sufferance and not a tenancy-at-will.

20.2 Holding Over Without Consent. If Tenant, without Landlord’s consent, retains possession of the Premises after the expiration or earlier termination of Term or past the expiration of any tenancy-at-will under Subsection 20.1 above, then Tenant shall pay to Landlord monthly rental equal to the “Applicable Percentage” (as defined below) of the Minimum Monthly Rent applicable immediately prior to the expiration or earlier termination of the Term with respect to such portion of the Premises that Tenant has not surrendered. The “Applicable Percentage” shall be determined as follow: 150% for the first month of such holdover and 175% for the second month and any additional months of such holdover. In addition, Tenant shall indemnify Landlord from and against all losses, costs, claims, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements but specifically excluding consequential damages) sustained by Landlord by reason of such retention (including, without limitation, claims for damages by any other person to whom Landlord may have agreed to lease all or any part of the Premises effective on or after the date Tenant was obligated to surrender possession of the Premises). No acceptance by Landlord of Rent during any such holding over without Landlord’s approval shall reinstate, continue, or extend the Term or shall affect any notice of termination given to Tenant prior to the payment of such money, it being agreed that after the service of such notice or the commencement of any suit by Landlord to obtain possession of the Premises, Landlord may receive and collect when due any and all payments owed by Tenant under this Lease, and otherwise exercise its rights and remedies. The making of any such payments by Tenant shall not waive such notice, or in any manner affect any pending suit or judgment obtained.

21.	SUBORDINATION.

21.1 Landlord hereby represents that as of the date of execution and delivery of this Lease, the Facility is unencumbered by any Incumbrances (as defined below) except for that certain unrecorded “Ground Lease” (as such term is defined in Section 55 below). If Landlord’s lender shall require the ground lessor under the Ground Lease to deliver to it a non-disturbance agreement (which such agreement is further detailed below) and if such ground lessor agrees to deliver such a non-disturbance agreement, Landlord shall require the delivery of a non-disturbance agreement by ground lessor in favor of Tenant within sixty (60) days of the date that such ground lessor agrees to deliver the non-disturbance agreement to Landlord’s lender. This Lease shall be subject and subordinate to any mortgage, deed of trust, ground lease or master lease (collectively, “Encumbrance”) hereafter placed upon the Facility and to all renewals, modifications, replacements and extensions thereof; provided that, as a condition to such subordination, a separate written agreement in a commercially reasonable form as such holder of or lessor under such Encumbrance (“Encumbrancer”) shall require, shall be entered into between Tenant and such Encumbrancer to specify that, notwithstanding any default in the Encumbrance and any foreclosure or termination thereof, or the enforcement by the Encumbrancer of any rights or remedies, including sale thereunder, or otherwise, Tenant shall not be joined or made party to such foreclosure, termination, or other proceedings, and this Lease shall be recognized and shall remain in full force and effect, and Tenant shall not be disturbed and shall be permitted to remain in quiet and peaceful possession of the Premises throughout the Term in accordance with and subject to all the provisions of this Lease as long as no Event of Default by Tenant is outstanding.

21.2 In the event that any ground lease or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord if such successor shall recognize and assume the Lease and shall agree not to disturb Tenant’s right to possession of the Premises. Upon request by Landlord, Tenant shall execute and deliver such instruments in a commercially reasonable form as may be reasonably necessary or convenient to evidence such subordination, nondisturbance, and/or attornment; provided, however, that if the content of such instruments affect an amendment to this Lease, such instruments shall be governed by the restrictions set forth with respect to Lease amendments set forth in Section 28 below. Notwithstanding the foregoing, in no event shall Tenant be obligated to execute any instrument that would constitute an amendment of this Lease, except to the extent otherwise provided in Section 28 below. Also notwithstanding any provision hereof to the contrary, if any Encumbrancer shall elect to have this Lease prior to the lien of its Encumbrance and shall give notice thereof to Tenant, this Lease shall be deemed prior to the Encumbrance irrespective of whether the Lease is dated prior or subsequent to the date of the Encumbrance or the recording date thereof.

22.	ENTRY BY LANDLORD.

22.1 Reservation. Landlord reserves and shall have the right to enter the Premises at any and all reasonable times after twenty-four (24) hours notice of same (except in cases of emergency (in which case no notice shall be required)) and in the presence of a representative of Tenant to the extent a representative is available (except in cases of emergency in which case no representative need be present)) (a) to inspect the same, (b) to verify Tenant’s compliance with its obligations under this Lease, (c) to post notices of non-responsibility (if permitted by the Laws of the State where the Facility is located), (d) to post any notices Landlord is required by law to post on the Premises or deemed reasonably necessary by Landlord for Landlord to protect its interest in the Premises and/or the Facility or for health and safety purposes, (e) to deliver notices to Tenant or any subtenant or occupant of any portion of the Premises, (f) to supply any service to be provided by Landlord to Tenant hereunder, and (g) to submit the Premises to prospective lender, purchasers, investors, or, during the last six (6) months of the Term only, tenants. Tenant shall maintain any such notices required by law posted by Landlord in or on the Premises.

22.2 Designation. Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency (in which case no notice shall be required) or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with ten (10) days’ prior written notice of the specific date and time of such Landlord inspection and Landlord shall make such inspection in the presence of a representative of Tenant (except in cases of emergency, in which case no representative need be present).

22.3 Representative. Landlord also reserves and shall have the right to enter the Premises, after twenty-four (24) hours notice of same (except in cases of emergency, in which case no notice shall be required) and in the presence of a representative of Tenant to the extent a representative is available (except in cases of emergency, in which case no representative need be present), to perform Landlord’s obligations under Subsection 11.2 above and to perform those repairs to the Premises for which Tenant is responsible, but which Tenant failed to perform pursuant to Subsection 11.1 above, and Landlord may for such purposes erect scaffolding and other appropriate structures where reasonably required by the character of the work to be performed.

22.4 Abatement. In the event that any such entry by Landlord into the Premises, or such work performed by Landlord at the Facility, prevents Tenant from gaining access to or prevents Tenant’s use of all or any “significant portion” of the Premises, Tenant’s Rent shall be abated in the manner set forth in Subsection 17.4.

22.5 Limitation. If, as a result of any entry by Landlord which is described in Subsection 22.4 above, the amount of rentable square feet constituting the Premises shall be permanently reduced, both parties shall execute an amendment to the Lease memorializing the amount of such reduction in the

Minimum Monthly Rent and additional Rent. Except as provided in Subsection 17.4 above, in no event, however, shall Tenant be entitled to any abatement of Rent on account of any noise, vibration, or other disturbance to Tenant’s business at the Premises that may arise out of any such entry by Landlord into the Premises or out of Landlord’s performance of any such work at the Facility, and under no circumstances shall any such noise, vibration, disturbance, work, or entry by Landlord be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof.

22.6 Mitigation. Landlord shall use commercially reasonable efforts (which shall not include any obligation to employ labor at overtime rates other than with respect to activities which cause noise or vibration at disruptive levels or impede access to the Premises, such as core drilling, which shall only be performed on an “after Business Hours” basis except in emergencies) to avoid or minimize disruption of Tenant’s business during any such entry or work by Landlord.

22.7 Emergency. Landlord shall have the right to use any and all means that Landlord may deem appropriate to open any doors in an emergency in order to obtain entry to the Premises; provided, however, that Landlord shall repair any damage resulting therefrom (and costs thereof shall constitute an Operating Expense to the extent permitted by Section 6 above).

23.	DEFAULTS AND REMEDIES.

23.1 Events of Default.

23.1.1 Definition. In addition to those events designated as Events of Default in other provisions of this Lease, each of the following shall constitute an “Event of Default” by Tenant and a breach of this Lease:

(a) Tenant’s failure to make any payment owed by Tenant under this Lease, as and when due, where such failure is not cured within ten (10) days following Tenant’s receipt of Landlord’s written notice thereof, provided, however, that in the event Tenant shall fail to make timely payment of Rent payments which are due monthly three (3) or more times in any twelve (12) month period and Landlord shall have delivered to Tenant a written notice of such delinquencies, then during the twelve (12) consecutive months immediately after such failure the ten (10) day cure period shall be reduced to a three (3) day cure period; or

(b) Tenant’s failure to observe, keep, or perform any of the terms, covenants, agreements, or conditions under this Lease that Tenant is obligated to observe or perform, other than that described in clause (a) above, for a period of thirty (30) days after delivery of notice to Tenant of said failure; provided however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under this Lease if Tenant shall commence the cure of such default so specified within said thirty (30) day period and shall diligently prosecute the same to completion; provided further, however, that if Tenant is prevented from observing, keeping or performing any of the terms, covenants, agreements or conditions under this Lease because of a Force Majeure event, then Tenant shall not be in default during the period of such Force Majeure event; or

(c) The occurrence of any of the events described in Subsection 37.5 (Events of Bankruptcy) below with respect to any guarantor of any obligations of Tenant under this Lease, where Tenant fails to furnish a substitute guarantor, or alternative security, satisfactory to Landlord within sixty (60) (or sooner if reasonably possible) days after Landlord’s delivery of Landlord’s written demand therefor.

23.1.2 Notice of Default. The notices of default provided for in Subsection 23.1 .l(a) and (b) shall in each case be in lieu of, and not in addition to, any notice required under applicable unlawful detainer Laws;

23.2 Remedies. Upon the occurrence of any Event of Default, Landlord may exercise any one or more of the termination rights and other remedies described in this Section 23, in addition to all other rights and remedies now or hereafter provided at law or in equity.

23.3 Right to Cure. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to perform any act on its part to be performed under this Lease, and such failure shall continue beyond any applicable notice and cure period (except that no notice or cure shall be required in cases of emergency), Landlord may, but shall not be obligated to do so, without waiving or releasing Tenant from any obligations of Tenant, perform any such act on Tenant’s part to be performed as provided in this Lease. All reasonable costs incurred by Landlord with respect to any such performance by Landlord (including reasonable attorneys’ fees) shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s demand therefor.

23.4 Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future law to redeem the Premises or to continue the Lease after being dispossessed or ejected from the Premises.

23.5 Remedies Cumulative. All remedies of Landlord under this Lease are cumulative. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages, nor shall Landlord have any obligation to mitigate damages, except to the extent provided by applicable Laws.

23.6 Default by Landlord.

23.6.1 Notice. In no event shall Landlord be deemed to be in default if Landlord fails to perform any covenant, term, or condition of this Lease upon Landlord’s part to be performed (including Landlord’s obligations set forth in Section 40 below, it being agreed that after the expiration of the cure period provided therein Landlord shall have no further cure period), unless and until thirty (30) days have expired after delivery, to Landlord and to the holder of any mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant, of a written notice specifying in detail Landlord’s failure to perform and demanding the correction of such deficiency; provided, however, that if such deficiency cannot be cured or corrected within such 30-day period Landlord shall not be in default if Landlord or anyone on behalf of Landlord commences such cure or correction within such 30-day period and thereafter diligently and continuously prosecutes the same to completion. If Landlord is deemed to be in default under the provisions of this Subsection, Tenant shall be entitled to bring an action for declaratory judgment or specific performance, or for damages (subject to the provisions of this Lease limiting Landlord’s liability) shown by Tenant to have been directly caused by such default; provided, however, that subject to Subsection 23.6.5 below, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy in any dispute as to whether Landlord has breached any express or implied obligation under this Lease to not unreasonably withhold Landlord’s consent or approval.

23.6.2 Consequential Damages. Tenant agrees that, in the event it becomes entitled to receive damages from Landlord, Tenant shall not, in any event, be allowed to recover from Landlord consequential damages or damages in excess of the out-of-pocket expenditures incurred by Tenant as a result of a default by Landlord. Further, Tenant shall look solely to the then interest of Landlord in the Facility, or of any successor in interest to Landlord, as owner of the Facility, and/or the proceeds of insurance relating thereto, and (in the case of any liability that Subsections 14.90 and 26 provide shall survive a sale, conveyance, or transfer of the Facility) the proceeds (if any) of a sale, conveyance or transfer of the Facility, for the satisfaction of any remedy of Tenant for failure to perform any Landlord’s obligations under this Lease, express or implied, or under any Law.

23.6.3 Non-Liability. Neither Landlord nor any disclosed or undisclosed principal of Landlord (or officer, director, stockholder, partner or agent of Landlord or of any such principal), nor any successor of any of them, shall have any personal liability for any such failure under this Lease or otherwise. The provisions of this Subsection shall apply only to Landlord and the parties above-described. They shall not be for the benefit of any insurance company or other third party. Except as set forth in Subsections 11.2, 17.4, and 22.2 above and in Sections 24, 25 below or in the Work Letter or elsewhere in the Lease, Tenant hereby expressly waives its rights under any and all Laws, to terminate this Lease (whether prior to or after the commencement of the Term) or to withhold any payment owed by Tenant under this Lease, on account of any damage, condemnation, destruction, or state of disrepair of the Premises, or any part thereof, it being the parties’ intent that the provisions of this Lease shall govern the parties’ rights and obligations with respect to such matters. In the event of any conflict between any provision of this Subsection and any other provision(s) of this Lease, the provisions of this Subsection shall control.

23.6.4 Counter-Claim. In the event Landlord commences any proceedings against Tenant for possession of the Premises or for non-payment of Rent or any other sum due and payable to Landlord hereunder, Tenant shall not interpose any counter-claim or other claim against Landlord of whatever nature or description in any such proceedings; and in the event that Tenant interposes any such counter-claim or other claim against Landlord in such proceedings, Landlord and Tenant hereby stipulate and agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counter-claim or other claim asserted by Tenant shall be severed out of the proceedings instituted by Landlord and such proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of such counter-claim or other claim asserted by Tenant. The foregoing provisions of this Subsection 23.6.4 shall not apply in the case of any “claim” that under applicable codes of civil procedure would be deemed forfeited if not asserted in the same proceeding. Landlord hereby stipulates and agrees that the provisions of this Subsection 23.6.4 shall not apply or be enforceable so long as the Original Tenant or an affiliate thereof is still the Tenant hereunder or the Tenant hereunder became the Tenant as a result of a Permitted Transfer.

23.6.5 Arbitration. Notwithstanding any provision hereof to the contrary, Tenant shall have the following additional remedy in the event that Landlord, pursuant to Subsection 14.3 of this Lease, refuses to consent to a proposed Transfer and Tenant believes that such refusal constitutes a breach of Landlord’s obligations under this Lease: Within five (5) business days after notice of such refusal is received or deemed received by Tenant, Tenant may by written demand delivered to Landlord elect to submit to binding arbitration the issue of whether Landlord refused such consent in accordance with the provisions of this Lease. Such written demand by Tenant shall include Tenant’s designation of its candidate to serve as the arbitrator, which candidate shall satisfy the following requirements:

(a) Qualifications. Each candidate for arbitrator shall be a California-licensed attorney with recognized expertise and at least ten (10) years’ experience in leasing matters pertaining to first-class high rise office building operations in the San Francisco Financial district. Each candidate for arbitrator, and the law firm (if any) with which he/she is affiliated, shall be independent of each party and shall not previously have represented either Landlord or Tenant as legal counsel.

(b) Response. Within five (5) business days after the service of demand for arbitration, Landlord shall give to Tenant notice (the “Response”) of the name and address of the person designated by Landlord to act as arbitrator on Landlord’s behalf, which arbitrator must also meet the qualifications set forth above. If Landlord fails to notify Tenant of the appointment of Landlord’s arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue. The arbitration shall be conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (as used in this Subsection 23.6.5(b), the “Rules”). If two (2) arbitrators are chosen pursuant to the above provisions, the arbitrators so chosen shall meet within five (5) business days after the second arbitrator is appointed, and if within five (5) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of the matter in issue, they shall appoint a third arbitrator, who shall be competent and impartial person with the required qualifications specified above. Said third arbitrator or, if Landlord shall have failed to notify Tenant of the appointment of Landlord’s arbitrator, Tenant’s arbitrator, as the case may be, shall decide the issue within ten (10) business days after his/her appointment. Within such ten (10) business day period the arbitrator shall hold a hearing in accordance with the aforesaid Rules. At such hearing each party may submit evidence, be heard and cross-examine witnesses, with each party having at least five (5) business days advance notice of the hearing. The hearing shall be conducted so that Landlord and Tenant shall each have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party prior to the hearing). The arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the determination of the matter at issue, but any such consultation shall be made in the present of both parties with full right on their part to cross-examine. The only decision to be rendered by the arbitrator(s) is whether or not Landlord’s refusal of consent constituted a breach of the Lease, The arbitrator(s) shall render his/her/their decision in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. Any decision derived from the foregoing arbitration process shall be binding and conclusive upon the parties. If the arbitrator(s) decide(s) that Landlord’s refusal of consent was unreasonable, then such refusal shall automatically be deemed null and void and Landlord’s consent to the proposed Transfer that be deemed granted, so that Tenant may proceed to consummate the Transfer. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses and the actual and reasonable attorneys’ fees of the prevailing party’s legal counsel.

23.7 Unlawful Detainer Notice. Tenant hereby specifically agrees that any notice of default provided for in Subsection 23.1 of the Lease shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.

23.8 Additional Remedies of Landlord. Upon the occurrence and continuation of any Event of Default described in Subsection 23.1 of this Lease, Landlord may exercise any one or more of the following remedies, in addition to all other rights and remedies provided elsewhere in this Lease or now or hereafter provided at law or in equity:

23.8.1 Right to Terminate. Landlord shall have the right, in addition to all other rights available to Landlord under this Lease or now or later permitted by law or equity, to terminate this Lease by providing Tenant with a notice of termination. Upon termination, Landlord may recover any damages proximately caused by Tenant’s failure to perform under the Lease, including, without limitation, any reasonable amount (collectively, the “Costs of Reletting”) expended or to be expended by Landlord in an effort to mitigate damages (including, without limitation, advertising costs, brokerage fees, attorneys’ fees, and costs for maintaining the Premises and putting them into good order, condition, and repair, and performing such remodeling, renovations, or alterations as may be desirable to prepare the Premises for reletting to an identified tenant with whom Landlord has reached a lease agreement), as well as any other damages to which Landlord is entitled to recover under any Law now or hereafter in effect. Those Costs of Reletting that are of a type that would ordinarily have been incurred by Landlord in reletting the Premises after the expiration of the Term without any default on the part of Tenant (e.g., brokers’ commissions and tenant improvement allowances) shall be amortized on a straight-line basis over the entire term (exclusive of renewal options) of the reletting of the Premises or any portion thereof to which they relate, which term shall be deemed to commence when the obligation to pay monthly rents commences. For Costs of Reletting that are to be so amortized, only the portion (if less than all) of such costs that relates to any portion of the balance of the Term (as the same would have remained in effect but for Tenant’s Event of Default) shall be included in the computation of damages and such amortized Costs of Reletting relating to periods after such end of the Term shall not be included in the computation of damages. Other Costs of Reletting that are of a type that would not ordinarily have been incurred by Landlord in reletting the Premises after the expiration of the Term without any default on the part of Tenant (including, without limitation, and costs of removing personal property or Alterations that Tenant was required to remove at Tenant’s expense) shall not be so amortized, and instead 100% of such costs shall be included in the computation of damages. Landlord’s damages include the worth, at the time of any award, of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided. The worth at the time of award shall be determined by discounting to present value such amount at one percent (1%) more than the discount rate of the Federal Reserve Bank in San Francisco in effect at the time of the award. Damages to which Landlord is entitled shall bear interest, commencing on the date such damages are incurred, at an annual interest rate, not to exceed the maximum rate allowed by law, equal to the sum of (a) the Reference Rate (as defined in Subsection 6.3.1 of the Lease) in effect from time to time plus (b) two percent (2%) per annum. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be entitled to collect more than once for any discrete element of damages.

23.8.2 Right to Recover Rent as It Becomes Due. Landlord may exercise the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after tenant’s breach and abandonment, and recover Rent as it becomes due, if tenant has right to sublet or assign, subject only to reasonable limitations). Tenant hereby specifically acknowledges and agrees that the limitations on its right to sublet or assign, as set forth in Section 14 of the Lease, are reasonable.

23.8.3 Right to Remove Personal Property. Upon any reentry by Landlord into the Premises under this Section, Landlord shall have the right to cause any movable furniture, equipment, trade fixtures, or other personal property left on the Premises to be removed and stored in a public warehouse or elsewhere at Tenant’s sole cost and expense, and/or after thirty (30) days notice to Tenant, to dispose of or sell such property and apply the proceeds therefrom pursuant to applicable Law. In the event Landlord stores such property at premises owned or leased by Landlord, Landlord may charge Tenant for such storage at such reasonable rates as Landlord shall from time to time determine. The foregoing notwithstanding, nothing set forth in this paragraph or elsewhere in this Lease shall impose on Landlord any obligation for the care or preservation of such property so left upon the Premises, except to the extent otherwise expressly provided by applicable Laws.

23.9 Waiver of Certain California Code Sections. The parties understand and agree that the provisions of this Lease shall govern the parties rights and obligations with respect to the matters addressed in the statutory provisions described below. Accordingly, and without limitation to the generality of the provisions of the Lease concerning the waiver of certain statutory provisions, Tenant hereby specifically waives its rights under the following provisions of California law:

23.9.1 Civil Code Sections 1932 and 1933(4), concerning the termination of a lease (whether prior to or after the commencement of the lease term) on account of the condition of the premises, but without waiver of the right expressly granted to Tenant in Subsection 23.6.1 of the Lease or any other express provision of the Lease;

23.9.2 Civil Code Sections 1941 and 1942, concerning the making of repairs at a landlord’s expense, but without waiver of Tenant’s right expressly granted in Subsection 23.6.1 of the Lease or any other express provision of the Lease; and

23.9.3 Code of Civil Procedure Section 1265.130, concerning the right to petition the Superior Court to terminate a lease in the event of a partial taking of the premises by condemnation, but without waiver of the right expressly granted to Tenant in Subsection 23.6.1 of the Lease or any other express provision of the Lease.

These waivers shall also apply to any similar future Laws enacted in addition to or in substitution of the Laws specified above.

24.	DAMAGE OR DESTRUCTION.

24.1 Exclusive Remedy. The remedies provided for in this Section 24 shall be Tenant’s and Landlord’s sole and exclusive remedy in the event a Casualty causes damage to or destruction of all or any portion of the Premises, Building, or Facility, and Tenant and Landlord, as a material inducement to the other party’s entering into this Lease, irrevocably waives and releases the provisions of any Law that would automatically terminate this Lease or otherwise be contrary to the provisions of this Section in the event of any such damage or destruction, it being the intent of both parties that the provisions of this written Lease shall instead govern the rights and obligations of the respective parties with respect to such matters.

24.2 Loss Covered by Insurance. If at anytime prior to the expiration or termination of this Lease, (i) all or any portion of the Premises, or any portion of the Common Areas whose use is necessary for Tenant’s business, shall be wholly or partially damaged or destroyed by fire or other casualty or peril (collectively, a “Casualty”), and (ii) such damage or destruction shall render the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then the following provisions shall apply.

24.2.1 Repairs That Can Be Completed Within One Year.

(a) Within sixty (60) days after the earlier of (i) the date Landlord obtains actual knowledge that the Premises or any portion of the Common Areas are damaged and require repair, or (ii) the date of Tenant’s notice to Landlord of such damage or destruction (the “Damage Notice Date”), Landlord shall give Tenant notice of Landlord’s contractor’s good faith determination, as evidenced by a certificate of such contractor in favor of Landlord and Tenant, of whether the damage or destruction can be repaired under applicable Laws, without the payment of overtime or other premiums, within one year after the date such determination of Landlord’s contractor is made and the date when such repair shall be substantially completed. In cases where such damage or destruction is patent and substantial and known to Landlord within 24 hours after its occurrence, Tenant’s notice to Landlord shall not be required and the date of such damage or destruction shall be deemed the “Damage Notice Date.”

(b) If all such repairs to the Premises and/or such portions of the Common Areas can, in Landlord’s contractor’s good faith judgment, be substantially completed in such manner within such one year period (the “One Year Period”), Landlord shall promptly, diligently and continuously undertake such repairs and this Lease shall remain in full force and effect. Notwithstanding the immediately preceding sentence, in the event Landlord commences repair of such damage, and the repairs are not substantially completed within a period of time equal to 120% of the period of time between the date of such damage and the date estimated for completion of the repairs set forth in the contractor’s certificate (“Completion Date”) (as the end of such 120% time period may be extended by the number of days that the substantial completion of the repair work is delayed due to any Tenant-caused delays) (the “First 120% Period”), then Tenant shall have the right to terminate this Lease within five (5) business days after the expiration of the First 120% Period, by notice to Landlord (the “First Damage Termination Notice”), which such termination shall be effective as of thirty (30) days after Tenant’s delivery to Landlord of the First Damage Termination Notice (the “First Damage Termination Notice Period”). Landlord’s contractor shall have the right to deliver to Tenant a notice at any time prior to the expiration of the First 120% Period estimating a revised Completion Date, upon receipt of which Tenant shall have thirty (30) days to elect whether or not to terminate this Lease or to approve the revised Completion Date.

24.2.2 Repairs That Cannot Be Completed Within One Year.

(a) In the event that Landlord’s contractor determines in good faith, as evidenced by a certificate to Landlord and Tenant, that such repairs to the Premises or to such portions of the Common Areas cannot be substantially completed under applicable Laws, without the payment of overtime or other premiums, within one year after the date of such determination, then Landlord shall notify Tenant by the Damage Notice Date of such determination and Landlord shall notify Tenant of the Completion Date. In such notice Landlord shall either agree to undertake such repairs or elect to terminate this Lease. If Landlord so agrees to undertake repairs, but states that the required repairs will not be completed within one year after delivery of such notice, then Tenant shall have an option, exercisable by written notice thereof delivered to Landlord not later than the fifteenth (15th) business day after Landlord’s delivery of Landlord’s notice that the repairs will not be completed within such one year period, to terminate this Lease.

(b) If neither Landlord nor Tenant exercise such a right of termination following Landlord’s determination that repairs will take more than one year, then Landlord shall promptly, diligently and continuously undertake to repair such damage or destruction. Notwithstanding the immediately preceding sentence, in the event Landlord commences repair of such damage, and the repairs are not substantially completed within a period of time equal to 120% of the period of time between the date of such damage and the Completion Date, as such Completion Date may be extended by the number of days that the substantial completion of the repair work is delayed due to any Tenant-caused delays (the “Second 120% Period”), then Tenant shall have the right to terminate this Lease within five (5) business days after the expiration of the Second 120% Period, by notice to Landlord (the “Second Damage Termination Notice”), which such termination shall be effective as of thirty (30) days after Tenant’s delivery to Landlord of the Second Damage Termination Notice (the “Second Damage Termination Notice Period”). Landlord’s contractor shall have the right to deliver to Tenant a notice at any time prior to the Completion Date estimating a revised Completion Date, upon receipt of which Tenant shall have thirty (30) days to elect whether or not to terminate this Lease or to approve the revised Completion Date.

24.3 Loss Not Covered By Insurance. If, at anytime prior to the expiration or termination of this Lease, (a) all or any portion of the Premises, or any portion of the Common Areas the use of which is required for Tenant’s business or any other portion of the Facility the use of which is required for Tenant’s business or Tenant’s access to the Premises, is wholly or partially damaged or destroyed by a Casualty, and (b) less than ninety percent (90%) (if any) of the total costs of performing the necessary repairs and replacements will be fully covered and paid for by the greater of (i) the amount that would have been received had that party maintained the insurance required by this Lease (which proceeds will be deemed to be self-insured by the party failing to carry the required insurance to the extent the required insurance was not so obtained unless no proceeds are available because of the financial failure of the insurer), or (ii) the available proceeds of insurance actually maintained by Landlord or Tenant, and (c) such damage or destruction renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then:

24.3.1 Landlord Action. Landlord shall deliver to Tenant, within sixty (60) days after the Damage Notice Date, a written notice whereby Landlord shall either (a) elect to terminate this Lease or (b) agree to undertake such repairs promptly, diligently and continuously, in which latter event such notice shall include a statement of Landlords contractor’s good faith estimate, as evidenced by a certificate to Landlord and Tenant, of the number of days required in order to achieve substantial completion, under applicable Laws, of such repair and restoration work (“Landlord’s Estimate of the Completion Date”), If Landlord does not elect by such notice to Tenant to repair such damage, this Lease shall be deemed to have been terminated by Landlord.

24.3.2 Tenant’s Option. If pursuant to Subsection 24.3.1 Landlord elects to undertake such repairs, but the Landlord’s Estimate of the Completion Date is more than one year after delivery of such notice, then Tenant shall have an option, exercisable by written notice thereof delivered to Landlord not later than the fifteenth (15th) business day after Landlord’s delivery of Landlord’s notice that the repairs will not be completed within such one year period, to terminate this Lease. If neither Landlord nor Tenant exercise such a right of termination with respect to a Casualty covered by this Subsection 24.3, then Landlord shall promptly, diligently and continuously undertake to repair such damage or destruction. Notwithstanding the immediately preceding sentence, in the event Landlord commences repair of such damage, and the repairs are not substantially completed within a period of time equal to 120% of the period of time between the date of such damage and the Landlord’s Estimate of the Completion Date, as such Landlord’s Estimate of the Completion Date may be extended by the number of days that the substantial completion of the repair work is delayed due to any Tenant-caused delays (the “Third 120% Period”), then Tenant shall have the right to terminate this Lease within five (5) business days after the expiration of the Third 120% Period, by notice to Landlord, which such termination shall be effective as of thirty (30) days after Tenant’s delivery to Landlord of the Damage Termination Notice (the “Third Damage Termination Notice Period”). Landlord shall have the right to deliver to Tenant a notice at any time prior to the Landlord’s Estimate of the Completion Date estimating a revised Landlord’s Estimate of the Completion Date, upon receipt of which Tenant shall have thirty (30) days to elect whether or not to terminate this Lease or to approve the revised Landlord’s Estimate of the Completion Date.

24.4 Destruction During Final Twenty-Four Months. Notwithstanding anything to the contrary contained in Subsection 24.2, if the Premises or the Building or a portion of the Common Areas the use of which is required for Tenant’s business or Tenant’s access to the Premises are wholly or partially damaged or destroyed within the final twenty-four (24) months of the Term, and no renewal rights have been exercised prior to such damage or destruction, and if as a result of such damage or destruction Tenant is denied access or use of the Premises for the conduct of its business operations for a period of ninety (90) consecutive business days, Tenant may, at its option, by giving Landlord written notice prior to substantial completion of the repairs, and in no event later than the 60th day after the Damage Notice Date, elect to terminate this Lease. In addition, notwithstanding anything to the contrary contained in Subsections or 24.2, if the Premises or the Building is wholly or partially damaged or destroyed (which partial damage is of such a degree that it requires Tenant to relocate from the Premises) within the final twenty-four (24) months of the Term, and no renewal rights have been exercised prior to such damage or destruction and Landlord elects to terminate all other leases for premises within the Building similarly affected by such damage or destruction during the final twenty-four (24) months of such lease term, Landlord may, at its option, by giving written notice prior to substantial completion of the repairs, and in no event later than sixty (60) days after the Damage Notice Date, elect to terminate this Lease.

24.5 Effective Date of a Lease Termination. Any notice of Tenant’s election to terminate under this Section 24 shall include a statement of the effective date of such termination, which shall not be more than sixty (60) days after the date such notice is delivered; provided, however, that the immediately preceding clause shall not apply to Tenant’s Damage Termination Notice (as such term is defined in Subsection 24.2.2) and Tenant’s Non-Insured Damage Termination Notice (as such term is defined in Subsection 24.3.2). Any notice of Landlord’s election to terminate under this Section 24 shall be effective (a) on the date Landlord delivers the notice, if the damage or destruction shall have prevented Tenant from conducting business at the Premises, or (b) on the sixtieth (60th) day after delivery of the notice, in the event that Tenant shall not have been so prevented from conducting business at the Premises. If Landlord terminates this Lease under this Section 24 and thereafter restores the Building to substantially the same condition existing prior to the damage or destruction, then Tenant shall have the right to deliver to Landlord, not later than sixty (60) days following commencement of such work of restoration, a notice electing to complete the term of this Lease in which event Landlord will restore the Premises to its condition prior to such damage as a part of such work of restoration.

24.6 Abatement of Rent. In the event that all or any portion of the Premises shall be rendered inaccessible or unusable to Tenant other than as a result of an act or omission of Tenant which was neither insured nor required to be insured under this Lease, then Rent shall be reduced proportionately for such portion of the Premises as shall be rendered inaccessible or unusable to Tenant, and unused by Tenant, during the period of time that such portion is unusable or inaccessible to Tenant, and unused by Tenant.

24.7 Destruction of Tenant’s Personal Property, Retrofit Work or Property of the Tenant Parties. In the event a Casualty causes damage to or destruction of the Premises or the Building or the Facility, under no circumstances shall Landlord be required to repair damage to, or make any repairs to or replacements of, Tenant’s Personal Property (as such term is defined in Subsection 6,2,4 above). However, as part of Operating Expenses, Landlord shall cause to be insured retrofit work and Alterations that do not consist of Tenant’s Personal Property and shall cause proceeds of such insurance to be applied to the cost of repairing or restoring such retrofit work and Alterations. Landlord shall have no responsibility for any contents placed or kept in or on the Premises or the Building or the Facility by Tenant or the Tenant Parties.

25.	EMINENT DOMAIN.

25.1 Definitions. The following terms shall have the indicated definitions as used herein: (a) “Condemnation” or “Taking” means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor and/or (ii) a voluntary sale or transfer by Landlord to any Condemnor, while legal proceedings for eminent domain are pending; (b) “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned; (c) “Award” means all compensation, sums, or anything of value awarded, paid, or received on a total or partial Condemnation; and (d) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of eminent domain.

25.2 Permanent Taking.

25.2.1 Total Taking. If the Premises are totally taken by Condemnation, this Lease shall terminate on the Date of Taking.

25.2.2 Partial Taking; Common Areas.

(a) Tenant’s Rights. If any portion of the Premises is taken by Condemnation, this Lease shall remain in effect, except that Tenant shall have the right to elect to terminate this Lease if twenty-five percent (25%) or more of the rentable square footage of the Premises is taken, or if the portion taken renders the remainder of the Premises economically unusable by Tenant, as reasonably determined by Tenant’s licensed architect. To be effective, such election to terminate must be made by written notice delivered to Landlord within thirty (30) days after the Decision Period (as such term is defined in Subsection 25.2.3 below). Tenant’s notice shall contain a clear and unequivocal statement of its election to terminate and its reasons for this election.

(b) Interference. If any part of the Common Areas of the Facility is taken by Condemnation, this Lease shall remain in full force and effect so long as there is no material interference with access to the Premises. If such a Taking materially interferes with access to the Premises, either party may elect to terminate this Lease pursuant to this Section 25.

(c) Remaining Leases. If twenty-five percent (25%) or more of the Building or the Facility is taken by Condemnation (whether or not any Portion of the Premises shall have been taken), Landlord and Tenant may elect to terminate this Lease in the manner prescribed herein, provided that in the event that Landlord seeks to exercise its right to terminate this Lease, Landlord shall also terminate any remaining leases of tenants similarly affected in the Building.

25.2.3 Termination or Abatement. If either party elects to terminate this Lease under the provisions of Subsection 25.2.2 (such party is hereinafter referred to as the “Terminating Party”), it must terminate by giving notice to the other party (the “Non-terminating Party”) within thirty (30) days after the nature and extent of the Taking have been finally determined (the “Decision Period”). The Terminating Party shall notify the Non-terminating Party of the date of termination, which date shall not be earlier than sixty (60) days after the Terminating Party has notified the Nonterminating Party of its election to terminate, nor later than the Date of Taking. If such notice of termination is not given within the Decision Period, this Lease shall continue in full force and effect except that the Minimum Monthly Rent and Tenant’s Percentage Share shall be reduced by a fraction, the numerator of which is the rentable square footage taken from the Premises and the denominator of which is the rentable square footage in the Premises prior to the Taking.

25.2.4 Restoration. If there is a partial Taking of the Premises and this Lease remains in full force and effect pursuant to this Section 25, Landlord, at its cost, shall accomplish all necessary restoration so that the Premises are returned as near as practical to their condition immediately prior to the Date of Taking, but in no event shall Landlord be obligated to expend more for such restoration than the extent of funds actually paid to Landlord by the Condemnor. Landlord shall have the right to deliver to Tenant a notice at any time prior to the date Landlord’s contractors certified to Landlord and Tenant as the date estimated that such work would be completed whereby Landlord sets forth a revised completion date, upon receipt of which Tenant shall have thirty (30) days to elect whether or not to terminate this Lease or to approve the revised completion date.

25.2.5 Award. Any Award arising from the Condemnation or the settlement thereof shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord any right of Tenant thereto, except that Tenant shall receive from the Award, to the extent that Landlord receives the Award, compensation for the following, if specified by amount in the Award by the Condemnor, so long as it does not reduce Landlord’s Award with respect to the real property: Tenant’s trade fixtures, tangible personal property, goodwill, loss of business, and relocation expenses. Tenant shall have the right to participate in condemnation proceedings for the purposes permitted under this Section 25 and to complain against the Condemnor authority for a separate award for such losses. In all events, Landlord shall be solely entitled to all Awards with respect to the real property, including the bonus value of the leasehold.

25.3 Temporary Taking. No temporary taking of the Premises or any part of the Premises and/or of Tenant’s rights to the Premises or under this Lease shall terminate this Lease or give Tenant any right to any abatement of any rents owed to Landlord pursuant to this Lease, unless such temporary taking exceeds, or is contractually in excess of, a period of one (1) year from the date of such taking, in which event Tenant shall have a right to terminate this Lease pursuant to the termination procedures granted to Tenant in the case of a repair which cannot be completed within one (1) year as set forth in Section 24.2.2 above, effective at the end of such one (1) year period. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant; provided, however, that if the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business in such remaining portion, and if Tenant does not conduct its business from such remaining portion, then the Minimum Monthly Rent and Tenant’s Percentage Share of Operating Expenses allocable to such remaining portion shall be abated for the entire Premises, for such time as Tenant continues to be so prevented from using, and does not use, the Premises.

26.	SALE BY LANDLORD.

In the event Landlord shall sell, assign, convey, or transfer its interest in the Facility or any part of the Facility, Tenant agrees to attorn to such transferee, assignee, or new owner. If all of Landlord’s interest in the Facility shall be sold, assigned, conveyed, or transferred, then upon consummation of such sale, assignment, conveyance, or transfer, then Landlord shall, to the extent that such transferee, assignee or new owner assumes Landlord’s liability and obligations accruing or to be performed from and after the date of such sale, assignment, transfer or conveyance, be freed and relieved from all liability and obligations accruing or to be performed from and after the date of such sale, assignment, transfer, or conveyance, and in such event Tenant agrees to look solely to the responsibility of such transferee, assignee, or new owner. In the event of such sale, assignment, transfer, or conveyance, Landlord shall transfer, or in lieu thereof grant a credit at closing, to such transferee, assignee, or new owner of the Facility the balance of the Deposit, if any, remaining after lawful deductions and in accordance with applicable Law, after notice to Tenant, and Landlord shall thereupon be relieved of all liability with respect to the Deposit. Notwithstanding the foregoing, no sale, conveyance, transfer, or assignment (other than an arms-length foreclosure or deed in lieu of foreclosure) shall relieve Landlord of its obligations hereunder unless and until the transferee shall have assumed and agreed to perform all of Landlord’s obligations coming due under the Lease from and after the effective date of such transaction. Landlord shall not be relieved of any obligations that shall have accrued with respect to the period prior to the effective date of such transfer. Tenant shall only be required to look to the new landlord for the fulfillment of Landlord’s obligations under this Lease.

27.	ESTOPPEL CERTIFICATES.

Upon either party’s prior request from time to time, the other party shall execute, acknowledge, and deliver to the requesting party, not later than fifteen (15) days after such request, a statement in the form attached hereto as Exhibit K (a) certifying the date of commencement of this Lease, (b) stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of such modifications), (c) stating the dates to which Rent has been paid, (d) acknowledging that there are not, to the certifying party’s actual knowledge, any uncured defaults on the part of the other party, or specifying each such default if any are claimed, and (e) setting forth such other matters as may reasonably be requested. Landlord and Tenant intend that any such statement delivered pursuant to this Section may be relied upon by any permitted subtenant, assignee, or lender of Tenant, by the mortgagee or the beneficiary of any deed of trust, or by any purchaser or prospective purchaser of the Facility. If either party’s failure to deliver such statement within the required time is not cured within fifteen (15) days after the requesting party’s delivery of written notice of such default, such failure to deliver the statement shall, at the requesting party’s option

(without any further notice or cure period otherwise provided under this Lease), be a material default under this Lease by the non-performing party, and it shall be conclusive upon the non-performing party that (i) this Lease is then in full force and effect, without modification except as may be represented by the requesting party, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) not more than one month’s Rent has been paid in advance.

28.	REQUIREMENTS OF LANDLORD’S LENDERS.

28.1 Financing Condition. Landlord may from time to time desire to mortgage all or a portion of the Facility for the purpose of securing financing from an institutional lender. In the event such institutional lender not affiliated to Landlord requires, as a condition of granting Landlord such financing, that this Lease be amended or modified, then Tenant shall, within ten (10) days after Landlord’s request, consent to and execute any such reasonable amendment or modification of this Lease; provided, however, that such modification or amendment only concerns (a) the lender’s right to notification, (b) requirements for the lender’s prior consent or approval for any amendment, modification, or early termination of the Lease unless specifically granted in the Lease, for any waiver of any of the terms or conditions of the Lease to be performed or observed by Tenant, or for any estoppel certificate to be provided by Landlord, (c) restrictions on prepayments of Rent (unless required by this Lease), (d) the lender’s right to require that rents be paid directly to the lender upon default of Landlord under the loan made by such lender and Notice to Tenant, (e) the resolution of ambiguities or correction or errors or omissions contained in this Lease, (f) restrictions on Tenant’s ability to subordinate this Lease to junior financing, and/or (g) such other matters as Tenant may consent to, which consent shall not be unreasonably withheld. The parties acknowledge, however, that it would not be unreasonable for Tenant to withhold consent to any modification that affects the length of the Term or increases the Rent payable by Tenant hereunder or otherwise increases Tenant’s obligations (other than notice requirements and other similarly ministerial obligations) or diminishes Tenant’s rights under this Lease.

28.2 Mortgagee Protection. Tenant agrees to give any present or future mortgagee and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of notice of assignment of rents and leases, execution of nondisturbance agreement, or otherwise), of the address of such mortgagee and/or trust deed holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease (if any), then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such reasonable additional time as may be necessary if, within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default but in no event exceeding ninety (90) days after expiration of Landlord’s cure period; provided, however, that if the default by Landlord is of such a nature that it may not be cured by such holder without the holder becoming owner of the Building and/or Facility, and so long as Tenant receives a commercially reasonable non-disturbance agreement from such holder, Tenant shall not exercise any rights to terminate this Lease other than any rights to terminate set forth in Exhibit B (but Tenant may exercise any offset or cure rights granted to Tenant by this Lease and such rights shall not be abrogated by the provisions of this Section 28), if such holder (a) commences a judicial or non-judicial foreclosure of Landlord’s interest in the Building and/or Facility within sixty (60) days of the expiration of Landlord’s cure period, (b) thereafter uses reasonable efforts to complete the foreclosure of Landlord’s interest in the Building and/or Facility, and (c) cures such default within thirty (30) days after the completion of such foreclosure or, if the cure cannot reasonably be effected within thirty (30) days, commences the cure within such thirty (30) day period and thereafter diligently pursues it to completion but not in any event to exceed ninety (90) days after completion of such foreclosure. Such holder shall have the right to perform all obligations of Landlord under this Lease on behalf of Landlord without becoming an owner of the Building and/or Facility, but such holder shall have no obligation to cure any default under this Lease unless it becomes an owner of the Building and/or Facility, in which event this Lease shall not be terminated while such remedies are being diligently pursued.

29.	INTENTIONALLY DELETED.

30.	ATTORNEYS’ FEES.

In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease (including an action or proceeding between one party and the trustee or debtor in possession while the other party is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code or any successor statute to such Code), or in the event suit is brought for the recovery of any amount due and owing under this Lease, the prevailing party shall be entitled to recover all its costs and expenses in connection therewith (including court costs and reasonable attorneys’ fees, costs and disbursements) from the unsuccessful party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination. The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other party by reason of the other party’s breach or default and substantially obtains the relief sought, whether by compromise, settlement, or judgment. If such prevailing party shall recover in any such action, proceeding, or appeal, such costs and expenses (including court costs and reasonable attorneys’ fees, costs and disbursements) shall be included in and as a part of such judgment.

31.	NON-WAIVER.

The waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease. Nor shall any consent by Landlord or Tenant in any one instance dispense with necessity of consent in any subsequent or other instance. Nor shall any custom or practice that may develop between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon performance by the other in strict accordance with all of the terms, covenants, agreements, conditions, and provisions of this Lease. The subsequent acceptance by a party hereto of any payment owed by the other party to that party under this Lease, or the payment of Rent by Tenant, shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant, agreement, condition, or provision of this Lease, other than the failure of the other party to make the specific payment so accepted by that party, regardless of either party’s knowledge of such preceding breach at the time of the making or acceptance of such payment.

32.	NOTICES.

All notices, notifications, demands, requests, consents, approvals, designations, elections, and waivers that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or one business day after such notice or demand is sent by a reliable overnight courier service, or three (3) business days after it is sent by United States certified or registered mail, in each case with postage prepaid and the notice or demand addressed to the other party at its address set forth in Subsection 1.1.2 of this Lease, or to such other place as such party may from time to time by like notice designate.

33.	JOINT AND SEVERAL LIABILITY.

If Tenant consists of a partnership or more than one person or other entity (collectively, the “Tenant Constituents”), then Tenant’s obligations hereunder shall be joint and several as between all such Tenant Constituents (if more than one) and as between each all constituent general partners of any partnership constituting any Tenant Constituent. No partner, member or shareholder of the Original Tenant or Permitted Affiliate shall have any personal liability for breach of any covenant or obligation of the Original Tenant under this Lease, and no recourse shall be had or be enforceable against the assets of any partner, member, or shareholder of the Original Tenant or Permitted Affiliate for any payment of any sums due to Landlord or for enforcement of any other relief based upon any claim made by Landlord for the breach of any of the Original Tenant’s covenants or obligations under this Lease. Notwithstanding anything to the contrary set forth in this Section 33, Landlord shall only pursue the assets of Tenant only for recovery of any sums due under this Lease and shall not proceed against the assets of individual partners of Tenant.

34.	TIME.

Subject to the provisions of Section 18 (Force Majeure), time is of the essence of this Lease and each and all of its provisions.

35.	SUCCESSORS.

Subject to the provisions of Section 14 (Assignment and Subletting) and Section 26 (Sale by Landlord), and except as otherwise provided to the contrary in this Lease, the terms, covenants, and conditions herein contained shall apply to, bind, and inure to the benefits of the heirs, successors, executors, administrators, and permitted assigns of the respective parties hereto.

36.	ENTIRE AGREEMENT.

This Lease (including the exhibits, riders, addenda, and schedules referred to herein and made a part hereof) embodies the entire agreement between, and understanding of, the parties and supersedes all prior agreements and understandings (oral or written) between the parties with respect to the subject matter hereof. This Lease shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by both Landlord and Tenant,

37.	RESTRICTIONS ON OPTIONS.

37.1 Definition. As used in this Section 37, the word “Option” shall mean any of the following rights or options of Tenant, if any such rights or options are granted pursuant to an addendum or other modification to this standard lease form: (a) any right or option to extend the Term, (b) any option or any right of first refusal or first offer to lease the Premises or any other space within the Facility or other property of Landlord or its affiliates, and (c) any right or option of Tenant to terminate or cancel this Lease prior to the last day of the initial Term contemplated by Subsection 2.2.4.

37.2 Options Personal. Each Option, if any, granted to Tenant in this Lease is personal to the Original Tenant and may be exercised (i) only by the Original Tenant or a Permitted Affiliate while the Original Tenant and/or a Permitted Affiliate are directly (and not through subleases) occupying more than seventy-five percent (75%) of the Premises or (ii) if the Premises is either the practice office of the Original Tenant and/or a Permitted Affiliate or one of two practice offices of the Original Tenant and/or a Permitted Affiliate, in the City of San Francisco, and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the Original Tenant or a Permitted Affiliate. The

Options, if any, herein granted to the Original Tenant or a Permitted Affiliate are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, by reservation or otherwise.

37.3 Multiple Options. In the event that Tenant has multiple Options to extend or renew the Term, a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

37.4 Strict Enforcement of Conditions and Limitations Upon Options.

37.4.1 Tenant hereby specifically acknowledges and agrees that the time limitations upon the exercise of any Option will be strictly enforced, that any attempt to exercise such Option at any other time shall be void and of no force or effect, and that if any such Option is not exercised within the applicable time period, Landlord intends immediately thereafter to undertake appropriate efforts relating to the marketing or management of the space affected by the Option. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of this Subsection or for any other reason whatsoever.

37.4.2 Tenant further agrees that if an Event of Default has occurred and is continuing and Landlord has given Tenant prior notice thereof, on the date of giving the required notice of exercise of such Option, such notice shall at Landlord’s sole election be totally ineffective, in which event this Lease shall expire at the end of the Term as theretofore in effect. Notwithstanding any provision of this Lease to the contrary, all Options shall automatically be void, and shall have no further effect, upon the commencement of any holdover by Tenant after the expiration or earlier termination of the Term.

37.5 Events of Bankruptcy. In addition to those events and occurrences constituting defaults or Events of Default under other provisions of this Lease, the occurrence of any of the following events shall also constitute a default and Event of Default for purposes of Subsection 37.4:

(a) Filing by Tenant of a voluntary petition under any applicable bankruptcy Law, or the issuance of an order for relief entered under any applicable bankruptcy Law, or the filing by Tenant of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for Tenant under the present or any future applicable Law relative to bankruptcy, insolvency, or other relief for debtors, or Tenant’s consent to or acquiescence in the appointment of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises (the term “acquiesce,” as used in this clause, includes, but is not limited to, the failure to file a petition or motion to vacate, appeal, or discharge any order, judgment, or decree within sixty (60) days after entry of such order, judgment, or decree);

(b) Issuance or entry, by a court of competent jurisdiction, of any order, judgment, or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future applicable Law relating to bankruptcy, insolvency, or other relief for debtors, and acquiescence by Tenant in the entry of such order, judgment, or decree; or the failure of such order, judgment, or decree to be vacated or stayed within an aggregate of ninety (90) days (whether or not consecutive) after the date of entry thereof; or the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises and the failure of such appointment to be vacated or stayed within an aggregate of ninety (90) days (whether or not consecutive);

(c) Tenant’s making a general arrangement or general assignment for the benefit of creditors or taking any other similar action for the protection or benefit of creditors.

38.	RECORDING.

Tenant shall not record this Lease or any memorandum hereof without Landlord’s prior written consent. Further, upon Landlord’s written request at any time on or after the expiration or earlier termination of this Lease, Tenant shall promptly execute, acknowledge, and deliver to Landlord any quitclaim deed or other document required by any reputable title company, to remove any cloud or encumbrance created by this Lease upon the Facility. Tenant shall nevertheless have the right to record a Request for Notice of Default and Sale under any then applicable Law.

39.	AUTHORIZATION TO SIGN LEASE.

Each individual executing this Lease on behalf of Landlord represents and warrants that he/she is duly authorized to do so pursuant to authority delegated by Landlord’s duly authorized partnership formation documents and that this Lease is binding on Landlord in accordance with its terms. If Tenant is a partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership agreement, and that this Lease is binding upon Tenant in accordance with its terms. If Landlord or Tenant consist of more than one legal entity, the foregoing representations, warranties, and covenants shall apply to any such entity that is a corporation or partnership, as the case may be.

40.	BROKER PARTICIPATION.

In consideration for brokerage services rendered to Landlord in this transaction, Landlord shall pay its and Tenant’s brokers (which brokers are identified in Subsection 1.1.10 above). Landlord shall pay its broker a commission as set forth in a separate agreement between such parties. Landlord shall pay Tenant’s broker a commission equal to One Dollar and 50/100 ($1.50) per rentable square foot per year of direct lease term (prorated for partial years and capped at Ten Dollars ($10.00). One-half of the commission due to Tenant’s broker for the Premises shall be paid on full execution and delivery of this Lease. The remaining one-half of the commission due to Tenant’s broker shall be paid, for the eighth (8th) floor, upon the commencement of Tenant’s occupancy thereof, and for the fifth (5th), sixth (6th) and seventh (7th) floors, on or before June 15, 2008. Except as otherwise set forth in the preceding sentences, each party agrees to indemnify, defend, and hold harmless the other party from any claim or loss arising out of any actual or alleged dealings of the indemnifying party with any real estate broker, agents or finder in connection with this transaction.

41.	SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS.

The respective parties’ remedies, payment obligations, indemnities, waivers and releases under this Lease, with respect to Tenant’s use or possession of the Premises during the Term and any holdover period, and with respect any cost or expense incurred during or with respect to the Term or any holdover period, shall survive the termination of this Lease.

42.	PARKING.

42.1 Subject to the terms and conditions of this Section 42, Tenant shall be entitled but not obligated to use, in common with other tenants and Landlord and its agents, the number of undesignated vehicle parking spaces allocated to Tenant in Subsection 1.1.11, and which such spaces will be available at all times during the Term for Tenant’s use; provided, however, that if the size of the Premises shall hereafter be increased or reduced, whether pursuant to an amendment of lease or any modification to this Lease or otherwise, the number of parking spaces allocated to Tenant shall automatically be increased or reduced pro rata, as the case may be, provided further, however, that if the number of parking spaces in the Building’s parking facility is expanded, then the number of parking spaces allocated to Tenant shall be increased pro rata.

42.2 The parking facility shall be operated on a parking assist/valet basis, and the hours of such operation shall be extended if demand warrants the same and provided that the cost of such additional operation is paid by the tenants of the Building who are users of such extended hours program.

42.3 Tenant’s use of such parking spaces shall be subject to payment by Tenant of such standard monthly parking rates, if any, as may be charged from time to time to persons other than the officers and employees of Landlord and its affiliates, and subject to such non-discriminatory rules and regulations as may be reasonably established or altered from time to time by Landlord or its manager of such parking facilities, provided that, subject to any Laws, Tenant shall have access to the Building’s parking facility at all times (i.e., 365 days a year, 24 hours a day) and provided further that such rates do not exceed any rates charged to other tenants of the Building nor do such rates exceed fair market rates for generally comparable parking facilities in Class A office buildings located within a two (2) block radius of the Building. If a dispute arises between the parties regarding the fair market rate for Tenant’s vehicle parking spaces in the Building’s parking facility, it shall be resolved by arbitration and in accordance with the provisions of Exhibit F attached to this Lease.

42.4 Tenant shall have the right to increase the number of parking spaces it contracts to use, subject to the maximum number set forth in Subsection 1.1.9, by providing Landlord with sixty (60) days’ written notice of its intent to do same. Tenant shall have the right to decrease the number of parking spaces it contracts to use by providing Landlord with thirty (30) days’ written notice of its intent to do same.

42.5 At Landlord’s request, Tenant (or its designated employees with parking privileges) shall enter into commercially reasonable parking licenses or lease agreements or other arrangements then in use by Landlord (or Landlord’s operator of the parking facilities) with respect to such monthly parking. Upon request, Tenant shall provide Landlord with the license plate numbers of all vehicles that Tenant’s employees park in the Building’s parking facility.

42.6 At all times, the Building’s parking facility shall accommodate approximately thirty-three (33) cars to be parked on a visitor or “short term” parking basis and on an assist/valet basis, subject to governmental requirements and restrictions. In addition, a portion of the Building’s parking facility shall be reserved for car pool parking (approximately 19 cars) and handicap parking (approximately five (5) cars) and motorcycle parking. If Tenant parks more vehicles in the Facility’s parking area than are permitted under this Section, Landlord shall have the right, without limitation to Landlord’s other remedies under this Lease, to collect from Tenant a daily charge, to be reasonably determined by Landlord, for each such additional vehicle.

42.7 Provided that Landlord determines that there has been a mutually agreed demonstrated need for off-site valet parking, Landlord shall attempt to contract for such service, subject to the availability of suitable off-site facilities within a reasonable proximity to the Building, and subject to the agreement of the users of such service (including Tenant) to pay for all of the cost of such off-site valet parking operation.

43.	SEVERABILITY.

Should any provision of this Lease be illegal, void, invalid, inoperative, or unenforceable, no other provision of this Lease shall be affected thereby, and the remainder of this Lease shall be effective as though such illegal, void, invalid, inoperative, or unenforceable provision had not been included herein.

44.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord hereby expressly reserves the rights set forth in the Subsections of this Section 44. Except to the extent otherwise expressly provided elsewhere in this Lease or otherwise required by Law, such rights shall be exercisable (a) without notice, (b) without liability to Tenant for damage or injury to property, persons, or business, (c) without effecting a constructive or actual eviction of Tenant or disturbance of Tenant’s use, possession, or enjoyment of its Premises, and (d) without giving rise to any claim for setoff or abatement of Rent; provided, however, that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations in Landlord’s exercise of its rights hereunder. The enumeration of such rights of Landlord in the following Subsections is not intended to limit any other rights of Landlord or Tenant (or excuse Landlord from performing its express obligations under this Lease), whether expressed or implied, at law or under other provisions of this Lease.

44.1 Repairs. Landlord shall have the right to decorate and make repairs, alterations, additions, changes, and/or improvements, whether structural or otherwise, in and about the Building and elsewhere in the Facility, including, without limitation, construction of additional buildings or other new improvements and changes in the location, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, sidewalks, and walkways; provided, however that Landlord shall have no right to change the general concept and character of the main ground floor lobby of the Building. For such purposes Landlord may enter upon the Premises and, during the continuance of any such work, temporarily close doors, entryways, public space and corridors in the Building or elsewhere in the Facility, to interrupt or temporarily suspend building services and facilities and to change the arrangement and location of entrances, or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building or Facility, all without abatement of Rent and without affecting any of Tenant’s obligations hereunder, except as otherwise expressly provided in this Lease (e.g., Subsections 17, 22.2 and 24.6).

44.2 Security. Landlord shall, in compliance with all applicable leases, have the right to take all such reasonable measures as Landlord may deem advisable for the security of the Building or the Facility and their occupants, including, without limitation, the lawful search of any person entering or leaving the Building, the evacuation of the Building (or any part thereof) for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building (or any part thereof), and the closing of the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to admittance, when the Building is so closed, under such reasonable regulations as Landlord may prescribe from time to time.

45.	WAIVER OF JURY TRIAL.

EACH PARTY HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.

46.	INTERPRETATION.

The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and, when appropriate, shall refer to action taken by or on behalf of Landlord or Tenant by their respective employees, agents, or authorized representatives. Words in masculine gender include the feminine and neuter. The titles of the Sections, Subsections, and other provisions of this Lease are for convenience only and they shall not in any way limit or amplify the terms or provisions of this Lease. All provisions, whether covenants or conditions, on the part of Tenant shall be deemed to be both covenants and conditions. This Lease shall not be construed against either party more or less favorably by reason of authorship of origin of language. The only inference that shall be drawn from the fact of any provision of this Lease having been stricken, crossed out, or otherwise deleted is that said stricken, crossed out, or deleted provision is not a part of this Lease; no inference shall be drawn to the effect that the parties intended the opposite of what the stricken, crossed out, or deleted provision would have provided for. This Lease shall in all respects be governed by and construed and enforced in accordance with the Laws of the State of California, and any litigation concerning this Lease between the parties hereto shall be initiated in the City and County of San Francisco.

47.	COOPERATION WITH GOVERNMENT SPONSORED PROGRAMS.

47.1 In General. Tenant hereby covenants and agrees, at its sole cost and expense, to participate in and cooperate with the requirements of any and all governmentally mandated programs adopted for the Building or the Facility concerning employment, transportation system management, child care facilities, recycling, energy or water conservation, safety, emergency training procedures and drills, or the like; provided, however, that a failure to so participate and cooperate with such requirements shall not be deemed a default to the extent that Tenant’s failure to participate and cooperate with such requirements shall not have any adverse consequences to Landlord. Tenant shall designate floor wardens and assistant floor wardens for each floor of the Premises. Upon reasonable notice from Landlord, Tenant shall cause its floor wardens to attend Landlord’s emergency response training during regular business hours. Tenant shall establish appropriate procedures for communicating Landlord’s emergency procedures to all of Tenant’s employees occupying the Premises.

47.2 Transportation. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities; provided, however, that a failure to so participate and cooperate with such requirements shall not be deemed a default but only to the extent that Tenant’s failure to participate and cooperate with such requirements shall not have any adverse consequences to Landlord. Such programs may include, without limitation: (a) restrictions on the number of peak-hour vehicle trips generated by Tenant; (b) increased vehicle occupancy; (c) implementation of an in-house ridesharing program and an employee transportation coordinator; (d) working with employees and any Building or area-wide ridesharing program manager; (e) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (f) utilizing flexible work shifts for employees.

47.3 Assistance. Pursuant to the City of San Francisco Planning Code Section 163, the Landlord has entered into an agreement with the San Francisco Department of City Planning to provide and implement a transportation management program for tenants of the Building and to participate in a program designed to coordinate commute alternatives marketing and brokerage for employees in the Greater Downtown San Francisco, California area. During the term of the Tenant’s tenancy, Landlord agrees to provide transportation brokerage and commute assistance services, as part of Operating Expenses, to the Tenant to assist the Tenant in meeting the transportation needs of its employees to the extent required by law. Tenant agrees to cooperate with and assist the Landlord’s transportation management coordinator (the “Coordinator”), through designation of a responsible employee, to distribute to Tenant’s employees written materials promoting and encouraging the use of public transit and/or ridesharing, and distribute and return to the Coordinator transportation survey questionnaire forms; provided, however, that a failure to so participate and cooperate with such requirements shall not be deemed a default under this Lease but only to the extent that Tenant’s failure to participate and cooperate with such requirements shall not have any adverse consequences for Landlord. Tenant may agree, at its option, to participate in other activities required of Landlord and/or ridesharing by employees in the Building.

48.	PARTIES TO ACT REASONABLY AND IN GOOD FAITH.

Except in those instances where this Lease provides for a contrary standard, whenever in this Lease the consent or approval of the Landlord or Tenant is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed (except, however, with respect to any Landlord consent, for matters which, in the opinion of a neutral, qualified third-party expert, could have a material adverse effect on the Building’s plumbing, heating, mechanical, life safety, ventilation, air conditioning, or electrical systems, could affect the structural integrity of the Building, or could affect the exterior appearance of the Building, Landlord may withhold such consent or approval in its sole discretion but shall act in good faith, unless this Lease elsewhere expressly provides other standards for such matters). Except in those instances where a contrary standard or right is set forth in this Lease, whenever the Landlord or Tenant is granted a right to take action, exercise discretion, or make an allocation, judgment, or other determination, such party shall act reasonably and in good faith and take no action that might result in the frustration of the reasonable expectations of a sophisticated tenant and a sophisticated landlord concerning the benefits to be enjoyed under, and subject to all the provisions of, this Lease.

49.	OFFER.

Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease and neither party shall act in reliance on said Lease being thereafter signed. This Lease shall become binding upon Landlord and Tenant only when fully executed by both Landlord and Tenant.

50.	LANDLORD’S DISCLOSURE REGARDING HAZARDOUS SUBSTANCES.

50.1 In General. By signing this Lease, Tenant represents that Tenant has read and understood the required disclosures, if any, of Landlord set forth in the paragraph below, which disclosures relate to certain Hazardous Substances known or suspected to exist at the Premises, Building, or Facility, but in doing so Tenant neither assumes nor releases Landlord from its express obligations with respect to environmental matters set forth in this Lease.

50.2 Disclosures. California law requires landlords to disclose to tenants the existence of certain Hazardous Substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids will likely be found in the garage area of the Building, Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the

Building will likely be found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants will use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain Hazardous Substances. Certain adhesives, paints and other construction materials and finishes which will be used in portions of the Building may contain Hazardous Substances. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Substances. Landlord further covenants that any costs related to removal or remediation of Hazardous Substances which are present as a result of these prior uses shall not be charged as an Operating Expense. Landlord covenants to comply during the Term with all local, state and federal laws and regulations applicable, to Hazardous Substances, including any such laws and regulations requiring disclosure to tenants regarding the existence of Hazardous Substances within the Building.

51.	SIGNAGE

51.1 Grant of Signage Rights. Subject to the terms and conditions of this Section 51, Tenant shall be entitled to install an appropriate and tasteful “plaque-type” sign, including its name and logo, (a) at each of the ground floor main entry doors of the Building, (b) on both sides of the lower level elevator bank in the lobby of the Building, (c) in each elevator lobby on each full floor of Tenant’s Premises, and (d) on the main entry doors to the Premises from any elevator lobbies. Subject to the terms and conditions of this Section 51, Tenant shall have the right to install in each elevator lobby on each multi-tenant floor of Tenant’s Premises building standard signage. Landlord and Tenant shall jointly and reasonably select the location, design, size, construction materials, and method of installation of the non- multi-tenant floor signage. Notwithstanding anything to the contrary set forth herein, Tenant shall have the right to use the same materials and graphics as used by other tenants of the Building for its signage. Tenant shall have the opportunity to install signage in the same locations as were granted to Price-waterhouseCoopers relative to its lease of, among other premises in the Building, the Phase II Premises, so long as the following conditions are met: (a) Tenant has leased from Landlord more than 100,000 RSF of space in the Building and occupies same; (b) Tenant pays for all costs associated with removal, installation and restoration of the signage; (c) all signage, type, size and installation are subject to Landlord approval.

51.2 Costs and Installation. The costs of Tenant’s signage and the installation thereof shall be paid for by Tenant, but such costs may be reimbursed from the Allowance (as such term is defined in Subsection 1.1 of Exhibit B). Tenant shall adhere to Landlord’s reasonable requirements regarding Tenant’s installation of Tenant’s signs. At Landlord’s election, Landlord may install Tenant’s ground floor or exterior signs on Tenant’s behalf. If Landlord does so elect to install any of Tenant’s Signs, and provided that Landlord shall first provide Tenant with its estimate of the costs of such installation, Landlord shall be reimbursed by Tenant (either directly or through a credit against the Allowance) for the reasonable out-of-pocket cost of such installation.

51.3 Multi-Tenant Directory. Landlord shall provide, at no charge to Tenant, directory listings on a multi-tenant directory which will consist of a board identifying Tenant and a computer directory to be installed in the Building’s main lobby naming Tenant and the names of Tenant’s partners. Tenant shall not be charged for any changes to directory listings.

52.	RENEWAL OPTIONS (WITH ARBITRATION)

52.1 Grant of Renewal Options. Subject to the terms and conditions of this Section and Section 37 of the Lease, and provided Tenant occupies at least seventy-five percent (75%) of the 84,607 RSF demised as the Phase I and Phase II Premises, Tenant shall have two (2) options (each, a “Renewal

Option”) to extend the Term for a period of five (5) additional years each (each, a “Renewal Term”). A Renewal Option shall be exercisable one time only upon written notice (an “Option Notice”) given to Landlord not fewer than twelve (12) months prior to the expiration of the “Then Scheduled Term.” As used herein, the term “Then Scheduled Term” shall mean the Term set forth in Subsection 1.1.4 of the Lease, as extended by Tenant’s exercise of its rights under this Section 52.

52.2 Minimum Monthly Rent. For purposes of this Section 52, the term “Minimum Monthly Rent” shall be deemed to include both the Minimum Monthly Rent payable pursuant to Subsection 5.1 of the Lease and also any monthly rent paid for any storage space Tenant may then be leasing from Landlord. In the event the Renewal Option is validly exercised in accordance with the terms and conditions of this Section, then the Term shall be extended to include the Renewal Term, during which all the terms and conditions contained in this Lease shall remain in full force and effect, except that (a) the Minimum Monthly Rent during such Renewal Term shall be 100% of the “Then Prevailing Market Rent,” as defined below, (b) Landlord shall not be obligated to supply, nor shall Tenant be entitled to, any further tenant improvements or any further allowances therefor or further rent concessions of any kind in connection with the Renewal Term, except as set forth in Subsection 52.4 below, and (c) the Base Expense Year and the Base Tax Year shall be the calendar year in which the first day of the Renewal Term occurs. Provided that the Renewal Option shall have been validly exercised by Tenant, the “Then Prevailing Market Rent” shall be determined in the following manner.

52.2.1 Then Prevailing Market Rent.

(a) The term “Then Prevailing Market Rent” shall mean, as of the time a determination thereof is to be made, the “effective” rental rate, expressed as a rental rate per rentable square foot of “AS IS” leased space, being charged in arms’-length transactions (“Comparable Transactions”) within the sub-areas of the Financial District of the Building for new leases and renewal leases (and not for subleases) for space comparable to the Premises (taking into consideration size, floor level, location of property, build-out and other factors mentioned below), in the Facility and other Comparable Buildings. However, in no event shall Then Prevailing Market Rent be less than the Minimum Monthly Rent payable during the last month of the then current Term.

(b) In considering “Comparable Transactions” for purposes of determining the Then Prevailing Market Rent for a Renewal Term, appropriate consideration shall be given to (and where appropriate, adjustments shall be made in deriving the Then Prevailing Market Rent from the rental rate under Comparable Transactions because of) any differences between any of the following considerations, unless excluded under Subsection 52.2.1(c) below: (a) the length of the Renewal Term, as compared to the term of the lease or renewal term (where such renewal provisions contain “net effective” language such as that set forth in this Subsection 52.2.l(b) under such Comparable Transactions, (b) the size and location within the sub-areas of the Financial District of the Building and the size, location, and floor level of the Premises and the age and quality of construction of the Facility and the Premises, as compared to such other space or such other high-rise office building in Comparable Transactions, (c) services provided or to be provided by Landlord, as compared to services provided under Comparable Transactions, (d) base years, CPI adjustments, or escalations, if applicable, under this Lease (as extended into the Renewal Term), as compared to such matters under Comparable Transactions, (e) the level, quality or extent of then existing tenant improvements in the Premises and any agreed upon tenant improvement allowances or refurbishment allowances provided for the Renewal Term under this Lease, as compared with the level, quality or extent of any tenant improvements or such tenant improvement allowances or refurbishment allowances to be provided under such Comparable Transactions, (f) free rent, (g) utility costs, relocation or moving allowances, (h) lease takeover/assumption contributions, and (i) other relevant factors pertaining to the Premises, Facility, or this Lease (as extended into the Renewal Term), as such factors are used in Landlord’s determination of Prevailing Market as compared to such corresponding factors in Comparable Transactions.

52.2.2 Landlord’s Proposed Rental Rate. Landlord’s representatives may at any time engage in preliminary negotiations with Tenant concerning rental rates that they would recommend to senior management. However, not earlier than eighteen (18) and not later than thirteen (13) months before the expiration of the Then Scheduled Term, Landlord shall give Tenant, within thirty (30) days of request therefor (provided that Tenant requested such statement not later than fourteen (14) months prior to the Then Scheduled Term), a formal written statement of Landlord’s proposed rental rate(s) for the Minimum Monthly Rent for each year of the proposed Renewal Term (the “Landlord’s Proposed Rental Rate”), as approved by Landlord’s senior management. Landlord shall set Landlord’s Proposed Rental Rate at a rate equal to 100% of Landlord’s good faith estimate of the Then Prevailing Market Rent. If Tenant accepts such estimate of the Then Prevailing Market Rent, or if the parties agree upon some other rental rate, they shall immediately execute an amendment to this Lease stating the Minimum Monthly Rent that shall apply to the Renewal Term.

52.2.3 Arbitration. If Tenant believes that Landlord’s Proposed Rental Rate, as the same may have been revised in writing during the course of negotiations, is in excess of the Then Prevailing Market Rent for the Premises, then Tenant may elect, by delivering written notice (the “Arbitration Notice”) to Landlord not later than nine (9) months before the expiration of the Then Scheduled Term, to arbitrate, in the manner described below, the Then Prevailing Market Rent for the Premises. The Arbitration Notice shall not be effective unless it includes a statement of Tenant’s own good faith estimate of the Then Prevailing Market Rent for the Premises (the “Tenant’s Proposed Rental Rate”). In such event, the Then Prevailing Market Rent shall be determined by arbitration as provided below, each party being bound to its last written estimate provided to the other party prior to the commencement of arbitration or with the delivery of Tenant’s Arbitration Notice. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding upon the parties. The arbitration shall be conducted and determined in San Francisco, California, in accordance with the American Arbitration Association’s commercial arbitration rules then pertaining to the metropolitan area in which the arbitration is conducted, as modified by the following provisions:

(a) Within ten (10) business days after delivery of Tenant’s Arbitration Notice, Landlord and Tenant shall each, at its cost, appoint an arbitrator. The arbitrators each shall have at least ten (10) years’ experience with leases in Comparable Buildings and shall not have previously worked for the party appointing such arbitrator or their investors or affiliates (for purposes of determining whether such arbitrator shall have previously been employed, the fact that such arbitrator shall have previously served as a third party in a dispute resolution matter shall not apply, but such fact must be fully disclosed to the other party). If a party does not appoint an arbitrator within such ten (10) business day period but a qualified arbitrator is appointed by the other party, the single arbitrator appointed shall be the sole arbitrator and shall set the Then Prevailing Market Rent. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s estimated Then Prevailing Market Rent is the closest to the actual Then Prevailing Market Rent as determined by the arbitrators, taking into account the requirements of Subsection 52.2.1 (c).

(b) The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) arbitrators.

(c) The three (3) arbitrators shall within thirty (30) days after the appointment of the third arbitrator reach a decision as to whether Landlord’s or Tenant’s submitted Then Prevailing Market Rent is the closest to the actual Then Prevailing Market Rent, and shall use the closest of Landlord’s or Tenant’s submitted Then Prevailing Market Rent as the Then Prevailing Market Rent for purposes of calculating the Then Prevailing Market Rent, and shall notify Landlord and Tenant thereof.

(d) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(e) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Subsection 52.2.3(a) above, then the parties shall mutually select the third arbitrator. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days, then either party may, upon at least five (5) days’ prior written notice to the other party, request the Presiding Judge of the San Francisco County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator. Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord’s or Tenant’s submitted Then Prevailing Market Rent shall be used and shall notify Landlord and Tenant thereof.

(f) The cost of the arbitrators and the arbitration proceeding shall be paid by the non-prevailing party.

(g) Within fifteen (15) days after the Then Prevailing Market Rent shall have been established pursuant to this Section 52, the parties shall execute a mutually acceptable amendment to this Lease memorializing Tenant’s exercise of such renewal option and stating the Minimum Monthly Rent for the Renewal Term as so established at 100% of said Then Prevailing Market Rent.

(h) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the matter to be determined by them, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrator shall have no power to modify the provisions of this Lease.

(i) If one or more of the arbitrators should resign, die, withdraw, or otherwise be unable to perform his or her duties, either party may declare such office vacant, in which event the vacancy shall be filled in the same manner provided herein for the initial selection of such arbitrator.

52.3 Termination of Tenant’s Right to Renew. If Tenant shall not have delivered to Landlord, within the time period allowed under Subsection 52.2.3 above for delivery of an Arbitration Notice, a notice accepting Landlord’s determination of the rental for the Renewal Term, or an executed Arbitration Notice, then, at Landlord’s election, upon written notice to Tenant, the right of Tenant to renew shall terminate.

53.	EXPANSION OPTION.

Landlord hereby grants to Tenant the right to expand the Premises on a one-time basis onto one of the following three increments of space: (i) Floors 2, 3 and 4; (ii) Floors 2 and 3; or (iii) Floor 4. Tenant must elect which of such increments (the “Expansion Premises”) it has determined to lease by delivery of written notice to Landlord not later than March 1, 2009. The Minimum Monthly Rent for Expansion Premises space taken during the Expansion Option shall be at the Then Prevailing Market Rent as defined in Subsection 52.2.1 above; provided, however, that in no event shall the Minimum Monthly Rent for such space be less than the Minimum Monthly Rent payable during the last month of the then current Term. In the event that Landlord and Tenant shall not be able to agree on the Then Prevailing Market Rent for such space, then the Then Prevailing Market Rent shall be determined pursuant to the arbitration procedure described in Subsection 52.2.1 above.

54.	DAY CARE CENTER AND EXERCISE ROOM

The Facility currently includes a day care center (as mandated pursuant to the final conditions of approval for the Facility dated December 5, 1991 as may be subsequently amended by Landlord and the City of San Francisco) currently planned to be 3,000 square feet with customary hours of operation and operated in compliance with Laws and in a first-class manner and an “Exercise Room” for the use of the tenants of the building, both operated on a first-come, first-serve basis, and usable pursuant to rules and procedures as adopted by Landlord in its sole discretion, including the requirement of indemnity agreements and waivers as preconditions to their use. Either or both of such enterprises may be located in the Marine Electric Building. Tenant and other tenants of the Building shall be given priority in the utilization of the day care center to the extent permitted by law (i.e., as openings for new children occur, Tenant and the other tenants of the Building shall be notified of such openings before the general public is notified of such openings). Tenant shall be entitled to Tenant’s Percentage Share of any openings at the day care center from time to time during the Term. Any revenue from the day care center in excess of its operating expenses will be credited against the Operating Expenses of the Building generally.

55.	COVENANT OF QUIET ENJOYMENT.

Provided Tenant performs the terms, conditions and covenants of this Lease, and subject to the terms and provisions hereof, Landlord covenants to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Premises, for the Term, without hindrance, claim or molestation by Landlord or any other person lawfully claiming under Landlord. The foregoing covenant is in lieu of any other covenant, express or implied.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above, acknowledging that each party has freely entered into this Lease of its own free will and volition.

Landlord:				Tenant:

GLL FREMONT STREET PARTNERS, a California partnership				RIVERBED TECHNOLOGY, INC., a Delaware corporation

By:	GLL US Office L.P., a Delaware limited			By:	/s/ RANDY S. GOTTFRIED
	partnership, its Managing General Partner			Print Name:	RANDY S. GOTTFRIED
				Title:	CHIEF FINANCIAL OFFICER
	By:	GLL US Office Corp., a Delaware
corporation, its Managing General Partner

		By:	/s/ [ILLEGIBLE] Cunningham Jr.
		Print Name:	[ILLEGIBLE] Cunningham Jr.
		Its:	VP

EXHIBIT A-1

Legal Description of the Facility

PARCEL ONE:

BEGINNING AT A POINT ON THE SOUTHWESTERLY LINE OF BEALE STREET, DISTANT THEREON 108 FEET AND 4 INCHES NORTHWESTERLY FROM THE NORTHWESTERLY LINE OF HOWARD STREET; THENCE AT A RIGHT ANGLE SOUTHWESTERLY 137 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE NORTHWESTERLY, 75 FEET; THENCE AT A RIGHT ANGLE NORTHEASTERLY, 127 FEET AND 6 INCHES TO THE SOUTHWESTERLY BOUNDARY LINE OF THE PROPERTY DESCRIBED IN THE DEED FROM DANIEL GALLAGHER TEAMING, MERCANTILE AND REALTY COMPANY, A CORPORATION, TO STATE OF CALIFORNIA, DATED September 16, 1941, RECORDED November 12, 1941, IN THE OFFICE OF THE RECORDER OF THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, IN BOOK 3833 OF OFFICIAL RECORDS, PAGE 35; THENCE EASTERLY ALONG SAID BOUNDARY LINE 22 FEET AND 4-3/8 INCHES TO THE SOUTHWESTERLY LINE OF BEALE STREET; THENCE SOUTHEASTERLY ALONG SAID LINE OF BEALE STREET, 55 FEET TO THE POINT OF BEGINNING.

BEING A PORTION OF 100 VARA BLOCK NO. 335.

LOT 005, BLOCK 3719

PARCEL TWO:

COMMENCING AT THE POINT OF INTERSECTION OF THE NORTHWESTERLY LINE OF HOWARD STREET AND THE SOUTHWESTERLY LINE OF BEALE STREET; RUNNING THENCE SOUTHWESTERLY AND ALONG SAID LINE OF HOWARD STREET, 107 FEET, 6 INCHES; THENCE AT A RIGHT ANGLE NORTHWESTERLY 108 FEET, 4 INCHES; THENCE AT A RIGHT ANGLE NORTHEASTERLY, 107 FEET, 6 INCHES TO THE SOUTHWESTERLY LINE OF BEALE STREET; THENCE AT A RIGHT ANGLE SOUTHEASTERLY ALONG SAID LINE OF BEALE STREET, 108 FEET, 4 INCHES TO THE POINT OF COMMENCEMENT.

BEING PART OF BEACH AND WATER LOTS NOS. 385, 386 AND 387.

LOT 006, BLOCK 3719

PARCEL THREE:

BEGINNING AT A POINT ON THE NORTHWESTERLY LINE OF HOWARD STREET, DISTANT THEREON 100 FEET NORTHEASTERLY FROM THE NORTHEASTERLY LINE OF FREMONT STREET; RUNNING THENCE NORTHEASTERLY AND ALONG SAID LINE OF HOWARD STREET, 67 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE NORTHWESTERLY, 108 FEET AND 4 INCHES; THENCE AT A RIGHT ANGLE SOUTHWESTERLY, 67 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE SOUTHEASTERLY, 108 FEET AND 4 INCHES TO THE POINT OF BEGINNING.

BEING A PART OF 100 VARA BLOCK NO. 335.

EXHIBIT A-1 -1-

LOT 007, BLOCK 3719

PARCEL FOUR:

COMMENCING AT THE POINT OF INTERSECTION OF THE NORTHEASTERLY LINE OF FREMONT STREET AND THE NORTHWESTERLY LINE OF HOWARD STREET; RUNNING THENCE NORTHWESTERLY AND ALONG SAID LINE OF FREMONT STREET, 33 FEET, 4 INCHES; THENCE AT A RIGHT ANGLE NORTHEASTERLY, 100 FEET; THENCE AT A RIGHT ANGLE SOUTHEASTERLY, 33 FEET, 4 INCHES TO THE NORTHWESTERLY LINE OF HOWARD STREET; THENCE AT A RIGHT ANGLE SOUTHWESTERLY ALONG SAID LINE OF HOWARD STREET, 100 FEET TO THE POINT OF COMMENCEMENT.

BEING A PORTION OF BEACH AND WATER LOTS NUMBERS 388, 389 AND 390, IN 100 VARA BLOCK NO. 335.

LOT 008, BLOCK 3719

PARCEL FIVE:

BEGINNING AT A POINT ON THE NORTHEASTERLY LINE OF FREMONT STREET, DISTANT THEREON 33 FEET AND 4 INCHES NORTHWESTERLY FROM THE NORTHWESTERLY LINE OF HOWARD STREET; RUNNING THENCE NORTHWESTERLY ALONG SAID LINE OF FREMONT STREET, 25 FEET; THENCE AT A RIGHT ANGLE, NORTHEASTERLY 100 FEET; THENCE AT A RIGHT ANGLE, SOUTHEASTERLY 25 FEET; THENCE AT A RIGHT ANGLE, SOUTHWESTERLY 100 FEET TO THE POINT OF BEGINNING.

BEING PART OF 100 VARA BLOCK NO. 355.

LOT 009, BLOCK 3719

EXHIBIT A-1 -2-

EXHIBIT A-2

Floor Plan of the Premises

FIFTH FLOOR

BOMA CALCULATIONS 10 NOV 1999

199 FREMONT

FP FREMONT PROPERTIES LP

KMD KAPLAN MCLAUGHLIN DIAZ

EXHIBIT A-2 -1-

SIXTH FLOOR

BOMA CALCULATIONS 10 NOV 1999

199 FREMONT

FP FREMONT PROPERTIES LP

KMD KAPLAN MCLAUGHLIN DIAZ

EXHIBIT A-2 -2-

HOWARD STREET

SEVENTH FLOOR

BOMA CALCULATIONS 10 NOV 1999

199 FREMONT

FP FREMONT PROPERTIES LP

KMD KAPLAN MCLAUGHLIN DIAZ

EXHIBIT A-2 -3-

EIGHTH FLOOR PLAN | BOMA CALCULATIONS | 19 NOV 1999

199 FREMONT

FP FREMONT PROPERTIES LP

KMD KAPLAN MCLAUGHLIN DIAZ

EXHIBIT A-2 -4-

EXHIBIT B

Work Letter

This Work Letter (the “Work Letter”) supplements the Lease (the “Lease”) dated March 21, 2007, by and between the Landlord and Tenant, covering certain premises described in the Lease (the “Premises”). All terms not defined herein shall have the same meaning as set forth in the Lease.

SECTION 1

ALLOWANCE

1.1 Allowance. Tenant shall be entitled to a one-time tenant retrofit allowance (the “Allowance”) in the amount of up to, but not exceeding, Twenty Dollars ($20.00) per rentable square foot of space in the Phase I Premises for the costs relating to the retrofitting of the Phase I Premises (including, but not limited to, permitting, space planning, working drawings and engineering) and construction of Tenant’s improvements to be permanently affixed to the Premises. In no event shall Landlord be obligated under this Work Letter to make disbursements pursuant to this Work Letter in a total amount that exceeds the Allowance for retrofit work, taking into account debits and credits relative to Base Building Work and retrofit work. Notwithstanding any provision of the Lease to the contrary, all retrofit work for which the Allowance shall have been made available shall be deemed Landlord’s property under the terms of Subsection 10.3.1 of the Lease. Tenant shall not be entitled to receive, as a credit against Rent or otherwise, any unused portion of the Allowance not used to pay for the retrofit work. Notwithstanding the foregoing, all FF&E and telephone/data cabling shall be at Tenant’s cost.

1.2 Disbursement of the Allowance. Except as otherwise set forth in this Work Letter, the Allowance shall be disbursed by Landlord for costs related to the construction of the retrofit work and for the following items and costs (collectively, the “Allowance Items”): (i) payment of the actual fees of the “Architect” and the “Engineers,” as those terms are defined in Subsection 2.1 of this Work Letter, payment of the cost of documents and materials supplied by Tenant’s Engineers in connection with the preparation and review of the plans for the retrofit work and payment of the cost of Landlord’s engineers for reviewing and monitoring the performance of Tenant’s Engineers to the extent that such costs are reasonable and are for a review of reasonable scope given customary industry practice; (ii) the cost of any changes to the retrofit work required by applicable building codes (collectively, the “Codes”); (iii) the cost of testing and inspection costs required by law for the construction of the retrofit work for the work performed by the Contractor and any of the subcontractors related to the construction of the retrofit work; (iv) after-hours freight elevator usage, but only to the extent due to extraordinary scheduling requirements specified by Tenant (above and beyond the compressed schedule contemplated by this Exhibit B) requiring such after-hours service; (v) security and janitorial services required by Landlord in response to extraordinary move-in requests by Tenant; and (vi) trash removal costs.

SECTION 2

PLANS AND PERMITS

2.1 Plans. Tenant and its architect (the “Architect”) shall prepare and deliver to Landlord for Landlord’s approval a proposed space plan, schematic drawings, design development drawings and working drawings (together, the “Plans”) for the retrofit work in the Premises. Landlord’s approval shall not be unreasonably withheld or delayed, and Tenant may commence the performance of its work in the Phase I Premises following Landlord’s approval of the Plans for the purpose of Tenant commencing such

EXHIBIT B -1-

work. During such period of occupancy by Tenant of the Phase I Premises, up to and including the Phase I Premises Effective Date, the obligation to pay Minimum Monthly Rent and Operating Expenses will be abated. All other terms of this Lease (including but not limited to the obligations to pay insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

2.2 Permits. Tenant shall submit the approved Plans to the appropriate municipal authorities for all applicable building permits necessary to allow the retrofit work to proceed. Landlord shall cooperate with Tenant in all phases of the permitting process.

2.3 Standards for Landlord’s Disapproval. If Landlord disapproves the Plans pursuant to its approval rights provided in this Section 2, Landlord shall accompany such disapproval with a reasonably particularized description of the basis for such disapproval, which, by way of illustration but not limitation, may include: (a) safety considerations; (b) quality considerations; and (c) failure to comply with any statute, regulation, ordinance, code, motion, condition of approval or other legal requirement.

2.4 Dispute Resolution. If Landlord and Tenant are unable to agree upon the disbursement of the Allowance or upon any of the Plans, the Architect, Tenant and Landlord will meet to attempt to resolve the issues. If such parties cannot agree on the resolution of the issues, then either Landlord or Tenant shall have the right to submit the issue to arbitration pursuant to Exhibit F of this Lease and such arbitrator shall make the decision as to whether the drawings should be revised pursuant to Landlord’s or Tenant’s determination of the revisions which are in dispute.

SECTION 3

MISCELLANEOUS

3.1 Tenant’s Representative. Tenant has designated Randy Gottfried as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice from Tenant to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant’s Representative shall have access to meetings and documents to the extent that such meetings or documents pertain to the construction of the retrofit work.

3.2 Landlord’s Representative. Landlord has designated David Kaplan as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

EXHIBIT B -2-

EXHIBIT C

RULES AND REGULATIONS

ATTACHED TO AND MADE A PART OF THIS LEASE

Adherence to these rules and regulations by each and every tenant contributes to safe occupancy and quiet enjoyment of the 199 Fremont Street building (the “Building”) and the Common Areas in and around it. Any violation of these rules and regulations by the Tenant shall constitute a default under the Lease.

Landlord may, upon request by the Tenant, waive compliance by Tenant of any of the following rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent, and (ii) no such waiver shall relieve Tenant from the obligation to comply with any rule or regulation in the future, unless expressly consented to by Landlord.

1. Except as provided in the Lease, no signs, logos, posters, advertisements, notices or other lettering shall be inscribed, painted, affixed or displayed on any exterior window, door or other exterior part of the Building, except of such color, size and style, and in such places, as shall be first approved in writing by Landlord. If such sign, logo, poster, advertisement, notice or other lettering is exhibited without the required approval, Landlord shall have the right to remove the same and the tenant exhibiting the same shall be liable for any and all expenses incurred by Landlord by said removal.

2. No awning or other projection shall be attached to the exterior walls of the Premises. No curtains, drapes, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Premises, shall be attached to or hung in, or used in connection with any exterior window or door of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color reasonably acceptable to Landlord, and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld.

3. Tenant shall not place against glass partitions or doors or windows any objects that would be unsightly from the Building corridors or from the exterior of the Building or the Common Areas and will promptly remove any such objects upon notice from Landlord.

4. Tenant shall not make excess noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which may be offensive to the other tenants and occupants of the Building, or that would materially interfere with the operation of any device, equipment, radio television broadcasting or reception from or within the Building or elsewhere and shall not, absent written consent from Landlord, place or install any projections, antennas, or similar devices inside or outside of the Premises or on the Building.

5. Tenant shall not waste electricity, water, heating, or air conditioning and shall use reasonable efforts to cooperate fully with Landlord to insure the effective operation of the Building’s heating and air conditioning systems and shall refrain from attempting to adjust any controls other than unlocked room thermostats installed for Tenant’s use; provided, however, that in no event shall Tenant be required to close drapes or blinds, remove office equipment, relocate furniture or workstations from locations previously approved by Landlord in accordance with Subsection 2.3 of the Work Letter, attached to the Lease as Exhibit B. Tenant shall keep closed all corridor doors on multi-tenant floors and

EXHIBIT C -1-

all corridor doors that are rated for fire egress. Tenant shall not, without Landlord’s prior written consent, use any method of heating or air conditioning other than that supplied by Landlord. No doors, windows, light fixtures, or any lights or skylights that reflect or admit light into halls or other places of the Building shall be covered or obstructed. No person shall waste water by interfering or tampering with the faucets or otherwise. Tenant shall exercise reasonable care and caution that all water faucets or water apparatus are shut off each day before the Premises are left unoccupied and that all electricity or gas shall likewise be carefully shut off so as to prevent waste of such utility or possible property damage or injury to Landlord’s janitor or other employees or representatives or to other occupants of the Building; provided, however, that Tenant may use such electricity as is reasonably necessary to light the Premises at all times.

6. Tenant will use reasonable and diligent efforts to protect the Premises.

7. Except as expressly approved in writing by Landlord or as provided in the Lease, Tenant shall not mark, drive nails, screw, or drill into any woodwork or any brick or masonry walls or in any way deface any portion of the Common Areas for any purpose whatsoever, except that Landlord’s approval shall not be required for driving nails or screws into sheetrock or plaster walls as necessary for supporting pictures, paintings, and other similar decorative items, provided that the weight thereof does not exceed fifteen (15) pounds.

8. In no event shall Tenant bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzene, or explosives or any other article of intrinsically dangerous nature, except those items used in normal general office operations, such as reproductive equipment, etc. and in the operation of the Parking Garage located in the Basement. If, by reason of the failure of Tenant to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Building shall at any time be increased, Landlord shall have the option to require Tenant to make immediate payment of the whole of the increased insurance premium.

9. Tenant shall comply with all applicable federal, state and municipal laws, ordinances and regulations, and rules and shall not directly or indirectly make any use of the Premises which may be prohibited by any of the foregoing or which may be dangerous to persons or property.

10. The Premises shall not be used for cooking (i.e., the use of toasters or other devices with an open heating element) (except as expressly provided in the Lease), lodging, sleeping, or for any immoral or illegal purpose. Microwave ovens and coffee makers and food and vending machines may be used in kitchen or kitchenette areas of the Premises, provided that all such equipment is UL approved and further provided that all such coffee makers are equipped with a properly functioning automatic shut-off device.

11. Tenant and Tenant’s servants, employees, agents, visitors and licensees shall observe faithfully and comply strictly with these Rules and Regulations.

12. Subject to the provisions of the Lease, no additional locks or bolts of any kind shall be placed by Tenant upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanics thereof, without the prior written consent of Landlord. Except for the doors to Tenant’s reception areas on the floors of the Building which are solely leased by Tenant, the doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress. The Tenant shall, upon the termination of its tenancy, return to Landlord all keys used in connection with the Premises, including any keys to the Premises, to rooms and offices within the Premises, to storage rooms and closets, to cabinets and other built in furniture, and to toilet rooms, whether or not such keys were furnished by Landlord or procured by Tenant. On termination of Tenant’s lease, Tenant shall disclose to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Premises.

EXHIBIT C -2-

13. Tenant shall not affix any floor covering in any manner, except as approved by Landlord. Any carpeting cemented down shall be installed with a releasable adhesive or other releasable fastening process.

14. The water and wash closets, toilets, urinals, wash bowls, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, hazardous substances, coffee grounds, paint or other foreign substances shall be thrown or deposited therein.

15. No extensive electric or other wires for any purpose shall be brought into the Premises without Landlord’s written permission, which shall not unreasonably be withheld, specifying the manner in which same may be performed or installed. Landlord reserves the right to restrict the use of any electrical extension cord. At no time shall more than two electrical devices be connected to any one duplex outlet. Multiple adapters, with the exception of “surge protectors,” are prohibited. Any extension cord used shall be a two wire cord with ground, shall be sized according to the power draw on the circuit, and shall be a UL approved extension cord.

16. No bicycles or vehicles shall be brought into or kept in occupied portions of the Building other than the bicycle storage area in the Building’s parking facility, nor shall any animals, birds or pets (other than so called “seeing eye” dogs) be brought into or kept in or about Tenant’s Premises or in the Building.

17. Tenant shall not throw anything out of the door or windows, off any balcony, or down any passageways or elevator shafts.

18. Landlord’s employees are prohibited from receiving articles delivered to the Building and, if such employee receives any article for Tenant, such employee shall be acting as the agent of Tenant for such purpose. Landlord assumes no liability and shall bear no risk in connection with such deliveries.

19. All loading, unloading, receiving or delivery of goods and supplies, or disposal of garbage or refuse, shall be made only through entryway and freight elevators provided for such purposes and as indicated by Landlord. Tenant shall be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises or the Building.

20. All hand trucks used anywhere in the Building shall be equipped with rubber tires and side guards. Tenant shall not place upon any floor of the Premises a load that exceeds the structural design for the live load in that area of the Building. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy installations that the Tenant wishes to place in the Premises so as to properly distribute the weight thereof, or to require plans prepared by a qualified structural engineer, at Tenant’s sole cost and expense, for such heavy objects. Notwithstanding the foregoing, Tenant hereby agrees to indemnify and hold Landlord harmless from any injuries sustained by any person whomsoever, liability, damages, expenses and costs, including reasonable attorney’s fees, caused by or arising out of the installation of any such heavy equipment, safes or files.

EXHIBIT C -3-

21. Live/cut Christmas trees (unless certified to be treated with fire retardant), candles, and open flames are strictly prohibited. Tenant may use electrical decorative lights only if the same are UL approved.

22. Tenant shall be responsible for all persons for whom it authorizes entry into the Premises, and shall be liable for all acts of such persons. Anything herein to the contrary notwithstanding, Landlord shall not be liable for any lack of security in respect to the Building whatsoever. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or the protection of the Building and the property therein. In such case, Landlord shall in no event be liable for damages for any error or other action taken with regard to the admission or exclusion from the Building of any person.

23. All entrance doors to the Premises shall be locked against ingress when the Premises are not in use. All corridor doors shall also be closed during times when the HVAC equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon. Notwithstanding the foregoing, on any full-floor premises leased by Tenant, Tenant may, to the extent allowed under all applicable Laws, keep one or more such main corridor doors open during Business Hours.

24. Except as permitted by Rule 8 above, Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

25. Subject to the provisions of Section 19 of the Lease, Landlord reserves the right at any time and from time to time to add to these Rules and Regulations such other and further reasonable rules or regulations as Landlord may deem appropriate. Landlord also reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, in Landlord’s reasonable judgment, to do so. Landlord shall give Tenant reasonable prior notice of any additions, alterations, rescissions, or other changes in or to any provisions of these Rules and Regulations, and such additions, alterations, rescissions, or changes shall operate only prospectively, if retroactive application would be unreasonably burdensome to Tenant. In no event, however, shall Landlord adopt or enforce Rules and Regulations in a manner unfairly discriminatory against Tenant.

26. Except to the extent otherwise expressly provided in the Lease, Tenant shall not permanently stock, pile, store, or place any objects in any freight elevator lobby, in any hallways or corridors, in any Common Areas, or closer than 18 inches to the ceiling of its Premises. All costs of relocating or adding sprinkler heads (if any) due to walls or objects in a tenant area that project closer than 18 inches to the ceiling, shall be at Tenant’s cost.

27. Tenant shall be responsible for any damage to carpeting and flooring as a result of rust, staining, or corrosion caused by any spillage of food or chemicals or by any of Tenant’s potted plants, file cabinets, pot holders, roller chairs, or other metal objects,

28. No burglar alarm system may be installed without Landlord’s prior written approval of such system, which approval shall not be unreasonably withheld.

29. Tenant shall not obstruct, or sweep or throw dirt or any other substance into, or temporarily or permanently store or dispose of any trash, garbage, waste, or refuse in, any sidewalk, hall,

EXHIBIT C -4-

passage, balcony, exit, entrance, elevator, or stairway of the Building, or use the same for any purpose other than for ingress to and egress from Tenant’s Premises. No person shall go upon or use the roof of the Building, unless expressly so authorized by Landlord.

30. No trash, garbage, waste, or refuse shall be stored or disposed of in any Common Areas, except in the dumpsters or trash containers provided by Landlord for that purpose. Tenant shall only use such dumpsters and trash containers for disposal of nonhazardous trash or waste generated at the Building in connection with the ordinary conduct of Tenants’ business at the Building in accordance with the terms and conditions of its lease. Tenant shall cooperate with Landlord in the implementation of a reasonable recycling program for the Building.

31. Tenant shall by written notice to Landlord appoint a person or persons to act as Tenant’s authorized representatives. All tenant requests to Landlord or its management for services shall be made through the authorized representatives. Tenant’s authorized representatives shall also serve as Tenant contacts in the event of Building emergencies, interruptions of services, or security problems.

32. In the event Landlord shall elect, or be required, to perform any maintenance, repairs, alterations, improvements, or installations on Tenant’s Premises, Tenant shall, upon Landlord’s request, move any file cabinets, furniture, or equipment as required by Landlord’s workers in order for them to obtain full, unobstructed access to the area where their work is to be performed.

33. Smoking of cigarettes, cigars, and pipes is prohibited in Building lobbies, stairways, corridors, elevators, restrooms, and other Common Areas, and in all occupied spaces within the Building as well. All cigarettes, cigars, and pipes shall be extinguished before entering the Building.

34. Landlord may exclude or expel from the Building any person who, in the judgment of Landlord, shall in any manner do any act in material violation of any of the rules or regulations of the Building.

EXHIBIT C -5-

EXHIBIT D

Standards for Utilities and Services

The furnishing of building services and utilities to Tenant shall be accomplished in accordance with and subject to the terms and conditions set forth in this Exhibit D and elsewhere in the Lease.

1. Subject to the provisions of Section 17 of the Lease, Landlord shall furnish the Premises with building services and utilities as set forth below:

(a) Landlord shall, on a 24-hour-per-day, 365-day-per-year basis provide elevator service (which in the lower elevator bank shall consist of five (5) passenger elevators and one (1) freight elevator) by nonattended automatic elevators for general office pedestrian usage. At least two (2) passenger elevators will be in service at all times and, except in circumstances of necessary emergency repairs, with all passenger elevators operating during “Business Hours,” as defined below; provided, however, that notwithstanding the provisions of this sentence, Landlord shall have the right to pull elevators from service to the extent necessary to perform maintenance and repairs in connection with the elevators. Landlord shall also provide, for use in accordance with all applicable rules and regulations for the Building, freight elevator service.

(b) Landlord shall provide heating and air conditioning Monday through Friday, from 8:00 a.m. to 6:00 p.m., and upon request on Saturday, from 9:00 a.m. to 12:00 p.m. (noon), excepting “Holidays” as defined in Paragraph 5 below (“Business Hours”). The Base Building HVAC system shall have the capacity, and shall be operated, to maintain a temperature in the Premises, during hours that heating and air conditioning services are required to be provided, at not less than 70°F during cool days and not greater than 72°F during warm days; provided that because of the typical “throttling” range of the thermostats, the actual temperature on cool days may temporarily range down to 68°F, and the actual temperature on warm days may temporarily range up to 74°F. Landlord shall provide fresh air in compliance with ASHRAE 62 89. Landlord will maintain the above required temperature comfort range for all days that meet ASHRAE published 1% design criteria for outdoor temperatures in downtown San Francisco.

(c) Landlord shall provide tepid or hot and cold water for the restrooms serving the Premises (one wet column per floor). Landlord shall also provide chilled water for all drinking fountains furnished by Landlord.

(d) Landlord shall provide the janitorial services specified in Exhibit G (Cleaning Specifications), which services shall be generally consistent with Comparable Buildings. Such janitorial services shall be provided to the Common Areas and the office areas of the Premises (but specifically excluding any cafeterias, kitchens, kitchenettes, or computer rooms, etc., except to the extent otherwise expressly provided in Exhibit G) each evening, Monday through Friday, or, at Landlord’s option, Monday through Thursday evenings and Sunday during the day or evening, except Holidays, provided that the Premises are kept reasonably in order by Tenant. Tenant may contract directly with the Building’s janitorial services contractor or with third-party janitorial services contractors, as determined by Tenant (and so long as no labor disputes arise from the retention of such third-party contractors) to provide supplemental cleaning services for the Premises. Janitorial services shall be performed at Landlord’s direction without interference by Tenant or Tenant’s employees.

(e) Landlord shall provide appropriate vermin and pest control services when reasonably necessary in connection with normal office usage.

EXHIBIT D -1-

(f) Landlord shall wash the exterior windows of the Building at least two (2) times per year, subject to increase if the custom and practice among the owners of the majority of the Comparable Buildings calls for more frequent window washing.

(g) Landlord shall furnish HVAC service during such hours as Tenant establishes, and at other times upon Tenant’s request given not later than 12:00 p.m. (noon) on the business day for which Tenant desires such additional service, and not later than 12:00 p.m. (noon) on the business day before any Saturday, Sunday, or Holiday on which Tenant requires such service or upon later notice if reasonably practicable. Tenant shall pay to Landlord an amount equal to Tenant’s proportionate share of the actual direct cost to Landlord in providing HVAC service to Tenant and all other tenants of the Building receiving such HVAC services during normal Business Hours which shall set forth the rates of ventilation only as well as for air conditioning. Outside of normal Business Hours, Tenant shall pay 100% of the direct cost for HVAC service, unless other tenants in the building request such after-hours service, which Landlord will then charge each tenant requesting such service their proportionate share of the cost.

(h) The method for calculating the costs of providing HVAC services will be performed using industry standard practices, which will include the energy consumption of the pumps, cooling towers, fans, chillers and boilers as well as other associated costs, such as chemical treatment, increased frequency of changing air filters and building engineer’s time for monitoring such equipment outside of normal Business Hours, No tenant of the Building shall be entitled to a more favorable method of calculating such HVAC costs during the term of this Lease than that applied to Tenant herein. All cost increases with respect to HVAC services under this Lease shall be limited to actual cost increases incurred by Landlord.

2. Additional Services. The services for which Landlord shall be entitled to payment from Tenant pursuant to Subsection 17.2 of the Lease shall include, without limitation, those specified below in this Section 2.

(a) If the temperature otherwise maintained in any portion of the Premises by the HVAC system is affected as a result of (i) the occupancy of the Premises by more than one person per one hundred fifty (150) square feet of usable area therein, (ii) an electrical load for lighting and power in excess of 4.0 watts per usable square foot, or (iii) any rearrangement of partitioning or other improvements, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord reasonably deems necessary, after receiving Tenant’s reasonable consent as to such conclusion, to restore the temperature balance. The cost of any such equipment and the cost of installing, operating, maintaining, or repairing the same, including the cost of any electrical or engineering consultant engaged by Landlord in connection therewith, shall be paid by Tenant pursuant to Subsection 17.2 of the Lease, without any right of credit or offset for underutilization of services specified in Section 1 above; provided, however, that Tenant, at Tenant’s sole cost and expense, may perform the work contemplated by this sentence, upon the reasonable prior approval of Landlord and in accordance with Landlord’s construction procedures and guidelines for performing such work and in a manner otherwise reasonably satisfactory to Landlord.

(b) If Tenant otherwise requires, on a regular basis, water, heat, air conditioning, electric current, elevator or janitorial service in excess of that provided for in Section 1 above, Tenant shall first obtain Landlord’s written consent, which shall not be unreasonably withheld or delayed, in which event Landlord may install an electric current or water meter (including, without limitation, any additional wiring, conduit, or panel required therefor) to measure the electric current or water consumed by Tenant, or Landlord may cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey). The costs to be paid by Tenant pursuant to Subsection 17.2 of

EXHIBIT D -2-

the Lease for such additional services shall include (i) the actual cost to Landlord of any and all water, heat, air conditioning, electric current, janitorial, elevator, or other services or utilities furnished to Tenant in excess of the services and utilities required to be furnished by Landlord as provided in Section 1 above or as part of Landlord’s Base Building Work, (ii) the reasonable and actual cost of installation, maintenance, and repair of any meter installed in the Premises by Landlord to measure Tenant’s utility usage if Landlord installed such meter after a request by Tenant for excess usage, or if in any event such meter shall have disclosed that Tenant is using excess utilities or services, and (iii) the actual cost to Landlord of all electricity and water consumed by Tenant in connection with any dedicated or supplemental HVAC systems of Tenant (all such dedicated or supplemental systems to be maintained by Tenant at Tenant’s expense). Such payments made pursuant to Subsection 17.2 of the Lease shall be made without any right of credit or offset for underutilization of services specified in Section 1 above.

(c) Tenant shall pay to Landlord, pursuant to Subsection 17.2 of the Lease, the cost of removal of any of Tenant’s trash, refuse or rubbish (whether in the Premises or the Basement Space) (i) that materially exceeds the quantity of trash, refuse or rubbish usually accumulated in the daily routine of ordinary office occupancy during normal business hours or (ii) that is generated by any machinery, equipment or eating facilities of Tenant and requires special handling. Trash generated from Tenant activities such as restacking, moving, or purging files shall be deemed to constitute such excess trash, as shall any card board boxes that Tenant wishes to dispose of. Such payments made pursuant to Subsection 17.2 of the Lease shall be made without any right of credit or offset for underutilization of services specified in Section 1 above.

(d) Notwithstanding any provision of Section 1 above, Tenant shall pay to Landlord, pursuant to Subsection 17.2 of the Lease, the cost of any nonroutine vermin and pest control services required in Tenant’s cafeteria, kitchen or kitchenette areas or required because of unhygienic practices of personnel occupying the Premises.

3. Light Bulb, Tubes and Ballasts

(a) Landlord shall have the obligation to replace, as necessary, Building Standard light bulbs, tubes, and ballasts in Common Areas, the Premises, and the Basement Space. To the extent that Tenant may have installed, in lieu of such Building Standard items, any Special Tenant Installations (as defined in Subsection 3.2.2 of the Lease) that are comparable to such Building Standard items and may be maintained by Landlord without special training for Landlord’s building engineers, Landlord shall not unreasonably refuse to operate and maintain such Special Tenant Installations as part of Base Building services (but Tenant shall have the right to replace such Special Tenant Installations at its sole cost and expense), provided, however, that Tenant shall pay Landlord for any actual out-of-pocket costs incurred by Landlord in performing such service (to the extent that such costs exceed what Landlord would pay for the Building Standard equivalent) and a fee of fifteen percent (15%). Tenant shall have the right to perform the work described in this Subparagraph 3(a) upon Landlord’s reasonable approval.

(b) Landlord shall also have the right (but not the obligation) to make, from time to time, to make reasonable changes to the Building Standard for electric light bulbs, tubes, and ballasts and to make any replacement of non-Building Standard electric light bulbs, tubes and ballasts in the Premises, any space in the Basement leased to Tenant, or any Common Areas.

(c) The Landlord may, at Landlord’s reasonable discretion and at Landlord’s cost, adopt a system of relamping and reballasting periodically on a group basis in accordance with good practice, so long as such relamping or reballasting does not decrease the electrical or lighting standards set forth in the Final Plans.

EXHIBIT D -3-

4, Landlord’s failure to bill Tenant for any of the additional services or utilities described in Section 2 above shall not waive Landlord’s right to bill Tenant for the same at a later time, not to exceed three (3) years.

5. As used herein, the term “Holiday” shall mean New Years Day, Martin Luther King Date, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday following Thanksgiving, and Christmas Day, and such other days on which (i) Tenant’s San Francisco offices are closed in conformity of local custom and practice, and (ii) such day is recognized by the owners of the Comparable Buildings as a holiday.

EXHIBIT D -4-

EXHIBIT E

ATTACHED TO AND MADE A PART OF THIS LEASE

Acknowledgment of Commencement of Term

THIS ACKNOWLEDGMENT OF COMMENCEMENT OF TERM is made as of                     , 20    , by and between GLL FREMONT STREET PARTNERS (“Landlord”) and Riverbed Technology, Inc. (“Tenant”).

R E C I T A L S :

A. Pursuant to a written lease dated as of March 21, 2007 (the “Lease”), Tenant leases from Landlord certain premises commonly known as the entire leaseable area of the 2nd through 8th floors of that certain 24-story building located at 199 Fremont Street, San Francisco, California (the “Premises”), as more particularly described in the Lease.

B. Subject to and upon the terms and conditions set forth in this Acknowledgment of Commencement of Term, the parties desire to confirm the Term.

ACCORDINGLY, the parties agree as follows:

A G R E E M E N T :

1. The parties to this Acknowledgment hereby agree to confirm the establishment of the commencement and expiration dates of the Term as follows:

(a) the date of                     , 20     , is the Commencement Date for the Term for the Premises, as defined in the Lease;

(b) the date of                     , is the scheduled Expiration Date of the Term; and

(c) the Premises consist of                      rentable square feet.

(d) the period of                     , 20     through                     , 20    , is the First Window Period during which Tenant may elect to lease the First Expansion Space;

(e) the period of                     , 20     through                     , 20    , is the Second Window Period during which time Tenant may elect to lease the Second Expansion Space;

(f) the Termination Date for the cancellation of the Lease with respect to the Early Termination Premises is                     .

2. Tenant hereby confirms the following:

(a) that on                      it accepted possession of the Premises pursuant to the terms of the Lease;

EXHIBIT E -1-

(b) that the improvements and space required to be furnished by Landlord for said Premises according to the Lease have been furnished, punchlist items and latent defects excepted;

(c) that other than this Acknowledgment, there has been no modification, alteration, or amendment to the Lease, except as follows [if none, write “none”]:                                                                                  ;

(d) that Tenant has not made any assignment of the Lease or any sublease of all or any portion of the Premises except as follows [if none, write “none”]:                                                                                  ;

(e) that the Lease, as confirmed, modified, and amended by this Acknowledgment, is in full force and effect and represents the entire agreement between Landlord and Tenant concerning the Premises and the matters covered by the Lease.

3. Landlord confirms that the Lease, as confirmed, modified, and amended by this Acknowledgment, is in full force and effect and represents the entire agreement between Landlord and Tenant concerning the Premises and the matters covered by the Lease.

4. This Acknowledgment, and each and all of the provisions hereof, shall inure to the benefit of, or bind, as the case may require, the parties hereto, and their respective heirs, successors, and assigns subject to the restrictions upon assignment and subletting contained in the Lease.

IN WITNESS WHEREOF, the parties have executed this Acknowledgment as of the date first above written.

Landlord:			Tenant:

GLL FREMONT STREET PARTNERS, a California partnership			RIVERBED TECHNOLOGY, INC., a Delaware corporation

By:	GLL US Office L.P., a Delaware limited		By:
	partnership, its Managing General Partner		Print Name:
Title:
	By:	GLL US Office Corp., a Delaware corporation, its Managing General Partner

By:
Print Name:
Its:

EXHIBIT E -2-

EXHIBIT F

Arbitration Procedure

ATTACHED TO AND MADE A PART OF THIS LEASE

If a dispute arises between the parties concerning any matter pertaining to (i) the determination of the Commencement Date pursuant to Subsection 2.4 of the Lease, (ii) the determination of the amount payable by Tenant pursuant to Subsection 6.2.3 of the Lease, (iii) the determination of the amount payable by Tenant pursuant to Subsections 6.3.1(a) through 6.3.1(c) of the Lease, (iv) the results of any audit performed on Tenant’s behalf pursuant to Subsection 6.8 of the Lease, (v) deleted, (vi) the determination of the proper amount of the invoice for repair under Subsection 11.2 of the Lease, (vii) the amount of any Rent Differential payable pursuant to Subsection 14.5 of the Lease, (viii) any amount billed to Tenant by Landlord pursuant to Subsection 23.3 of the Lease, (ix) any dispute under the provisions of the last three sentences of Subsection 23.6.2 of the Lease, (x) the portion of any Award for the bonus value of leasehold payable to Tenant under Subsection 25.2.5, (xi) the determination of the Fair Market Rate for parking spaces in comparable parking facilities pursuant to Section 42, or (xii) the resolution of any dispute under of Exhibit B, and any such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties.

1. If the dispute has continued for more than thirty (30) days following written notice from either party to the other that such thirty (30) day period for the resolution of the matter shall commence as of the date of such written notice, then at the end of such 30-day period, either party may demand arbitration in writing by notice to the other within ten (10) business days after the expiration of such thirty (30) day period, which notice shall include the arbitrator designated by the requesting party. Such arbitrator shall have recognized expertise in the subject to which the dispute relates and shall have at least ten (10) years’ experience in such subject matter as it pertains to office leases of space in Comparable Buildings and shall have not previously been employed by the party appointing such arbitrator (for purposes of determining whether such arbitrator shall have previously been employed, the fact that such arbitrator shall have previously served as a third party in a dispute resolution matter shall not apply, but such fact must be fully disclosed to the other party). If the disputed subject concerns earthquake insurance or premiums therefor, such arbitrator shall be an insurance broker. If the disputed subject concerns Tenant’s audit of Operating Expenses (other than costs attributable to earthquake insurance), such arbitrator shall be an accountant. If the disputed subject concerns a construction matter, such arbitrator shall be a construction manager. If the disputed subject concerns a market rental rates, such arbitrator shall be a real estate broker. If the disputed subject concerns any other matter, such arbitrator shall be a real estate attorney. Such arbitrator shall be a person who would qualify as an expert witness over objection to give testimony addressed to the issue in controversy in a court of competent jurisdiction. Failure on the part of either party to make a timely and proper demand for such arbitration shall constitute a waiver of the party’s right to demand arbitration, but not a waiver of such party’s right to pursue any other legal or equitable remedies (provided the other party does not timely and properly demand arbitration as herein provided).

2. Within ten (10) business days after the service of demand for arbitration, the responding party shall give notice (the “Response”) to the demanding party specifying (i) with particularity the responding party’s proposed resolution of the matter in issue and (ii) the name and address of the person designated by the responding party to act as arbitrator on its behalf who shall be qualified as set forth in paragraph (1) above. If the responding party fails to notify the demanding party of the appointment of its

EXHIBIT F -1-

arbitrator, within or by the time above specified, then the arbitrator appointed by the demanding party shall be the arbitrator to determine the issue. The arbitration shall be conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

3. If two (2) arbitrators are chosen pursuant to the above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed, and if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of the matter in issue, they shall appoint a third arbitrator, who shall be competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph (1) above. If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the City and County of San Francisco, acting in his private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said Judge shall have the power to make the appointment. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below,

4. The three (3) arbitrators shall attempt to decide the issue within fifteen (15) business days after the appointment of the third arbitrator. Within such fifteen (15) business day period the arbitrators shall hold a hearing in accordance with the aforesaid Rules at which each party may submit evidence, be heard and cross-examine witnesses, with each party having at least ten (10) business days advance notice of the hearing. The hearing shall be conducted so that each of Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party prior to the hearing). The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the determination of the matter at issue, but any such consultation shall be made in the present of both parties with full right on their part to cross- examine. The decision in which any two (2) arbitrators so appointed and acting hereunder concur shall be the final decision of the arbitration and the arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. Any decision derived from the foregoing arbitration process shall be binding and conclusive upon the parties. If the arbitrators are unable to render a decision in accordance with the foregoing, or if the decision of the arbitrators shall be held by a court of competent jurisdiction to be unenforceable for any reason, then the matter submitted to arbitration shall be subject to litigation in the courts of the State of California, and Landlord and Tenant each hereby waive its right to a jury trial in any such court proceeding.

5. If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses. The “losing party” shall be determined by the arbitrators as a part of the arbitration and such determination shall be based upon an assessment of which party’s major arguments or positions taken in the arbitration could fairly be said to have lost to the other party’s major arguments or positions on major disputed issues in the arbitrators’ decision.

6. Tenant shall not withhold payment of disputed rental amounts claimed in good faith by Landlord to be due and owing under the terms and conditions of the Lease. If Tenant pays such amounts

EXHIBIT F -2-

under protest and subsequently prevails in contesting such amounts under the foregoing provisions of this Exhibit or under any other dispute resolution proceeding allowed under the Lease for such dispute, Landlord shall reimburse Tenant for such amount, together with interest, accruing from the date of Tenant’s payment to Landlord, at an interest rate equal to the Interest Rate. Such reimbursement shall be paid within ten (10) business days after the final resolution of such dispute.

7. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant, including, without limitation, specific performance of any obligation created under this Lease; except that the arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages. Further, the arbitrator shall have no right to modify the provisions of this Lease.

8. The non-prevailing party shall reimburse the prevailing party for any reasonable attorneys’ fees or costs incurred by the prevailing party in enforcing any judgment or award rendered in its favor in any arbitration under this Exhibit.

EXHIBIT F -3-

EXHIBIT G

JANITORIAL SPECIFICATIONS

I.	Office Areas

A.	Daily Services: (Five days per week—except holidays)

1.	All trash from waste baskets will be removed from the Premises.

2.	Dry-mop all VCT, wood and composition floors with chemically treated dust mops.

3.	Vacuum all carpeted areas on an as-needed basis.

4.	Dust desks, chairs and other office furniture.

5.	Spot-clean doors and door frames.

6.	Spot-clean partition door glass.

7.	Clean, wipe and sanitize drinking fountains.

8.	Spot-clean VCT, wood and composition floors.

9.	Promptly turn off all lights upon completion of cleaning.

10.	Lock and check all entrance doors to Premises.

B.	Weekly Services:

1.	Wipe with treated dust cloth all chair legs and rungs, furniture legs, and other areas of furniture and accessories not dusted during nightly cleaning.

2.	Clean electrical switch/receptacle covers and surrounding areas.

3.	Dust baseboards.

4.	(If customary at such frequency for the Comparable Buildings, or at such other frequency as such custom requires:) Dust all cleared vertical and horizontal surfaces on furniture.

C.	Monthly Services:

1.	High dusting all horizontal surfaces and ledges, such as picture frames, ceiling diffuser grills, that are beyond the reach of normal nightly dusting.

D.	Quarterly Services:

1.	Carpeted floors will be vacuumed, using a pile lifter.

EXHIBIT G -1-

2.	(If customary at such frequency for the Comparable Buildings, or at such other frequency as such custom requires:) Clean Building light fixtures, lens and lamps.

E.	Semi-Annual Service:

1.	Strip, clean and apply new finish to VCT resilient floors.

F.	Annual Service:

1.	Clean any discoloration of ceilings caused by improper maintenance of HVAC. Ordinary wear and tear and aging accepted.

2.	Dust all Building Standard window blinds.

3.	Clean Building light fixtures, lens and lamps.

II.	Restrooms

A.	Daily Services: (Five days per week—except holidays)

1.	Clean and sanitize restrooms, wash basins, dispensers, chrome pipe, fittings and supports.

2.	Clean mirrors and frames.

3.	Wet-mop and disinfect floors.

4.	Clean and sanitize toilets, urinals and sanitary napkin receptacles.

5.	Promptly advise the Building Manager’s Office of any inoperative, missing or damaged restroom fixture.

6.	Refill all dispensers (towels, tissue, hand soap, napkins).

7.	Collect and dispose of all waste materials.

8.	Turn off all lights.

B.	Weekly Services:

1.	Dust ledges and partitions.

2.	Damp-clean walls, partitions, doors and frames, ledges, sills and counters.

C.	Monthly Services:

1.	Wash toilet partitions and ceramic tile walls.

2.	Perform high dusting and/or washing, including walls.

EXHIBIT G -2-

D.	Semi-Annual Services:

1.	Scrub floors

E.	Annual Services:

1.	Clean light fixtures, lens and lamps.

2.	Clean and vacuum diffusers/vents and ceiling tiles.

III.	Elevator Lobbies/Building Corridors

A.	Daily Services: (Five days per week—except holidays)

1.	Vacuum all carpeted floors.

2.	Damp-mop all non-carpeted floors.

3.	Dust ledges within reach.

4.	Damp-mop as needed.

5.	Spot-clean walls and doors.

6.	Clean, wipe and sanitize drinking fountains.

7.	Dry-mop marble flooring with chemically treated dustmops.

8.	Clean elevator thresholds.

B.	Weekly Services:

1.	Spot-clean and pile-condition carpet in heavy-traffic areas.

2.	(If customary at such frequency for the Comparable Buildings, or at such other frequency as such custom requires:) Machine polish and/or apply finish to all non-carpeted areas, including marble floors.

C.	Monthly Services:

1.	Clean marble walls to ceiling.

2.	(If customary at such frequency for the Comparable Buildings, or at such other frequency as such custom requires:) Clean Building light fixtures, lens and lamps.

3.	Machine polish and/or apply finish to all non-carpeted areas, including marble floors.

D.	Annual Services:

1.	Clean Building light fixtures, lens and lamps.

2.	Clean and vacuum diffusers/vents and ceiling tiles.

EXHIBIT G -3-

IV.	Elevators

A.	Daily Services: (Five days per week—except holidays)

1.	Clean elevator doors, frames, walls, saddles and tracks.

2.	Clean and wipe all metal surfaces.

3.	Dry-mop non-carpeted floors.

B.	Monthly Services:

1.	Polish all metal surfaces.

C.	Annual Services:

1.	Clean light fixtures, lens and lamps.

2.	Clean and vacuum diffusers/vents and ceilings.

V.	Stairways

A.	Daily Services as Needed: (Five days per week—except holidays)

1.	Remove all debris and wet-mop stair treads, risers and landings.

B.	Weekly Services:

1.	Sweep thoroughly.

2.	Dust thoroughly.

3.	(If customary at such frequency for the Comparable Buildings, or at such other frequency as such custom requires:) All stairs and landings will be wet-mopped.

C.	Monthly Services:

1.	All stairs and landings will be wet-mopped.

D.	Annual Services:

1.	Clean light fixtures, lamps, walls and ceilings.

VI.	Building Service Areas

A.	Daily Services: (Five days per week—except holidays)

1.	Clean all janitor closets at end of shift and promptly switch off all lights.

2.	Cardboards to be flattened and tied for removal.

EXHIBIT G -4-

3.	Place waste paper, cardboard and rubbish, etc., in approved receptacles or assigned rooms.

VII.	Building Exterior, Entrances and Ground Floor Lobbies/Main Lobby

A.	Daily Services: (Five days per week—except holidays)

1.	Wash door glass and door frames.

2.	Wipe down horizontal entrance ledges.

B.	Weekly Service:

1.	Prune, water and care for landscape materials.

2.	Sweep sidewalks adjacent to the building.

3.	Remove gum and other adhesive material.

4.	Sweep or flush clean exterior entrance to maintain in a good condition.

C.	Monthly Services:

1.	Clean and/or polish all metal finished entrances to building.

2.	As to the ground floor lobbies, machine polish and/or apply finish to all non-carpeted areas, including marble floors.

EXHIBIT G -5-

EXHIBIT H

Rules and Regulations for Construction by Tenant

1.	Introduction

The following Rules and Regulations for Contractors are to govern the actions and operations of Contractors, subcontractors, and suppliers for construction (collectively referred to herein as “Contractor”) within the confines of the Property. Each Contractor is responsible for ensuring compliance with each of the Rules and Regulations by each subcontractor, subsubcontractor and supplier of such contractor.

2.	Supervision

Contractor shall maintain a competent superintendent or supervisory representative on the premises full-time who is authorized to act in all manners pertaining to the work.

The name, phone number, mobile telephone number and pager number for this individual shall be given to Owner along with an emergency contact in the event of an after hours emergency.

3.	Appearance

All toots, equipment and building materials must be maintained at all times within the area under construction when not in transit to or from the area.

In all cases where construction is taking place in an occupied area or visible common area, all necessary steps and precautions shall be taken to shield the work site from public view. This shall include keeping doors closed (construction of temporary doors if necessary), latexing “storefront” windows in retail areas and building out a one-side drywall partition on public corridors, if appropriate. The use of tape (of any kind) on any finished surfaces is expressly forbidden.

4.	Access

Access will be directed by the Owner. Access to the project is limited to the loading dock entrance only. Contractor is not to use the main building entrance, main lobby or passenger elevators during the course of the work. No Contractor personnel are allowed in the main lobby nor any floor of the building other than the floor on which the work occurs.

All tools, equipment and building materials must enter the project through the loading dock area and freight elevator. Removal of trash, tools and equipment must be made via the same route.

Access to mechanical, electrical or telephone rooms can be obtained by checking out a key. Keys can be checked out between 8:00 AM and 4:00 PM only if a driver’s license is left with the building office or their designee.

No hard wheeled carts or hand trucks will be permitted on any stone or tile surface without adequate protection and prior approval of Owner.

5.	Staging Area

Owner may designate unloading and staging areas. All materials unloaded at these areas are to be moved into the premises immediately.

6.	Utility Access

Other than the existing utilities currently existing in the premises, Contractor shall provide its own source of power for performing work on the job site. Access to any common area utility (e.g., electrical panels/service, gas valves, water/sewer hook-ups, etc.) shall only be provided by Owner upon one full business day’s prior notice.

EXHIBIT H -1-

7.	Utility Interruption

Contractor shall take all necessary and appropriate steps to ensure that utility services to existing occupants of the Property are not interrupted.

In the event that minimal service interruption is necessary during the course of the work, it must be arranged with Owner no less than 5 business days prior to its occurrence and must occur during hours when the businesses affected are not generally open nor in operation.

8.	Temporary Facilities

Water and electric power are provided in the building for the use of the various contractors. Contractor is to verify the locations and adequacy of the facilities provided and make all allowances in its bid for modifying the facilities (such as tie-ins, temp-power boxes, etc.) if he/she so desires. Any changes to Power Panels must receive prior written approval of Owner. Temporary power must be maintained within the construction premises. No power cords will be allowed outside the work area. Monthly electric power and water charges are paid by Owner and charged to Contractor at Owner’s discretion.

Owner may provide (at Owner’s discretion) temporary sanitary facilities. If Owner chooses not to, then Contractor will provide adequate temporary sanitary facilities for his employees and subcontractors. Contractor is to maintain these facilities in a clean and acceptable manner subject to Owner’s inspection. If these sanitary facilities are provided and found to be abused, their use will be withdrawn by Owner and the Contractor will be required to provide other facilities. In the event that Contractor is granted by Owner permission to place a temporary office facility on the site, the size, location, and quality of the facility is at the sole discretion of Owner.

9.	Protection

Where Contractor’s work engages work performed by others or if access to the premises passes through areas of work performed by others, marring or damaging of such areas will not be permitted. Any work which must take place in an area previously prepared by others shall be approved by Contractor before commencing work and any unsatisfactory conditions shall be reported to Owner.

Where existing work is damaged in the execution of the work, Contractor shall be responsible for repairing or replacing the damaged work (at Contractor’s expense) as required and to the satisfaction of Owner. Contractor will be responsible for the security of its own materials, equipment and work.

Upon completion of tenant construction, Contractor shall promptly dismantle, remove and dispose of any temporary enclosures and any excess materials from the premises.

Should Contractor fail to comply with the above, Owner will proceed upon 24 hours notice to Contractor with the necessary clean-up, demolition and removal, and charge Contractor.

10.	Elevators/Loading Dock Deliveries

Contractor agrees to comply with the freight elevator policy for this building. Dock freight elevator hours are from 7:00 AM to 4:00 PM daily, Monday through Friday. Use of the freight elevator on weekends and other than normal business hours must be arranged and approved upon 24 hours advance notice to Owner (not later than 5:00 PM, Thursday for weekend service).

EXHIBIT H -2-

After-hours’ use of the freight elevator, loading dock and garage will require the presence of a security guard that will be billed to Contractor requesting this convenience. Contractors may not use passenger elevators at any time for any reason, except with Owner’s prior written consent. If Owner consents to Contractor’s use of a passenger elevator, Contractor shall take all necessary and prudent measures to safeguard the passenger elevator against damage, wear, or tear. Contractor shall bear the expense of any repairs required due to any damage caused to such passenger elevators. Except as Owner, at its sole discretion, may otherwise allow in writing, Contractor’s movement shall be through the freight elevators only.

11.	Clean-Up

Contractor will ensure that no tools, equipment, materials or debris of any kind are permitted to accumulate anywhere outside of the work area, including but not limited to: dirt, dust, paint, sawdust, taping and/or taping mud, sheet rock and/or related debris, paper and trash of any kind. Tracking of construction dirt onto public streets or sidewalks or into corridors or stairways must be prevented through the use of walk-off mats provided by Contractor and changed frequently to remain clean. The walk-off mats shall be placed immediately inside the work area. In addition, Contractor will sweep clean the work area (using sweeping compound to minimize dust) as often as necessary to maintain a safe workplace and a clean public access to and from it.

Contractor shall assign someone responsible for policing the common areas between the loading area and the work area and/or the areas workmen travel as necessary to ensure cleanliness. The Freight Elevator will be wiped clean and the floor mopped at the end of each shift. Janitorial services may be required to supplement Contractor’s cleaning. Costs for providing such cleaning will be billed to and paid by the Contractor.

12.	Final Clean-Up

At completion of the project, Contractor is to provide a thorough janitorial cleaning of the entire premises (and surrounding areas affected by the construction), including but not necessarily limited to the following:

a. Interior glass, mullions, and all interiors of exterior glass.

b. High and low dusting (including baseboards).

c. Light fixtures.

d. All sinks, cabinets, and countertops.

e. All mini-blinds or other window coverings.

f. Vacuum all carpeted floors.

g. Mop all tile, VCT and other hard surfaced floors.

13.	Site Policing

Contractor is to maintain premises free of general debris and trash. Provisions shall be made to control visible dust emissions. Food is to be consumed in designated areas with all food remains, garbage and containers removed by Contractor nightly.

At all times during demolition and construction, Contractor shall assign someone responsible to police and clean public areas where construction debris is present.

14.	Debris Boxes

Contractor is to arrange for its own debris boxes to be placed in areas and at times approved by Owner.

EXHIBIT H -3-

Any use by Contractor of Property debris boxes, compactors or portable janitorial bins may be cause for removal of Contractor from the premises and/or assessment of charges to cover dumping costs.

15.	Quality of Workmanship

Contractor’s work shall be performed in a thoroughly first class and journeymanlike manner and shall be in good and usable condition at the date of completion thereof.

16.	Labor Relations

Any and all work performed by Contractor shall be performed in a manner so as to avoid any labor dispute which results or could result in a stoppage or impairment of work, deliveries or any other services in the Property. If there shall be any such stoppage or impairment or threat thereof as a result of any such labor dispute, Contractor shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute including, without limitation:

a.	Removing all disputants from the jobsite until such time as the labor dispute no longer exists;

b.	Seeking an injunction in the event of a breach of contract between Contractor and Contractor’s subcontractor; and

c.	Filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

17.	Fire Protection

The Owner’s Property Management representative is to be given at least 24 hours’ notice prior to shutting down an area for work on the sprinkler system. Contractor will drain the area on which it is working in the presence of Owner’s representative (if requested) each day of the work. Contractor agrees to recharge the area at the close of each work day. In no case will a system not be recharged each night.

Contractor shall supply its own Fire Extinguisher and will provide a fire watch when fire suppression equipment is disabled or during welding. Additionally, this policy shall apply to the smoke detection system on each floor.

18.	Panel and Equipment Labeling

Prior to completion of work and turning work over to a Representative of Owner, properly label each piece of equipment and electric panel with its name, function and circuit. Use permanent etched plastic sign materials or typed panel cards as appropriate. No penciled, hand marked or incomplete label will be accepted. Landlord reserves the right at contractors cost, to call in an outside contractor to label or correct panel schedules not correctly done by the original contractor.

19.	Security

Contractor shall ensure the security of the project premises as well as its own materials, equipment and work in progress. This shall include the re-keying, where applicable, of locksets at completion of job in accordance with the keying schedule provided by Owner. Contractor shall provide adequate security so as to avoid the risk of the construction site becoming an attractive nuisance. BEWARE 199 Fremont uses a Schlage Security Keyway—this is a long lead item, please contact the Building authorized locksmith, Complete Security, San Francisco for locks and associated materials.

20.	Floor and Wall Penetrations

Piping penetrations through rated floors and walls are to be sealed using approved materials to assure existing ratings.

EXHIBIT H -4-

21.	Roof Access and Penetrations

Access to the roof is restricted to Owner’s personnel and Owner’s designated contractors, only. No other contractor or subcontractor will be permitted on the roof unless written permission has been obtained from Owner.

All roof penetrations must be made by a roofing contractor acceptable to Owner at Contractor’s expense and must conform to Owner’s standard criteria. Penetrations shall be subject to Owner’s approval as to construction detail, size, configuration, location and support.

Contractor shall contact Owner directly to obtain approval of the roof penetration and patching. Blues Roofing is an approved roofing contractor.

Once the roof curbs are on the job, the roofing contractor will make the penetration and Contractor will install the curb and the roofing contractor will repair the roof. No penetration will be made that cannot be repaired by the roofing contractor on the same day. Contractor shall pay all such costs for this work directly.

22.	System Tie-ins and Owner Inspections

Contractors are not allowed, under any circumstances, to tie into building mechanical, electrical, sprinkler, life safety, or security primary systems without prior written approval and coordination from Owner. Owner may coordinate, at Contractor’s cost, having these tie-ins performed by Owner’s own contractors. Owner may observe all work prior to closing-in and observe all tie-ins and interfaces with Property systems to assure Owner specifications compliance, warranty protection, and property systems operations. Contractor should be prepared to separately clean any new system that is being brought on-line. This may include, descaling, degreasing, industry accepted methods of chemical cleaning and fully charging the system with chemicals that are the same as those currently used in the base building systems. Forty-eight (48) hours notice is to be given to Owner prior to any tie-in.

23.	Code Compliance and Inspections

Contractor is responsible for acquiring all additional permits, if any, for the work contemplated by its approved scope of work (e.g., street parking, excavating or dewatering into the sewer system, etc.) Contractor is also responsible for scheduling inspections by the Building Department and other inspections as necessary and to comply with their requirements, all codes and regulations. A copy of all inspection reports must be submitted to Owner. [In the event Contractor is notified of any violations of codes by the jurisdictional authorities or by Owner’s representative, Contractor shall correct such violation within seven (7) calendar days from such date of notification. Construction shall comply in all respects with applicable federal, state, county and/or location statutes, ordinances, regulations, laws and codes. Permits required for ALL work prior to commencement of demolition or construction.

24.	Approved Plans

Work shall be constructed in accordance with plans that have been approved by Owner and comply with all city, county and state ordinances, rules and regulations relating thereto. No design build projects will be allowed. Contractor shall not deviate from approved drawings and specifications without obtaining prior written permission from Owner. No M.E.P. work is allowed without Landlord approved plans that have been provided to the Engineer of Record—Flack and Kurtz—for peer review.

25.	Work Coordination

Construction shall be coordinated with all work being performed or to be performed by Owner and other occupants of the Property to such extent that the work will not interfere with or delay the completion of any other work. No Contractor or subcontractor participating in Contractor’s work shall at any time damage, injure, interfere with or delay the completion of the work or any other construction within the Property. All Contractors and subcontractors and suppliers shall comply with all procedures and regulations prescribed by Owner for the

EXHIBIT H -5-

integration of Contractor’s work with the work to be performed in connection with the project. Common areas, plazas, public corridors, service corridors and exterior of Owner’s buildings must be kept clear of Contractor’s equipment, merchandise, fixtures, refuse and trash at all times. [Any mechanical, electrical or plumbing item which needs to be routed through another space requires written permission from Owner’s office with not less than 72 hours notice.]

26.	Adjacent Improvements

Contractor shall be responsible for the repair, replacement or clean-up of any damages caused to any other work in any area of the Project. Contractor shall be required to maintain continuous protection of adjacent premises in such a manner as to prevent any damage to such adjacent property and the improvements thereon. If Property is damaged by Contractor then Contractor shall promptly repair such damages and restore it to its pre-damaged condition.

Contractor shall neatly patch, replace, and finish all adjacent surfaces or features disturbed in performance of the work, including, but not limited to glass, glazing, exterior and/or interior surfaces, paving, stripping, signage, landscaping, concrete work, and improvements of every kind. All replaced or patched work shall be of the same type and quality as the existing surfaces or features.

27.	Safety

Contractor shall at all times while work is in progress provide all appropriate protection, as required by law or prudent industry practices, (1) to protect Contractor’s employees, the Property’s occupants, and the public from any personal injury or any damage to personal property that could occur in connection with the work and (2) to protect all portions of the building and all fixtures, equipment, finishes, furniture, and supplies located therein from any damage that could occur in connection with the work.

Contractor shall comply with all safety, fire protection, and evacuation procedures and regulations reasonably established by Owner or any governmental agency. In no event shall any emergency exits, emergency exit signs, fire lanes, or other safety aspects of the Property be blocked or impeded by Contractor. Further, Contractor shall exercise extreme caution to avoid leaving any hazardous situation exposed to occupants and/or guests of the project (i.e., a tripping hazard caused by an electrical cord stretched across a walkway.)

Contractor shall supply its own First Aid Kit. All life safety devices must remain operational during construction except where specific systems or devices are being altered. In no event shall the construction area be unprotected after normal business hours.

28.	Insurance

At all times while work is in progress, Contractor shall carry and maintain all insurance policies and coverage required under its contract, and in any event Contractor shall carry and maintain (i) comprehensive general liability insurance, in a reasonable and prudent amount, insuring against liability for property damage and personal injury and (ii) Workers’ Compensation and employer’s liability insurance, as required by law.

29.	Hours for Work Onsite

Prior to commencing work in or about the building, Contractor shall obtain Owner’s consent as to the hours and days of the week that Contractor intends to perform its work. Contractor shall use all reasonable efforts to perform its work in a manner to minimize interference with occupants of the building by scheduling certain types of work for times and days in which the building is generally unoccupied. In no event, however, shall Contractor be permitted to perform its work after Owner’s customary business hours or on days the building is not open for business to the public, without first obtaining Owner’s written consent to such work and appropriate security precautions to be taken. Notice must be given to Owner not less than 24 hours in advance of the schedule of off-hours work.

EXHIBIT H -6-

30.	Prior to Commencement of Work Onsite

Contractor shall furnish the following items to Owner prior to commencing any work in or about the building:

a. A certificate of insurance evidencing the compliance with the insurance requirements of the contract and these Rules and Regulations.

b. Contractor’s License Number.

c. One (1) copy of any permits required by the local governmental authorities for the performance of the work.

d. A copy of Contractor’s Bond in connection with the work to be performed.

e. A certified list of all subcontractors and material suppliers to be used by Contractor in connection with the work.

31.	Conduct/Cleanliness at Work Site

Contractor shall take all reasonable steps to minimize interference with occupants of the Property and adjacent properties during the course of the work.

Contractor, its employees, and subcontractors shall use only the service or freight elevators during times when work is to be performed, and they shall enter and exit through service areas only. Contractor shall leave all common areas in clean condition after each use. Owner shall have the right to prescribe the weight, size, and position of any heavy equipment brought onto the Property. Heavy equipment and objects shall, if considered necessary by Owner, stand on wood strips (or other material) of such thickness as reasonably determined by Owner to be necessary to properly distribute the weight thereof. If a structural engineer is needed to determine if structural bracing is required for contractors equipment, etc., then such costs shall be at the expense of Contractor. Owner shall not be responsible for loss of or damage to any such equipment or property and all damage done to the Property by moving or maintaining such equipment or property shall be repaired at the expense of Contractor. During construction, Contractor shall clean up and remove all discarded materials, refuse, debris and similar items from the work site on a daily basis, and thereby leave the construction area and surrounding areas in a neat and clean condition. At all times, the work site shall be maintained in a neat and clean condition, consistent with the work being performed. In no event shall any materials be left or stored in any common areas of the Property, including, without limitation, Property parking lots, walkways or vacant spaces without the prior consent of Owner.

All salvageable items that are removed shall be reused in the work whenever possible and appropriate (except as otherwise provided in the contract), and Owner shall receive an appropriate credit for any such reused items.

Except as otherwise provided in Contractor’s written contract, Contractor, its employees, and subcontractors shall supply all of their own tools and materials required for the work and shall not use any tools, supplies, or materials belonging to Owner or its agents.

Public drains, storm drains, toilet rooms, toilets, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from the violation of this rule by Contractors, its employees, or subcontractors shall be borne by Contractor.

32.	Mechanical Equipment

Contractor is responsible to ensure that the existing HVAC system is not permitted to operate during the construction process in the construction areas without the written permission of Owner. Further, a working test of the system must be completed by Contractor prior to tenant move-in. HVAC hook-up to the energy management system (if any) must be completed prior to tenant move-in.

EXHIBIT H -7-

33.	Air System Filters

Prior to completion of work and prior to turning work over to Owner, Contractor is to replace all floor main supply fan filters under the direction of Owner prior to tenant occupancy and prior to releasing retention.

34.	Cutting and Coring

No cutting or coring of the Building premises or installations, or those of any Building occupant, shall be permitted without prior written consent of Owner. Any cutting and/or coring must be done outside of normal Building hours. Request for permission to do cutting shall include explicit details and description of work and shall not under any circumstances diminish the structural integrity of the Building’s components or systems. If any work is to be done in another space or in any public area, such work is to be done only with the explicit written permission of Owner and at times as directed by Owner. Any such area is to be promptly repaired and returned to a fully functioning, complete, and clean condition.

35.	As-Builts and Warranties

Upon completion of construction, two sets of full size as-built prints and one set full size as-built sepias are to be forwarded to Owner. In addition to as-builts, all cut sheets, warranties and manuals for installed mechanical equipment and/or appliances must be given to Owner.

Failure to provide “AS BUILTS” may result in the Owner REMOVING the contractor from the approved vendor list. Landlord reserves the right to call in an outside Architectural firm to supply as-built drawings at Tenants expense.

36.	Air System Balancing

The building exhaust and make-up air systems for ventilation and conditioning are designed for total floor occupancy. It is the responsibility of Contractor to adjust the base building air system as necessary at the completion of the project work. Contractor shall provide to the Owner evidence of re-balancing prior to tenant occupancy and prior to releasing retention. Air balance will not be conducted by the installing contractor.

37.	Water Balancing

Contractor is to water re-balance the base building loop at completion of project connection. Contractor shall provide evidence of re-balancing to the Owner’s Property Management representative.

38.	Disinfecting

Contractor is to clean and disinfect the water systems after installation and before connecting to the building system. Before placing water piping in service and before washing out, piping must be thoroughly blown out with air to remove dirt, rust, scale or other contaminants. Insides of all regulating valves must be removed and blank covers provided where necessary. All condensing and water system piping must be washed out with water, thoroughly cleaned by flushing water to waste. All strainer screens shall be removed and thoroughly cleaned after flushing. Contractor shall provide a certificate of disinfection together with bacteriological reports prior to final connection to base building system.

39.	Plumbing Connections

Plumbing wet taps may not interrupt service. Forty-eight (48) hours notice is to be given to Owner prior to connection.

EXHIBIT H -8-

40.	Parking

Contractor, its employees, and subcontractors shall park their vehicles only in those areas of the parking lot or parking garage designated by Owner for use by contractors (if any). In any case, Contractor parking shall be located as far away from operating businesses during open hours as possible. Contractor shall comply with all rules or regulations applicable to such parking areas. Loading docks are for drop off and unloading only and not for parking. In no event shall Contractor block public access to the parking lot or garage or otherwise disrupt the normal use of the parking facilities without first notifying Owner and obtaining Owner’s prior written consent. No vehicles may be parked overnight in the parking facilities without Owner’s prior written consent. Washing, waxing, cleaning, and servicing of vehicles in the parking facilities are prohibited. Contractor is responsible for the cost of parking its employees’ vehicles.

41.	Work Schedule

As soon as possible prior to commencement of the work, Contractor shall prepare, and submit for Owner’s approval, progress schedules for the work. These progress schedules shall indicate the dates for the starting and completing of the various stages of the work and shall be revised as required by the conditions of the work, subject to Owner’s approval.

42.	Signs

Contractor shall not be permitted to post any sign, placard, picture, name, advertisement, or notice visible from the exterior of the building or the work site at the building without Owner’s prior consent, unless the posting of such sign, placard, or notice is required by law. Such consent may be withheld in Owner’s sole discretion.

43.	No Smoking

Smoking of cigarettes, cigars, and pipes is prohibited in all enclosed areas of the Property (i.e., restrooms, utility service rooms, etc.).

44.	No Intoxication

Owner may exclude or expel from the Property any person who, in the judgment of Owner, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any violation of any of the rules or regulations of the Property.

45.	No Improper Conduct

No employee of Contractor, or any of its subcontractors, shall be permitted to dress, or behave or speak in any rude, lewd, suggestive, obnoxious, or inappropriate manner to any occupants or visitors to the Property.

46.	No Loitering

No employee of Contractor or any of its subcontractors shall loiter in any entrance, exits, or common areas or, except as otherwise consented to in writing by Owner, in any way obstruct any sidewalk or driveway.

47.	No Excessive Noise

Contractor shall ensure that it and each of its employees, subcontractors, and other workers shall perform all work and services in or about the building in a courteous manner, respectful of the rights and convenience of others, and with the least amount of noise, dust, and vibration possible under the circumstances. Playing of radios or other audio devices is prohibited and these devices are subject to confiscation.

No loud machinery will be used from 8:00 AM to 5:30 PM without express written permission from the Owner.

EXHIBIT H -9-

Noisy work such as hammering, drilling, jack-hammering, chipping, shooting anchors, roto-hammering and other disruptive activity must take place outside of normal building operating hours of 8:00 AM - 5:30 PM, Monday through Friday. Marginal activities such as shooting anchors may be performed up to 8:30 AM, between 12:00 noon and 1:00 PM and after 5:00 PM. Contractors must include adequate overtime allowances for these activities in their contract price as exceptions to the above will not be granted.

48.	Hazardous Substances

The following rules concern “Hazardous Substances”, which term shall mean any kerosene, gasoline, oils, solvents, paint thinner, acids, caustics, insecticides, pesticides, herbicides, corrosives, flammable explosives, asbestos, PCBs, vinyl chloride, cyanide solutions, urea formaldehyde, waste chemicals, sludge, radioactive materials, infectious or medical waste, or other substance or material that, after release into the environment and upon exposure, ingestion, inhalation or assimilation, either directly from the environment or indirectly by ingestion, through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer, reproductive harm, or genetic abnormalities:

a. Contractor shall use its best efforts to minimize the use of Hazardous Substances, and to avoid any releases of Hazardous Substances into the environment, in performing services or work in or about the building. If the use of some Hazardous Substance is required in connection with a service or work to be performed in or about the building, Contractor shall use its best efforts to procure and use the least hazardous substance or material suitable for such work or service.

b. Contractor shall not, without Owner’s prior written consent, use any Hazardous Substances, or any construction materials containing Hazardous Substances, in or about the building if the presence of such substances or materials, or the manner in which they are used, will cause or risk causing any exposure for which a warning or disclosure, to any occupant of the building other than Contractor’s own employees and permitted subcontractors, would be required under any applicable federal, state, or local law, ordinance, regulation, or order at any time during the performance of services or work in or about the building or within six months after the completion of such services or work.

c. If at any time Contractor shall become aware, or have reasonable cause to believe, that there has occurred or will occur any release of any Hazardous Substance for which a warning or disclosure is or will be required under any applicable federal, state, or local law, ordinance, regulation, or order, Contractor shall immediately upon discovering such condition or suspected condition give notice thereof to Owner. At Owner’s request, Contractor shall cooperate with Owner in giving any such required warning or disclosure.

d. Contractor shall provide Owner with material safety data sheets (“MSDSs”) for any chemicals or materials used by Contractor in connection with work at the work site. If MSDSs are not available for any material or item for which applicable law requires the producer or manufacturer to provide an MSDS, Contractor shall use its best efforts to obtain from the producer, manufacturer, or vendor appropriate information concerning any Hazardous Substances used in the manufacture of such material or item.

e. If Owner has identified to Contractor any material located at the site as containing asbestos, PCBs, or other Hazardous Substances, Contractor shall be responsible for satisfying itself and assuring that the procedures specified in its contract are adequate to ensure that no one will be exposed to such Hazardous Substances in connection with or as a result of the performance of any work or services to be performed by or through Contractor. In the event Contractor encounters in or about the building any other material that Contractor reasonably believes may contain any Hazardous Substance that has not been rendered harmless or that might possibly be disturbed or rendered harmful by the work to be performed by Contractor, then Contractor shall immediately so notify Owner and cause all work in the affected area to stop until Contractor receives instructions from Owner as to whether and how to proceed.

f. In no event shall any work involving the generation of toxic fumes or objectionable odors be permitted or undertaken in occupied areas during building operating hours or prior to operating hours when fumes, gasses or other emissions cannot be fully exhausted by 8:00 AM. Work of this type shall include, but not be limited to any and all oil-based painting, priming or sealing and any direct glue carpet or wall covering installation.

EXHIBIT H -10-

49.	Other Maintenance, Alterations, and Construction

In the event Owner is aware of asbestos or asbestos-containing material (ACM) that could potentially be disturbed by any work or services to be performed by Contractor in the building, Owner shall so notify Contractor and make available to Contractor a copy of Owner’s operations and maintenance plan regarding such ACM. Contractor shall strictly comply with all precautions and requirements contained in such asbestos operations and maintenance plan. Before any work of any kind may commence, Contractor will familiarize themselves with the Owner’s Operations & Maintenance Plan.

50.	Enforcement of Rules and Regulations

Owner shall attempt to enforce these Rules and Regulations equitably, but Owner may waive any one or more of these Rules and Regulations for the benefit of any particular contractor or contractors, but no such waiver by Owner shall be construed as a waiver of such Rules and Regulations in favor of any other contractor or contractors, nor shall any such waiver prevent Owner from thereafter enforcing any such Rules and Regulations against such other contracts.

If in the sole judgment of Owner’s representative one or more of these rules are being or have been violated, Owner’s representative may immediately remedy the deficiency at Contractor’s expense and/or hereby levy a fine between $100-$500 per occurrence, based on the severity of the breach and the number of times Contractor has been warned. Such remedy shall be in addition to any other remedies Owner may have under the contract or at law or in equity.

51.	Amendments

Owner reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be desirable for safety or security, for care or cleanliness of the Property, or for the preservation of good order therein. Contractor shall, from and after receipt of written notice thereof, abide by any such additional rules and regulations as may be adopted by Owner.

EXHIBIT H -11-

52.	Contractor Responsible for Others

Contractor shall be responsible for observance of all of the Rules and Regulations by Contractor’s employees, agents, subcontractors, suppliers, invitees, and guests.

The below signed Contractor acknowledges the receipt of the Rules and Regulations for Contractor and accepts all the conditions contained therein.

Contractor:

Firm:

By:	(Sign)

(Print)

Its:	(Title)

Date:

Issued by:	Approved

by:

Date:

Date:

EXHIBIT H -12-

EXHIBIT I

Building Standard Materials

Ceiling Tile:	USG Interiors
Mars ClimaPlus 2"2"3/4'
.	High LR .92
Fineline Beveled
Edge (FLB) Ceiling Tile (USGI 86985)

or

Armstrong Optima with foil backing, product number 3335, with an acoustic rating of . .90 NRC and 20+ CAC

Ceiling Suspension System:	USG Interiors
Donn Fineline 1/8" (DXFF) Grid System Main Runners and Cross Tees for a 2"2' system (DXFF2924, DXFF229 and DXFF429N)

Doors:	All doors to be 9'-0' height. Main Tenant doors will be fire rated, solid core wood with Figured Annigre finish in rated hollow metal frames, painted. Secondary, non-rated doors to be solid core wood with Figured Annigre finish with aluminium frame.

Door Hardware:	Schlage, fully mortised, lever: L-series 03, finish: 625 bright chromium plated

Window Blinds:	Levelor, Riviera Dust Guard 1" Blind with SheerView slats and tiltone colors

Neutral side: 115 Dover	alternate neutral side: 112 Alabaster

Window side: 862 Pearl Grey	alternate window side: NA

** Required option: Restrictive Cam Tilter for uniform window side (exterior) 862 Pearl Grey color

Tenant Light Fixtures:	Columbia P4 Parabolic or Lightolier, 3 Lamps with T-8 lamps. Lighting connected to the building’s Energy Management system.

VAV Boxes:	Titus or Price, Direct Digital Control system connected to the building’s Energy Management System

Thermostats:	White, surface mounted thermostat with set point adjustment and room Temperature display.

Duct Work:	Externally insulated sheet metal duct build to sheet metal duct industry standard for leakage and performance. Maximum of 6 feet of flexible duct work will be utilized for connection from VAV box to diffuser. All sheet metal duct will be suitable for re-use by future tenants.

EXHIBIT I -1-

Sprinklers:	Semi Recess Type with white metal escutcheon. Central Model 1 or Equal.

Air Diffusers:	Light Troffer Diffusers titus LTTI or Price

Light Switches:	White, Non-sensor type Leviton rocker type or Motion Sensor type: Novitas, Watt Stopper or equal.

Outlet:	white, Leviton Commercial receptacles.

Speakers and Strobe Lights:	Speakers: Gentex or equal 4" or 8" SPK series. Speakers to be Connected to building fire alarm system.

Strobes: Wheelock Candella or equal wall mounted, UL listed Strobes to be connected to building fire alarm system.

Pull Stations:	Cerberus Pyrotronics, Simplex or equal. UL listed, manual single Action pull station. Surface or Semi-flush installation. Stations to be connected to building fire alarm system.

Exit Lights:	UL Listed, Low energy LED type. Emergi-Lite Preceptor Series or equal.

EXHIBIT I -2-

EXHIBIT J

Tenant Estoppel Certificate

The undersigned, as Tenant under that certain Lease Agreement (the “Lease”) made and entered                  into as of , 20     and between GLL FREMONT STREET PARTNERS, a California partnership organized under the laws of California, as Landlord, and the undersigned as Tenant, for Premises on the              through              floors of the Building located at 199 Fremont Street, San Francisco, California, hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Commencement Date occulted on                 .

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Tenant has not voluntarily prepaid any amounts owing under the Lease to Landlord in excess of thirty (30) days.

6. The date of                 , 20    , is the Commencement Date for the Term for the Premises, as defined in the Lease.

7. The date of                 , is the scheduled Expiration Date of the Term; and

8. The Premises consist of                  rentable square feet.

9. The period of                 , 20     through                 , 20    , is the First Window Period during which Tenant may elect to lease the First Expansion Space.

10. The period of                 , 20     through                 , 20    , is the Second Window Period during which time Tenant may elect to lease the Second Expansion Space.

11. The Termination Date for the cancellation of the Lease with respect to the Early Termination Premises is                         .

12. To Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder, except as follows:                                                                                  .

13. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease, except as follows:                                                                                  .

EXHIBIT J -1-

14. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord, provided that none of the foregoing shall negate Tenant’s audit rights set forth in Section 6.8 of the Lease.

15. All monthly installments of Minimum Monthly Rent and all other rent have been paid when due through                                 . The current monthly installment of Minimum Monthly Rent is $            .

16. The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s existing or prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, or prospective purchaser will be relying upon the statements contained herein.

17. If Tenant is a corporation, limited liability company, or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

18. Executed at                          on the              day of             , 20    .

Tenant:

RIVERBED TECHNOLOGY, INC., a Delaware corporation

By:

Print Name:

Title:

Date:

EXHIBIT J -2-